UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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The Shaw Group Inc.

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4171 ESSEN LANE
BATON ROUGE, LOUISIANA 70809

NOTICE OF THE 2008 ANNUAL MEETING
OF SHAREHOLDERS

The 2008 Annual Meeting of Shareholders of The Shaw Group Inc. will be held at The Shaw Center for the Arts, 100 Lafayette Street, Baton Rouge, Louisiana, on January 29, 2008, at 9:00 a.m. Central Standard Time to consider and act upon:

(1) the election of eight members to our Board of Directors, each for a one-year term;

(2) a proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2008; and

(3) transact such other business, including action on shareholder proposals, as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on December 7, 2007, as the record date to determine our shareholders who are entitled to notice of and to vote at the Annual Meeting. In the event there are insufficient votes for a quorum or to approve items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned to permit further solicitation of proxies.

Even if you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card to us in the enclosed postage-paid envelope as soon as possible to ensure that your shares are voted at the Annual Meeting. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

Clifton S. Rankin,
General Counsel and Corporate Secretary

December 26, 2007
Baton Rouge, Louisiana

THE SHAW GROUP INC.®
4171 Essen Lane
Baton Rouge, Louisiana 70809

PROXY STATEMENT

INFORMATION ABOUT THE SHAW GROUP INC.

The Shaw Group Inc. (“Shaw,” “we,” “us,” “our”) was founded in 1987 by James M. Bernhard, Jr., Chief Executive Officer and President, and two colleagues as a fabrication shop in Baton Rouge, Louisiana. We have evolved into a diverse engineering, technology, construction, fabrication, environmental and industrial services organization. We provide our services to a diverse customer base that includes multinational oil companies, industrial corporations, regulated utilities, independent and merchant power producers, government agencies and equipment manufacturers. The address of our principal executive office is 4171 Essen Lane, Baton Rouge, Louisiana 70809 and our telephone number is (225) 932-2500. Our website is located at http://www.shawgrp.com. Information contained on our website does not constitute part of this proxy statement.

GENERAL INFORMATION ABOUT THE MEETING

Why am I receiving this proxy statement?

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors (our “Board”) for use at the 2008 Annual Meeting of Shareholders to be held on January 29, 2008, and at any adjournments or postponements thereof.

On December 26, 2007, we commenced mailing to our shareholders: (1) this proxy statement, (2) the accompanying proxy card and voting instructions, and (3) a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, which includes our audited financial statements.

What is a proxy?  A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement?  This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

What is the purpose of the meeting?

The purpose of the 2008 Annual Meeting of Shareholders is to obtain shareholder action on the matters outlined in the notice of meeting included with this proxy statement. These matters include: (1) the election of eight directors each for a one-year term expiring at the next Annual Meeting of Shareholders or until his successor is duly elected and has been qualified; (2) the ratification of the appointment by our Audit Committee of KPMG LLP as our independent registered public accounting firm for fiscal year 2008; and (3) the transaction of other business, including action on shareholder proposals, as may properly come before the Annual Meeting and any adjournment or postponement thereof. This proxy statement provides you with detailed information about each of these matters.

What is a record date and who is entitled to vote at the meeting?

The record date for the shareholders entitled to vote at the 2008 Annual Meeting is December 7, 2007. The record date was established by our Board as required by the laws of the State of Louisiana, our state of incorporation. Owners of record of shares of Shaw common stock at the close of business on the record date are entitled to receive notice of the 2008 Annual Meeting and to vote at the 2008 Annual Meeting and at any adjournments or postponements thereof. You may vote all shares that you owned on the record date.

How many shares can be voted and what is a quorum?

You are entitled to one vote for each share of Shaw common stock that you own as of the close of business on the record date, December 7, 2007. Only our common stock has voting rights. On the record date, there were 81,725,601 shares outstanding and entitled to vote at the 2008 Annual Meeting and approximately 737 holders of record.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the 2008 Annual Meeting. The attendance by proxy or in person of holders of a majority of the shares of common stock entitled to vote at the 2008 Annual Meeting, or 40,862,801 shares of common stock based on the record date of December 7, 2007, will constitute a quorum to hold the Annual Meeting. If you grant your proxy by proxy card, your shares will be considered present at the 2008 Annual Meeting and part of the quorum.

Proxies that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and also treated as shares “represented and entitled to vote” at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when shareholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the shareholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares. The effect of abstentions and broker non-votes on each proposal is set forth in more detail under “What are my voting choices and what is the required vote?”, “What happens if I return an unmarked proxy card?” and “How will my shares be voted if I do not provide instructions to my broker?”

What is the difference between a “record holder” and an owner holding shares in “street name?”

If your shares are registered directly in your name, you are a “record holder.” You are a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, American Stock Transfer & Trust Company. If your shares are held in a brokerage account, by a broker, bank or other holder of record, your shares are held in “street name” and you are considered the beneficial owner of those shares.

How do I vote if I am a record holder?

Voting by mail.  You can vote by mail by completing, signing, dating and mailing the enclosed proxy card in the postage-paid return envelope provided.

Voting in person at the meeting.  If you plan to attend the Annual Meeting, you can vote in person. To vote in person at the Annual Meeting, you will need to bring with you to the Annual Meeting proper personal identification and evidence of your share ownership. We encourage you, however, to vote in advance by mail, to assure your shares are voted at the meeting.

How do I vote if my shares are held in “street name?”

Voting over the Internet, by telephone or by mail.  You have the right to direct your broker, bank or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in such programs.

Voting in person at the meeting.  If you plan to attend the Annual Meeting and to vote in person, you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it, together with proper personal identification and your account statement or other evidence of your share ownership, with you to the Annual Meeting. We encourage you, however, to vote in advance, even if you plan to attend, to assure your shares are voted at the meeting.

Can I revoke my proxy or change my vote?

If you are a record holder, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:

•	By sending a written notice of revocation to our Corporate Secretary at The Shaw Group Inc., 4171 Essen Lane, Baton Rouge, Louisiana 70809;

•	By duly signing and delivering a proxy card that bears a later date; or

•	By attending the Annual Meeting and voting in person by ballot.

If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy or change your vote.

What are my voting choices and what is the required vote?

By giving us your proxy, you authorize the proxy holders, J.M. Bernhard, Jr. and Brian K. Ferraioli, to vote your shares at the 2008 Annual Meeting or at any adjournments or postponements thereof in the manner you indicate.

Proposal 1: Election of Directors.  We have nominated eight directors for election at the 2008 Annual Meeting. We did not receive advance notice in accordance with our by-laws of any shareholder nominees for directors, and as a result, no shareholder nominations for director will be entertained at the Annual Meeting. Article III of our by-laws provides that directors are elected by a plurality of the votes cast. The eight nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected as members of our Board. There is no cumulative voting. The withholding of authority by a shareholder (including broker non-votes) will not be counted in computing a plurality, and will have no effect on the results of the election of directors.

With respect to the proposal to elect eight nominees for director, you may:

•	Vote “FOR” the election of all nominees for director named in this proxy statement;

•	“WITHHOLD” authority to vote for one or more nominees for director named in this proxy statement; or

•	“WITHHOLD” authority to vote for all of the nominees named in this proxy statement.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm.  With respect to the proposal to ratify the appointment by our Audit Committee of KPMG LLP as our independent registered public accounting firm for fiscal year 2008, you may:

•	Vote “FOR” ratification;

•	Vote “AGAINST” ratification; or

•	“ABSTAIN” from voting on the proposal.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm. Abstaining from voting on this matter will have the effect of a vote “AGAINST” ratification of the appointment of the independent registered public accounting firm.

What is the Shaw Board’s voting recommendation?

The Shaw Board of Directors recommends that you vote your shares “FOR” the election of all eight of its nominees for director and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

How do I vote my shares held in the Shaw 401(k) Plan?

If you are a participant in The Shaw Group Inc. 401(k) Plan and you own shares of Shaw common stock through the 401(k) Plan, the proxy/voting instruction card sent to you by our transfer agent will also serve as a voting instruction card to the trustee of the 401(k) Plan for all shares of our common stock you own through the 401(k) Plan. If you do not provide voting instructions for these shares, as directed by the terms of the 401(k) Plan, we intend to instruct the trustee, in our capacity as plan administrator of the 401(k) Plan, to vote these shares in the same proportion as the shares for which other participants have timely provided voting instructions.

What happens if I return an unmarked proxy card?

If you return your proxy card with no votes marked, your shares will be voted as recommended by our Board as follows:

•	“FOR” the election of all eight of the nominees for director named in this proxy statement; and

•	“FOR” the ratification of the appointment by our Audit Committee of KPMG LLP as our independent registered public accounting firm for fiscal year 2008.

With respect to other matters that may properly be brought before the Annual Meeting, your shares will be voted in the discretion of the proxy holders.

How will my shares be voted if I do not provide instructions to my broker?

It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under the New York Stock Exchange (the “NYSE”) rules to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Accordingly, if a quorum is present at the meeting, non-voted shares concerning a particular proposal will not affect the outcome of that proposal. Under the NYSE rules, brokers, banks or other nominees have discretionary voting power to vote without receiving voting instructions from the beneficial owner on “routine” matters but not on “non-routine” matters. Under the rules of the NYSE as currently in effect, routine matters include, among other things, the election of directors in an uncontested election and the ratification of the appointment of the independent registered public accounting firm. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the tenth day before the Annual Meeting, the broker, bank or other nominee has the discretion to vote your shares on these matters.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means you own shares in multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, which may be reached by telephone at (800) 937-5449 or over the Internet at http://www.amstock.com.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of preparation, assembly, printing and mailing of the proxy statement, the proxy card and any additional materials furnished to our shareholders. In addition to this proxy statement, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and, upon request, we will reimburse them for their expenses. Our officers, directors and employees may, by letter, telephone, electronic mail or in person, make additional requests for the return of proxies. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have also engaged Georgeson Inc. to assist in the solicitation of proxies for a fee of $7,000 plus reimbursement of out-of-pocket expenses. We will also reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to our shareholders in accordance with the fee schedule approved by the NYSE.

May I access this year’s proxy statement and annual report over the Internet?

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, are available on our website, at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

Who will tabulate and oversee the vote?

Representatives of our transfer agent, American Stock Transfer & Trust Company, will assist in the tabulation and oversight of the vote.

Where can I find the voting results of the Annual Meeting?

We intend to announce the preliminary voting results at the Annual Meeting and to publish final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2008, which we will file with the Securities and Exchange Commission (the “SEC”) and make available on our website at http:www.shawgrp.com.

May I propose actions for consideration at the next annual meeting of shareholders or nominate individuals to serve as directors?

You may submit proposals for consideration at future shareholder meetings, including director nominations. Please see “Corporate Governance — Process for Nominating Potential Director Candidates” and “Proposals for 2009 Annual Meeting of Shareholders” for more details.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Corporate Secretary, Clifton S. Rankin, at 4171 Essen Lane, Baton Rouge, Louisiana 70809 or by telephone at (225) 932-2500.

CORPORATE GOVERNANCE

Corporate Governance Principles

Our Board has formally adopted written Principles on Corporate Governance (a current copy of which may be found on our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link) to assure that our Board has the necessary authority and practices in place to review and evaluate our business operations as needed and to assure that our Board is focused on shareholder value. Our Principles on Corporate Governance set forth the practices our Board follows with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance and succession planning, and board committees and compensation. In November 2007, our Board approved an amendment to the Principles on Corporate Governance, which is described below.

Limitation on Public Company Board Service.  In November 2007, a decision was made to increase the maximum number of public boards (including ours) on which our directors may serve from three to four.

A summary of certain other governance principles and other corporate governance matters is set forth below.

Director Independence

The NYSE listing standards and our Principles of Corporate Governance require us to have a Board of Directors with at least a majority of independent directors. Our Board has determined that a majority of our directors (seven of nine) qualify as “independent” directors pursuant to the rules adopted by the SEC, the NYSE listing standards and our Principles of Corporate Governance. A current copy of our Principles of Corporate Governance may be found on our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

In determining independence, each year our Board affirmatively determines whether our directors have no “material relationship” with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). When assessing the “materiality” of a director’s relationship, our Board considers all facts and circumstances, not just from the director’s viewpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency and regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated third parties for comparable transactions. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Applying this analysis, our Board has determined that the following directors qualify as independent, because they have no relationship with us of any nature (other than being a director and/or shareholder of ours): James F. Barker, Thos. E. Capps, Daniel A. Hoffler, David W. Hoyle, Michael J. Mancuso, Albert D. McAlister and Charles E. Roemer, III.

J.M. Bernhard, Jr., our Chief Executive Officer, and L. Lane Grigsby are our non-independent directors. See “Transactions with Related Persons” for additional information regarding our transactions with Mr. Grigsby.

Executive Sessions; Presiding Director

Our non-management directors met separately four times at regularly scheduled executive sessions during fiscal year 2007 and will continue to do so without any member of management being present. The chairman of our Nominating and Corporate Governance Committee, David W. Hoyle, served as presiding director at each executive session during fiscal year 2007.

Meetings of Independent Directors; Presiding Director

Our independent directors met separately four times during fiscal year 2007 in non-management executive sessions as noted above. The chairman of our Nominating and Corporate Governance Committee, David W. Hoyle, in his capacity as lead director, served as presiding director at each meeting of the independent directors during fiscal year 2007. The independent directors will continue to meet in executive sessions without any members of management or any non-independent directors being present, pursuant to the rules promulgated by the NYSE.

Communications with our Board of Directors

General.  Shareholders and other interested parties wishing to contact our non-management directors may do so by sending an e-mail to board@shawgrp.com, or by writing to them at the following address: Board of Directors, 4171 Essen Lane, Baton Rouge, Louisiana 70809. All e-mails and letters received by either of these two methods are categorized and processed by our Director of Internal Audit or Chief Compliance Officer and then forwarded to our non-management directors. For additional information, please see our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

Accounting, Internal Control and Auditing Matters.  Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control and auditing matters. An employee may file a complaint through several different avenues, which include (1) our Board of Director e-mail account (board@shawgrp.com); (2) our Speak Up line (1-888-337-7499); or (3) internally reporting the matter to an employee, officer or other person within Shaw. Our Chief Compliance Officer is responsible for monitoring the process and reporting of complaints to the Audit Committee that are received through the Speak Up line or Board e-mail account, as well as any complaints or related matters that come to the attention of our Chief Compliance Officer through other means. The complaints are logged into a database and tracked on several different data points such as closure, merit or no-merit and business unit. Each complaint is investigated by the appropriate personnel, which may include human resources, internal audit, compliance, safety or legal. The determination of the complaint is entered into the database and any appropriate action needed is reviewed with the business line affected by the complaint. Reports of these complaints are made monthly to: (a) our Compliance Council (a group composed of representatives of each of our principal business lines and headed by our

Chief Compliance Officer), (b) our executive management and (c) our independent registered public accounting firm. Quarterly reports of the complaints are made to the Audit Committee unless our Compliance Council believes a specific matter should be reported sooner.

Process for Nominating Potential Director Candidates

The Nominating and Corporate Governance Committee has a policy governing director nominations. In considering candidates for our Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Nominating and Corporate Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the Nominating and Corporate Governance Committee’s perceptions about future issues and needs. However, while the Nominating and Corporate Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating and Corporate Governance Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise and have high moral character. In November 2007, our Board revised our Principles on Corporate Governance to provide that none of our directors may serve on more than four public company boards of directors, including ours.

The Nominating and Corporate Governance Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating and Corporate Governance Committee or shareholder recommendations (provided the procedures set forth below are followed). The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a shareholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating and Corporate Governance Committee may consider previous experience as a member of our Board.

A shareholder or a group of shareholders may recommend potential candidates for consideration by the Nominating and Corporate Governance Committee by sending a timely written request to our Corporate Secretary at our principal executive offices, 4171 Essen Lane, Baton Rouge, Louisiana 70809. To be timely, a shareholder’s or group of shareholders’ written request must be delivered to or mailed and received at our principal executive offices not earlier than the 150th calendar day and not later than the 120th calendar day before the first anniversary of the date that our proxy statement was released to security holders in connection with the preceding year’s annual meeting. To be in proper written form, the request of a shareholder or group of shareholders must set forth in writing (1) as to each person whom the shareholder or group recommends for election as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including, without limitation, the person’s name, contact information, biographical information and qualifications and each person’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected; and (2) as to the shareholder or group of shareholders making the recommendation, the (a) the name and address, as they appear on our books, of the shareholder and (b) the class and number of our securities that each shareholder beneficially owns and the period of time each shareholder has beneficially owned the securities. Additional information may be requested from time to time by the Nominating and Corporate Governance Committee from the person recommended as a director or the shareholder or group of shareholders making the recommendation.

The shareholder recommendation procedures described above do not preclude a shareholder of record from making nominations of directors or making proposals at any annual shareholder meeting provided they comply with the requirements described in “Proposals for 2009 Annual Meeting of Shareholders” below.

Director Attendance at Annual Meetings

We do not have a policy requiring our Board members to attend our annual meetings, although they are encouraged to do so. Two of our present Board members attended last year’s annual meeting.

Codes of Conduct

Our Board of Directors has formally adopted The Shaw Group Inc. Code of Corporate Conduct and The Shaw Group Inc. Insider Trading Policy, which apply to all of our employees, officers and directors. Our Board of Directors has also formally adopted a separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and all other senior financial and accounting officers. Copies of these codes are available on our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

Governance Documents

We will provide printed copies of the charters of our Audit, Compensation and Nominating and Corporate Governance Committees, as well as our Principles of Corporate Governance, Code of Corporate Conduct, Insider Trading Policy and our Code of Ethics for Chief Executive Officer and Senior Financial Officers, to any shareholder without charge upon request. Requests for these documents may be made to our Chief Compliance Officer, 4171 Essen Lane, Baton Rouge, Louisiana 70809 or by telephone at (225) 932-2500. These documents are also available on our website at http://www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is now, or at any time has been, employed by or served as an officer of Shaw or any of its subsidiaries or had any substantial business dealings with Shaw or any of its subsidiaries. None of our executive officers is now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee of our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Our current process for identifying related person transactions occurs through an annual survey of all employees requesting disclosure of existing related person transactions as well as questions on subcontractor pre-qualification forms that request disclosure of any relationships with our employees, officers and directors. In addition, our Code of Corporate Conduct requires employees to avoid conflicts of interest and disclose any potential conflicts of interests. If potential related person transactions are identified, they are reviewed for compliance with the Code of Corporate Conduct by the Chief Compliance Officer. If a waiver of the Code of Corporate Conduct is requested, the waiver must be approved by the Chief Compliance Officer and would be reported to the Nominating and Corporate Governance Committee quarterly. If a waiver of a Code of Corporate Conduct provision is requested for an executive officer or Board member, the waiver must be approved by the Nominating and Corporate Governance Committee. Our Board intends to consider adopting a formal written policy covering related person transactions, and our policies and procedures in respect of these transactions during fiscal year 2008.

Transactions

Transaction with Mr. Bernhard’s Brother.  In January 2003, our subsidiary, Stone & Webster, Inc., was awarded a subcontract to perform engineering services for Bernhard Mechanical Contractors, Inc. (the “Related Company”) for whom an executive officer and a significant owner is the brother to J.M. Bernhard, Jr., our Chairman, President and Chief Executive Officer for total consideration of approximately $2 million. In connection with the services agreement, we entered into a guaranty agreement with the Related Company under which we agreed, under certain circumstances, to guarantee the payment of certain sums that may be owed by the Related Company to its customer, Louisiana State University and Agricultural and Mechanical College, under a performance-based services and equipment contract. That guaranty, by its terms, may be assigned by the Related Company to its customer. We also entered into an indemnification and fee agreement with the Related Company pursuant to which, among other things, the Related Company must pay us an annual fee in consideration for our entering into the guaranty agreement. The amount of the annual fee varies, but totals approximately $0.8 million over the 20-year term. Although we believe the likelihood that we will have to make any payments under the guaranty agreement is remote, we have recorded the guarantee at its fair value of approximately $0.3 million. We have the right, but not the obligation, to take over all of the Related Company’s rights and obligations under its contract with the customer, if a demand by the customer under the contract with the Related Company ever occurs and remains unsatisfied. We expect that we will not be required to make any payments under the guaranty agreement, but the maximum potential amount of future payments (undiscounted) we could be required to make would be approximately $13 million over the 20-year term of the contract.

Subcontracts with Entities Controlled by Mr. Grigsby.  During fiscal year 2007, we subcontracted a portion of our work, primarily related to construction services, with two companies owned by L. Lane Grigsby, a member of our Board. Payments made to these companies totaled approximately $2.7 million during fiscal year 2007 and no amounts were due to these companies as of August 31, 2007. We believe this subcontracted work was performed under similar terms as would have been negotiated with an unrelated party.

Watercraft Lease with Mr. McCall.  During fiscal year 2007, we made payments of $10,000 per month to a corporation owned by D. Ron McCall, one of our executive officers, pursuant to a water craft lease entered into in 2002. The lease was made in connection with Mr. McCall’s agreement to become employed by us, and expired on July 31, 2007.

Employment of Mr. Fatemizadeh’s Brother.  During fiscal year 2007, Ahmad Fatemizadeh, the brother of one of our former executive officers, Abe Fatemizadeh, was employed by us in our Energy & Chemicals Group. During fiscal year 2007, Mr. Ahmad Fatemizadeh received an annual salary of $324,324 and bonuses of $114,000 for total payments of $438,324. Mr. Fatemizadeh’s employment with us was ended effective July 3, 2007. We believe that Mr. Fatemizadeh’s compensation was reasonable and commensurate with his level of experience, expertise, responsibilities, duties and service to us.

Employment of Mr. Fatemizadeh’s Brother-in-Law.  During fiscal year 2007, Eric Dalvandi, the brother-in-law of one of our former executive officers, Abe Fatemizadeh, was employed by us as a project engineer. Mr. Dalvandi’s total compensation in fiscal year 2007 was $148,916. We believe that Mr. Dalvandi’s compensation is reasonable and commensurate with his level of experience, expertise, responsibilities, duties and service to us.

COMMITTEES OF OUR BOARD

Our Board of Directors held six meetings during fiscal year 2007 and acted pursuant to unanimous written consent in lieu of meeting five times. Our Board has the following standing committees: Audit, Compensation, Nominating and Corporate Governance and Executive. The following table shows the current membership of these committees. Each of the directors attended at least 75% of all meetings of the Board and 75% of all meetings of the Board committees on which he served during fiscal year 2007.

Nominating and
Corporate
Name	Audit		Compensation		Governance	Executive

J. M. Bernhard, Jr.						X
James F. Barker	X		X			X
Thos. E. Capps	X
L. Lane Grigsby
Daniel A. Hoffler			X	*	X
David W. Hoyle	X				X *	X
Michael J. Mancuso	X	*
Albert D. McAlister			X		X	X
Charles E. Roemer, III	X		X

*	Committee Chairman

Audit Committee

The Audit Committee of the Board provides oversight regarding our accounting, auditing and financial reporting practices. The Audit Committee met 15 times during fiscal year 2007, including periodic meetings held separately with our internal auditor and our independent registered public accounting firm, and acted pursuant to a unanimous written consent in lieu of meeting one time. The Audit Committee also reviews and discusses with management and our independent registered public accounting firm our annual and quarterly financial statements before they are filed, and the Chairman of the Audit Committee meets with management to discuss our earnings announcements. Our Board, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, the NYSE listing standards and our Principles on Corporate Governance. Our Board has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under the NYSE listing standards. In addition, our Board has determined that Mr. Mancuso is qualified as an “audit committee financial expert” under the SEC’s rules and regulations

Compensation Committee

The Compensation Committee of the Board reviews and approves our compensation philosophy and objectives covering corporate officers and other key management employees; reviews the competitiveness of our total compensation practices; determines the compensation and incentive awards to be paid to, and approves the compensation of, corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approves and administers our employee benefit plans; and reviews and approves, if appropriate, employment agreements, and severance and change in control arrangements for corporate officers and other key management employees. The Compensation Committee’s complete roles and responsibilities are set forth in the written charter adopted by the Board, which can be found at www.shawgrp.com on the “Investor Relations” page under the “Governance” link.

Our Board, in its business judgment, has determined that the Compensation Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, the NYSE listing standards and our Principles of Corporate Governance. The Compensation Committee met eight times during fiscal year 2007 and acted pursuant to a unanimous written consent in lieu of meeting one time.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board reviews and considers directorship policies and practices from time to time; evaluates potential director candidates and recommends qualified candidates to the full Board; advises the Board on composition of the Board and committees of the Board; directs all matters concerning the CEO succession plan and recommends and implements significant corporate governance matters. Our Board, in its business judgment, has determined that the Nominating and Corporate Governance Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, the NYSE listing standards and our Principles on Corporate Governance. The Nominating and Corporate Governance Committee met six times during fiscal year 2007.

Executive Committee

In accordance with our by-laws, the Executive Committee manages our affairs, as necessary, between meetings of the Board. In practice, the Executive Committee meets infrequently and does not act except on matters that must be dealt with prior to the next scheduled Board meeting and in situations where the Board has not provided specific instructions. The Executive Committee met eight times during fiscal year 2007.

DIRECTOR COMPENSATION AND BENEFITS

Our Board compensation program is intended to attract and retain directors with demonstrated ability, integrity, judgment and experience to fulfill their responsibility to oversee management and to develop and oversee the implementation of strategies aimed at creating sustainable long-term value for our shareholders. The program is also intended to recognize the time commitments and liability associated with serving on the board of a public company.

The form and amount of director compensation is periodically reviewed and assessed by the Compensation Committee. The Compensation Committee reviews data concerning director compensation practices, levels and trends for companies comparable to us in revenue, businesses and complexity, which data is provided by consultants, including Hewitt Associates, LLC. Changes to director compensation, if any, are recommended by the Compensation Committee to the Board for action. Employee directors are not compensated for service as a director.

Retainers

Our non-employee directors currently receive the following fees, as applicable, for their services on our Board:

•	$85,000 annual cash retainer, payable on a quarterly basis;

•	$25,000 annual cash retainer, payable on a quarterly basis, for service as Chairman of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as a member (other than Chairman) of the Audit Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as a member of the Compensation Committee;

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as a member of the Nominating and Corporate Governance Committee; and

•	$5,000 annual cash retainer, payable on a quarterly basis, for service as lead director.

These fees were also paid during fiscal year 2007, except (1) the current $85,000 annual cash retainer was $75,000 for the portion of fiscal year 2007 prior to July 3, 2007 and (2) the $5,000 annual cash retainer for the Nominating and Corporate Governance Committee was not implemented until November 2, 2007 and was therefore not paid during fiscal year 2007.

Equity Awards

Under The Shaw Group Inc. 2005 Non-Employee Director Stock Incentive Plan, as amended (the “2005 Director Plan”), each non-employee director elected or re-elected to the Board at our Annual Meeting will receive, in addition to the annual cash retainers described above, a grant of phantom shares of our common stock and a grant of options to purchase an equal number of shares of our common stock. The aggregate number of shares of our common stock subject to the option and phantom stock awards is determined by dividing $75,000 by the closing market price of a share of our common stock on the date of the director’s election or re-election to our Board. 50% of the aggregate number of shares will be subject to the option grant and 50% of the aggregate number of shares will be awarded as phantom shares (in each case rounded up to the nearest share). Based on the closing market price of $33.83 per share on the date of our 2007 Annual Meeting, each of our non-employee directors received options to purchase 1,109 shares of our common stock and an award of 1,109 phantom shares of our common stock. Effective July 3, 2007, the calculation of aggregate number of shares of common stock subject to these equity awards will be calculated using $85,000 instead of $75,000.

The options vest in their entirety one year from the date of award and have an exercise price equal to the closing market price of our common stock on the date of award. The phantom stock award vests in three equal annual installments beginning on the first anniversary of the grant date; provided that, in the event a director ceases to be a Board member at any time after the one year anniversary date of the award, the vesting of the entire award is automatically accelerated, so that all shares will immediately vest. Upon vesting of a portion of a phantom stock award, the non-employee director will receive the number of shares of common stock subject to the portion of the award that vested. The 2005 Director Plan superseded and replaced our 1996 Non-Employee Director Stock Option Plan.

Mr. Mancuso was not entitled to participate in the 2005 Director Plan at the time of his appointment to the Board in August 2006, and our Board agreed to pay him in cash through January 2007 a pro rata portion of the equity value he would otherwise have been entitled to receive under the Director Plan. In addition, Mr. Capps was not entitled to participate in the 2005 Director Plan at the time of his appointment to the Board in July 2007, and the Board agreed to pay him in cash through January 2008, a pro rata portion of the equity value he would otherwise have been entitled to receive under the 2005 Director Plan.

Reimbursement

We reimburse each non-employee director for travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and other meetings on our behalf and for the costs and expenses of attending director education programs.

Fiscal Year 2007 Compensation of Non-Employee Directors

The following table sets forth information regarding compensation to each of our non-employee directors for fiscal year 2007.

Director Compensation for the Fiscal Year Ended August 31, 2007

	Fees Earned			All
	or Paid in	Stock	Option	Other
	Cash	Awards	Awards	Compensation
Name	(1)	(2)	(3)	(4)	Total

James F. Barker	$84,583	$37,519	$27,311	$650	$150,063
Thos. E. Capps(5)	26,667	—	—	—	26,667
L. Lane Grigsby	76,667	37,519	19,179	650	134,015
Daniel A. Hoffler	81,667	37,519	19,179	650	139,015
David W. Hoyle	86,667	37,519	19,179	650	144,015
Michael J. Mancuso	122,276	21,885	9,916	650	154,727
Albert D. McAlister	81,667	37,519	19,179	650	139,015
Charles E. Roemer, III	95,000	37,519	23,243	650	156,412
John W. Sinders, Jr.(5)	31,250	15,634	9,263	283	56,430

(1)	Amounts shown in this column reflect the total cash compensation earned by or paid to each director in fiscal year 2007 in connection with Board and committee retainers. Effective July 3, 2007, the annual cash retainer paid to directors for their services on our Board increased from $75,000 to $85,000.

(2)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended August 31, 2007, in accordance with Statement of Financial Account Standards No. 123R (“SFAS 123R”). Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Under SFAS 123R, the fair value of the phantom share awards is determined as of the date of grant using our closing market price on the date of grant. Amounts shown reflect the partial amortization of phantom shares granted in fiscal year 2007 as well as the partial amortization of phantom shares granted in prior years which were not fully vested. Prior to April 6, 2006, phantom shares vested over a one year period. Effective April 6, 2006, phantom shares vest in three equal annual installments, beginning on the first anniversary of the grant date; provided, however, in the event a director ceases to be a member of the Board after the one year anniversary of the grant date, the vesting of the phantom shares will be accelerated, and all shares will immediately vest. Therefore, for financial statement purposes, the total amount of expense related to these phantom shares is recorded over a one-year period from the date of grant rather than over the three-year potential vesting period. Amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by our directors.

As of August 31, 2007, our non-employee directors had the following aggregate number of unvested phantom shares: James F. Barker — 1,109; Thos E. Capps — 0; L. Lane Grigsby — 1,109; Daniel A. Hoffler — 1,109; David W. Hoyle — 1,109; Michael J. Mancuso — 1,109; Albert D. McAlister — 1,109; Charles E. Roemer, III — 1,109; John W. Sinders, Jr. — 0.

The grant date fair value of the phantom shares granted to each director during fiscal year 2007, as computed in accordance with SFAS 123R, is $37,519. All directors, except Messrs. Capps and Sinders, were granted phantom shares during fiscal year 2007.

(3)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended August 31, 2007, in accordance with SFAS 123R. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts shown reflect the partial amortization of stock options granted in fiscal year 2007 as well as the partial amortization of stock options granted in prior years that were not fully vested. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007. Amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by our directors.

As of August 31, 2007, our non-employee directors held the following aggregate number of outstanding (vested and unvested) stock options: James F. Barker — 9,506; Thos E. Capps — 0; L. Lane Grigsby — 7,506; Daniel A. Hoffler — 2,178; David W. Hoyle — 19,506; Michael J. Mancuso — 1,109; Albert D. McAlister — 10,506; Charles E. Roemer, III — 11,006; John W. Sinders, Jr — 2,569.

The grant date fair value of the stock options granted to each director during fiscal year 2007, as computed in accordance with SFAS 123R, is $16,912. All directors, except Messrs. Capps and Sinders, were granted stock options during fiscal year 2007.

(4)	Represents Christmas gifts given to our directors, excluding Messrs. Capps and Sinders. For Mr. Sinders, the amount represents a gift given in connection with his retirement from our Board.

(5)	Mr. Capps became a director on July 2, 2007. Mr. Sinders ceased to be a director on January 30, 2007. Accordingly, each of these directors received a pro-rated amount of the appropriate Board and committee retainers during fiscal year 2007.

Stock Ownership Policy for Non-Employee Directors

Our Board has not adopted specific stock ownership guidelines for our non-employee directors, but our Principles of Corporate Governance provide that directors should own a reasonable number of shares of our common stock, which is encouraged under the 2005 Director Plan.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Our articles of incorporation provide that our Board shall consist of not less than three nor more than 15 directors, the exact number of directors to be determined from time to time by the Board, or by the affirmative vote of the holders of 50% or more of the voting power of our common stock. The authorized number of directors is presently fixed at nine. Effective as of the date of the 2008 Annual Meeting, our Board has authorized a reduction in this number from nine to eight, as only eight persons have been nominated for election to our Board at the 2008 Annual Meeting. Governor Roemer will remain as a member of our Board only through the date of the 2008 Annual Meeting.

Each of the director nominees has been previously elected by our shareholders except Mr. Thos. E. Capps, who was appointed as director by our Board on July 2, 2007. Mr. Capps was introduced to our Nominating and Corporate Governance Committee for consideration of him by Mr. Hoffler.

Our directors are elected each year by the shareholders. The Nominating and Corporate Governance Committee has recommended to our Board, and our Board has unanimously nominated, eight individuals for election as directors at the Annual Meeting.

Each director nominee is to be elected for a one-year term and to serve until the next Annual Meeting of Shareholders or until his successor is elected and has been qualified; provided, however, that if the number of directors is ever increased to 12 or more, then, pursuant to article III, section 2 of our by-laws, at the next shareholders’ meeting at which directors are to be elected, the Board of Directors will be divided into three classes, and directors will serve staggered three year terms.

The enclosed form of proxy provides the proxies with discretionary power with respect to the election of the nominees for director listed in this proxy statement, but does not provide the proxies with any authority to vote for the election of any person as a director other than the persons named in this proxy statement unless, for some reason we do not know as of the date hereof, one or more of the nominees should become unavailable. In that event, we intend that the proxies would vote for one or more substitute nominees designated by our Board prior to the Annual Meeting. Our Board has no reason to believe that any director nominee will be unable or unwilling to serve. To be elected as a director, a nominee must receive a plurality of the votes cast at the Annual Meeting by the holders of common stock. The eight nominees receiving the most votes will be elected as members of our Board.

Biographical summaries for the director nominees appear below, and data with respect to the number of shares of our common stock owned by them as of November 30, 2007, is set forth under the section entitled “Security Ownership of Management.”

J. M. Bernhard, Jr., age 53, our founder, has been our Chief Executive Officer and a director since our inception in August 1987. Mr. Bernhard served as our President from our inception until September 2003, and was recently re-elected as President in November 2006. He has been Chairman of our Board since August 1990. Prior to founding Shaw, Mr. Bernhard was Vice President and General Manager of Sunland Services, a state-of-the-art pipe fabrication company, which was later acquired by Shaw. Mr. Bernhard received the Ernst & Young “U.S. Entrepreneur of the Year” Award in 2001, and he was inducted into the LSU Alumni Association Hall of Distinction in 2006. He is also a member of numerous other trade and civic organizations. He graduated from Louisiana State University in 1976 with a degree in Construction Management.

James F. Barker, age 60, has served as a director since January 2004. Mr. Barker has served as president of Clemson University since October 1999. He earned his bachelor of architecture degree from Clemson in 1970 and his master of architecture and urban design degree from Washington University in St. Louis in 1973. Before returning to Clemson in 1986 to serve as dean of the College of Architecture, he was dean of the School of Architecture at Mississippi State University.

Thos. E. Capps, age 71, was appointed to a newly created ninth director position by our Board on July 2, 2007. Mr. Capps is a new nominee for director to our Board. Mr. Capps is the retired Chairman of the Board of Directors, President and Chief Executive Officer of Dominion Resources, Inc. (NYSE: D), a power and energy company that supplies electricity, natural gas and other energy sources and operates generation facilities, where he served from 1984 to 2007. Mr. Capps is a member of the board of visitors of the College of William & Mary; the board of trustees of the University of Richmond; the board of trustees of the Virginia Foundation for Independent Colleges, and the boards of directors of Amerigroup Corp. of Virginia Beach, a managed-health care company, and Associated Electric & Gas Insurance Services Ltd., which operates as a non-assessable mutual insurance company in the United States offering insurance and risk management products and services to the utility and related energy industry.

L. Lane Grigsby, age 66, has served as a director since January 1995. Mr. Grigsby is Chairman of the Board of Directors of Cajun Industries, LLC, a Louisiana construction firm, for which he also served as President and Chief Executive Officer from April 1973 until June 1994. He has over 35 years of experience in the industrial construction industry. He also serves as an officer and director for several industry and charitable organizations, including the Associated Builders and Contractors and the Louisiana Association of Business and Industry.

Daniel A. Hoffler, age 59, has served as a director since January 2006. Mr. Hoffler is the Chairman of the Board of Directors of Armada Hoffler, a premier commercial real estate development and construction organization located in Virginia, which he founded over 25 years ago. Before founding Armada Hoffler, Mr. Hoffler was employed as Vice President of Marketing for Eastern International, Inc., a commercial real estate development and construction company specializing in construction of warehouse and office buildings. Prior to that, Mr. Hoffler was employed as a Regional Manager for Dun and Bradstreet. From 1992 through 1996, Mr. Hoffler served on the University of Virginia Board of Visitors. In 1987, he was chosen as the Outstanding Citizen of Hampton Roads, Virginia. In 1986, Mr. Hoffler was appointed to a five-year term to the Virginia Governor’s Advisory Board for Industrial Development for the Commonwealth of Virginia.

David W. Hoyle, age 68, has served as a director since January 1995. For the past 25 years, he has been self-employed, primarily as a real estate developer. He has been a Senator in the North Carolina General Assembly since 1992. Senator Hoyle is the Chairman of the Board of Directors of Citizens South Banking Corporation, a bank holding company, and is Chairman of the Board of Directors of its wholly-owned subsidiary, Citizens South Bank. Senator Hoyle also serves as a director of several private corporations as well as of several civic, educational and charitable organizations.

Michael J. Mancuso, age 65, has served as a director since August 17, 2006, when our Board appointed him to serve in a newly created director position. Mr. Mancuso recently retired from General Dynamics Corporation (a market leader in mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems and business aviation) where he was employed since 1993, serving as Senior Vice President and Chief Financial Officer since 1994. Mr. Mancuso also serves on the board of directors for SPX Corporation (NYSE: SPW), a publicly-held industrial manufacturer headquartered in Charlotte, North Carolina, LSI Corporation (NYSE: LSI), a publicly-held leading provider of silicon, systems and software technologies headquartered in Milpitas, California and CACI International Inc. (NYSE: CAI), a publicly-held information technology and communications solutions company headquartered in Arlington, Virginia.

Albert D. McAlister, age 56, has served as a director since April 1990. Since 1975, Mr. McAlister has been a partner in the law firm of McAlister & McAlister, P.A. in Laurens, South Carolina.

Required Vote

The eight nominees receiving the most votes cast at the Annual Meeting will be elected to our Board of Directors. The enclosed form of proxy provides a means for the shareholders to vote for all of the listed nominees for director, to withhold authority to vote for one or more of the nominees or to withhold authority to vote for all of the nominees. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE EIGHT NOMINEES FOR DIRECTOR.

OUR EXECUTIVE MANAGEMENT TEAM

The following table provides information with respect to our current executive officers. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

Name	Age	Position

J.M. Bernhard, Jr.	53	Chairman of the Board of Directors, President and Chief Executive Officer
David P. Barry	56	President of the Nuclear Division of the Power Group
Robert L. Belk	58	Executive Vice President
David L. Chapman, Sr.	61	President of the Fabrication & Manufacturing (F&M) Group
Brian K. Ferraioli	52	Executive Vice President and Chief Financial Officer
Richard F. Gill	64	Executive Vice President, Chairman of the Executive Committee and President of the Power Group
R. Monty Glover	54	President of the Fossil Division of the Power Group
Gary P. Graphia	45	Executive Vice President, Corporate Development and Strategy
Michael J. Kershaw	58	Senior Vice President and Corporate Controller
D. Ron McCall	59	President of the Maintenance Group
Ronald W. Oakley	57	President of the Environmental & Infrastructure (E&I) Group
Lou Pucher	64	President of the Energy & Chemicals (E&C) Group
Clifton S. Rankin	39	General Counsel and Corporate Secretary
Dirk J. Wild	40	Senior Vice President, Administration

J.M. Bernhard, Jr. — For biographical information on Mr. Bernhard, see “Proposal 1 — Election of Directors.”

David P. Barry currently serves as President of the Nuclear Division of our Power Group. He joined us in March 2006 as the President of Shaw Stone & Webster Nuclear Services Division. Immediately prior to joining us, Mr. Barry was employed by Bechtel Corporation, a global engineering, construction and project management company, since December 1999, holding a number of positions including operations manager for Bechtel’s offices in Frederick, Maryland, Baghdad, Iraq and London, England and business development manager for fossil power projects. Mr. Barry has over 30 years of experience in the engineering and construction industry.

Robert L. Belk currently serves as Executive Vice President. He joined us in October 1998, as our Executive Vice President and Chief Financial Officer and held this position until July 6, 2007. Mr. Belk served as one of our directors from January 2005 to January 2006, when he was not nominated for re-election.

David L. Chapman, Sr. currently serves as President of the Fabrication & Manufacturing Group. He joined us in April 2002 as President of our Fabrication & Manufacturing Division, which is now known as the Fabrication &, Manufacturing Group. Mr. Chapman has over 34 years of experience in the industrial fabrication business. From 1994 to 2002, Mr. Chapman was employed by Turner Industries Group, a large industrial contracting company, where he served as President of International Piping Systems, Turner International Piping Systems and International Painting Corporation.

Brian K. Ferraioli currently serves as Executive Vice President and Chief Financial Officer. He joined us in July 2007 as our Executive Vice President, Finance until October 2007, when he was appointed to his current position. Prior to joining us and since November 2002, Mr. Ferraioli served as Vice President and Controller of Foster Wheeler, Ltd. From July 2000 until November 2002, Mr. Ferraioli served as Vice President and Chief

Financial Officer of Foster Wheeler USA Corporation, and from July 1998 to July 2000, Mr. Ferraioli served as Vice President and Chief Financial Officer of Foster Wheeler Power Systems, Inc. Foster Wheeler is a global engineering and construction contractor and power equipment supplier.

Richard F. Gill currently serves as Executive Vice President, Chairman of our Non-Director Executive Committee and President of our Power Group. He has been employed by us since 1997, when we acquired certain assets of MERIT Industrial Constructors, Inc. (“MERIT”) and other affiliated entities. Mr. Gill served as President of MERIT, an industrial construction and maintenance firm based in Baton Rouge, Louisiana, from its founding in January 1982 until the sale of its assets to us in 1997. Mr. Gill served as the President of Shaw Process and Industrial Group, Inc., our wholly-owned subsidiary, from March 1997 until August 1998, and as Senior Vice President in charge of International and Construction Operations from September 1998 until May 1999 and as our Chief Operating Officer until September 2003. In September 2003, Mr. Gill was appointed Executive Vice President and Chairman of our Non-Director Executive Committee. In September 2004, Mr. Gill was appointed President of our Shaw Stone & Webster Nuclear Services Division. In 2006, Mr. Gill was appointed Power Group President. Mr. Gill has over 34 years of experience in the industrial construction and maintenance industry.

R. Monty Glover currently serves as President of the Fossil Division of our Power Group, having held this position since June 2007. Mr. Glover first joined us in March 2001 as Vice President Construction Operations, and held this position until March 2003 when he was appointed as President of our Engineering, Construction & Maintenance (“ECM”) Division. Mr. Glover served as President of Construction — ECM Division until April 2007 when he was appointed as President of the Construction Division of the Power Group. He served as President of the Construction Division until his recent appointment as President of the Fossil Division of the Power Group. Mr. Glover has over 30 years of experience in the engineering and construction industry. Prior to joining us, he served as President and CEO of Rust Constructors, Inc., a subsidiary of Raytheon Engineers and Constructors, a technology leader specializing in defense, homeland security, and other government markets throughout the world, for five years and as a division manager of Fluor Daniel Heavy Industrial Operating Company, an international engineering, procurement, construction and maintenance services company from 1993 until 1997.

Gary P. Graphia currently serves as Executive Vice President, Corporate Development and Strategy. He joined us in August 1999, as our General Counsel and Corporate Secretary and served in that position until November 2006 when he was appointed Executive Vice President, Secretary and Chief Legal Counsel. He served as our Executive Vice President, Secretary and Chief Legal Counsel until May 2007, when he was appointed to his current position.

Michael J. Kershaw was appointed in September 2007 as Senior Vice President and Corporate Controller. Prior to joining Shaw, since 2005, Mr. Kershaw served as the E&C Division Chief Financial Officer for KBR. From 2003 until 2005, Mr. Kershaw served as Senior Controller for KBR. Prior to his employment by KBR, from 1997 until 2002, Mr. Kershaw served in several positions with Koch Industries, Inc., including Vice President, Finance, Koch Chemical Technology Group, Vice President, M&A Transaction Support, Koch Capital Services and Director, Corporate Finance, Koch Capital Services. Koch Industries, Inc. and its sister company, Koch Holdings, LLC, own a diverse group of companies that engage in trading, operations and investment worldwide. These companies have a presence in nearly 60 countries in traditional industries such as trading, petroleum, chemicals, energy, fibers and polymers, minerals, fertilizers, forest and consumer products, chemical technology equipment, ranching, securities and finances, as well as other investments.

D. Ron McCall currently serves as President of our Maintenance Group. He joined us in August 2002 as President of our Maintenance Division. In September 2004, Mr. McCall was appointed as President of our Maintenance & Construction Division. Mr. McCall joined us from Turner Industries Group, a large industrial contracting company, where he served for 23 years as Senior Vice President of Construction and Maintenance of the Western Division.

Ronald W. Oakley was appointed as President of our Environmental & Infrastructure Group in August 2006. Immediately prior to joining us, Mr. Oakley was employed by Skanska USA Building, a national provider of construction, pre-construction consulting, general contracting and design build services to a broad range of industries (Skanska), as Group Vice President since December 2004. Prior to his employment with Skanska, Mr. Oakley was employed by Lend Lease Americas, a lending construction management firm, as Chief Executive

Officer from November 2003 to December 2004. Prior to his employment with Lend Lease Americas, Mr. Oakley was employed by Fluor Corporation, a global international engineering, procurement, construction and maintenance services company, for 24 years in a number of positions, including Group Executive responsible for Federal government operations, Group Executive of Strategic Operations responsible for infrastructure operations, Group Executive for the Infrastructure Group, President of the Infrastructure Strategic Business Unit, Vice President of Sales for the Industrial Business Unit, the Infrastructure Business Unit and the Commercial Operating Company, Sales Director for the Commercial Operating Company, Project Manager for the International Group and the Caribbean Division, Group Project Controls Manager for the International Group and Senior Planner for Corporate Project Controls.

Lou Pucher currently serves as President of our Energy & Chemicals Group. He joined us in March 2007 as President of E&C operations, and was promoted to his current position in July 2007. Prior to joining Shaw, Mr. Pucher served as Senior Vice President of KBR Inc.’s Energy & Chemicals Division from August 2003 to September 2006. KBR is a leading global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. Prior to his position with KBR, from June 1966 to July 2003 Mr. Pucher held various management positions with M.W. Kellogg Company, a global full-service engineering, procurement and construction contractor.

Clifton S. Rankin was appointed as General Counsel and Corporate Secretary in May 2007. Immediately prior to joining us, Mr. Rankin practiced law in the Houston office of the international law firm Vinson & Elkins L.L.P., where he was employed for 15 years and had been a partner since 2001.

Dirk J. Wild currently serves as Senior Vice President, Administration. He was appointed as Senior Vice President, Administration on December 18, 2007. Previously, Mr. Wild served as Senior Vice President and Chief Accounting Officer since October 2004 and served in the additional position of Interim Chief Financial Officer between June 1, 2007 and October 10, 2007. Mr. Wild first joined us in November 2001 as Vice President of Special Projects, and held that position until August 2002 when he was appointed as Senior Vice President — Financial Controls. Mr. Wild served as Senior Vice President & Chief Financial Officer of our ECM Division from March 2003 until his appointment to his current position. For the 12 years prior to joining us, Mr. Wild was employed with the former accounting firm Arthur Andersen, LLP in New Orleans, Louisiana, last serving as a Senior Manager.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The rules of the SEC require disclosure regarding any persons known to us to be a beneficial owner of more than 5% of the outstanding shares of our common stock. The following table sets forth the beneficial ownership of our common stock by each person who has reported beneficially ownership of more than 5% of our common stock, based on the reports filed with the SEC by these persons.

	Number of Shares
Name and Address of	and Nature of	Percent
Beneficial Owner	Beneficial Ownership	of Class

FMR Corp.(1)	12,065,271(1)	14.06	%(1)
82 Devonshire Street
Boston, Massachusetts 02109
Jeffrey L. Gendell(2)	8,108,787(2)	9.45	%(2)
55 Railroad Avenue
Greenwich, Connecticut 06830
Ziff Asset Management, L.P.(3)	6,562,174(3)	7.64	%(3)
350 Park Avenue, 11th Floor
New York, New York 10022

(1)	Beneficial ownership information is based on information contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2007, by FMR Corp. on behalf of itself and affiliated persons and entities. The schedule contains the following information regarding beneficial ownership of our common stock: (a) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., beneficially owned 10,488,151 shares (for which Edward C. Johnson 3d and FMR Corp. have sole dispositive power) as a result of its acting as investment advisor to various investment companies; (b) Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR Corp., beneficially owned 130,800 shares (for which Edward C. Johnson 3d and FMR Corp. had sole dispositive power and sole voting power) as a result of its serving as investment advisor to various institutional accounts, mutual funds and investment companies; (c) Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR Corp., beneficially owned 645,920 shares (for which Edward C. Johnson 3d and FMR Corp. had sole dispositive power and sole voting power over 552,120 shares) as a result of its serving as investment manager of institutional accounts; and (d) Fidelity International Limited (“FIL”), a separate corporate entity from FMR Corp., beneficially owned 800,400 shares (for which FIL had sole dispositive power over 800,400 shares, sole voting power over 683,800 shares, and no voting power over 116,600 shares). Members of Mr. Johnson’s family are the predominant owners of Series B shares of FMR Corp. representing 49% of the voting power of FMR Corp. and all Series B shareholders have entered into a shareholders’ agreement under which all Series B shares will be voted in accordance with the majority vote of Class B shares. As such, members of Mr. Johnson’s family may be deemed to be members of a controlling group with respect to FMR Corp. Partnerships controlled predominantly by members of Mr. Johnson’s family and FIL, or trusts for their benefit, own approximately 47% of the voting power of FIL. FMR Corp. and FIL are of the view that they are not acting as a group and that they are not otherwise required to attribute to one another the beneficial ownership of our common stock. However, FMR Corp. filed Amendment No. 4 to Schedule 13G on February 14, 2007 on a voluntary basis as if all of the shares were beneficially owned by FMR Corp. and FIL on a joint basis. Percent of Class is calculated based upon information in the filing described above and the number of shares of our common stock outstanding on November 30, 2007.

(2)	Beneficial ownership information is based on information contained in a Form 4 filed with the SEC on November 4, 2007, by Jeffrey L. Gendell, on behalf of himself and certain of his affiliates. Mr. Gendell is the managing member of Tontine Management, L.L.C. (“TM”), a Delaware limited liability company, the general partner of Tontine Partners, L.P. (“TP”), a Delaware limited partnership. Mr. Gendell is also the managing member of Tontine Capital Management, L.L.C. (“TCM”), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P. (“TCP”), a Delaware limited partnership. Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company (“TOA”), the investment adviser to Tontine Capital Overseas Master Fund, L.P., a Cayman Islands partnership (“TCO”), Tontine Overseas Fund, Ltd., a Cayman Islands Corporation “(TOF”) and certain managed accounts. Mr. Gendell directly owns no shares of our common stock. TP directly owns 3,278,425 shares of our common stock. TCP directly owns 2,250,000 shares of our common stock. TCO directly owns 308,400 shares of our common stock. TOF and certain managed accounts directly own 2,271,962 shares of common stock. All of the foregoing shares of common stock may be deemed to be beneficially owned by Mr. Gendell, but Mr. Gendell disclaims beneficial ownership of our securities for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell’s pro rata interest in, and interest in the profits of, TP, TM, TCP, TCM, TOA and TOF L.L.C. Percent of Class is calculated based upon information in the filing described above and the number of shares of our common stock outstanding on November 30, 2007.

(3)	Beneficial ownership information is based on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 12, 2007, by Ziff Asset Management, L.P., on behalf of itself and affiliated persons and entities. According to the Schedule 13G/A, each of Ziff Asset Management, L.P., PBK Holdings, Inc., Phillip B. Korsant and ZBI Equities, L.L.C. has shared voting and shared dispositive power with respect to, and are deemed to beneficially own, 6,562,174 shares of our common stock. Percent of Class is calculated based upon information in the filing described above and the number of shares of our common stock outstanding on November 30, 2007.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock, as of November 30, 2007 (except as otherwise noted) by:

•	each director, including nominees for election at the 2008 Annual Meeting;

•	each named executive officer; and

•	all of our current directors and executive officers as a group.

The following shareholders have sole voting and investment power with respect to shares beneficially owned by them, except to the extent that authority is shared by spouses under applicable law, or as otherwise noted. The address for each of the following shareholders is c/o The Shaw Group Inc., 4171 Essen Lane, Baton Rouge, Louisiana 70809. None of our directors or executive officers has pledged any shares of our common stock.

	Amount and Nature of Beneficial Ownership
			Options	Total
			Currently	Shares of
	Shares of		Exercisable or	Common
	Common		Exercisable	Stock
	Stock		within 60	Beneficially		Percent of
Name of Beneficial Owner	(1)(2)(3)(4)		Days(4)(5)	Owned(4)(6)		Class(7)

Directors:
J.M. Bernhard, Jr. (Chairman, President and Chief Executive Officer)	1,271,294		1,433,348	2,704,642		3.15%
James F. Barker	1,830		7,147	8,977		*
Thos. E. Capps	—		—	—		—
L. Lane Grigsby	24,028		6,397	30,425		*
Daniel A. Hoffler	10,000		1,069	11,069		*
David W. Hoyle	45,578	(8)	18,397	63,975	(8)	*
Michael J. Mancuso	—		—	—		*
Albert D. McAlister	133,494	(9)	9,297	142,891	(9)	*
Charles E. Roemer, III	2,328		9,897	12,225		*
Named Executive Officers (other than Mr. Bernhard):
Robert L. Belk	145,527		394,824	540,351		*
Dirk J. Wild	21,438		43,990	65,428		*
David L. Chapman, Sr.	16,386		167,209	183,595		*
R. Monty Glover	13,165		10,961	24,126		*
Ronald W. Oakley	46,741		5,074	51,815		*
Ebrahim (Abe) Fatemizadeh(10)	—		—	—		—
All current directors and executive officers as a group (22 persons)(11)	1,868,423		2,488,927	4,357,350		5.08%

*	Less than 1%

(1)	Includes shares over which the person or members of his immediate family hold or share voting and/or investment power and excludes shares listed under the column “Options Currently Exercisable or Exercisable within 60 Days.” For named executive officers, includes shares owned through our 401(k) Plan.

(2)	Includes shares of restricted stock for which the restriction period had not expired and as to which the following individuals have sole voting power but no investment power, as follows: Mr. Bernhard — 162,804 shares; Mr. Belk — 1,031 shares; Mr. Wild — 9,932 shares; Mr. Chapman — 12,289 shares; Mr. Glover — 4,565 shares; Mr. Oakley — 30,268 shares; Mr. Fatemizadeh — 0 shares.

(3)	Does not include phantom shares awarded under our 2005 Director Plan to our non-employee directors, as there are no phantom shares that will convert into shares of common stock within 60 days of November 30, 2007. Phantom shares do not have voting rights.

(4)	Despite our best efforts to provide more current share ownership information, November 30, 2007, is the most recent practicable date by which we could obtain the information necessary to accurately report share ownership by our management. However, based upon filings made with the SEC under Section 16 of the Securities Exchange Act of 1934, as amended, subsequent to November 30, 2007, we are aware of transactions in our common stock by certain of our directors and named executive officers, as follows:

•	Mr. Bernhard sold an aggregate of 943,140 shares of our common stock between December 7, 2007, and December 14, 2007;

•	Mr. Barker sold an aggregate of 1,830 shares of our common stock on December 11, 2007;

•	Mr. Hoyle sold an aggregate of 20,000 shares (3,000 shares acquired upon exercise of stock options, 15,000 previously owned by him and 2,000 owned by his spouse) of our common stock on December 7, 2007;

•	Mr. Roemer sold an aggregate of 2,328 shares of our common stock on December 7, 2007;

•	Mr. Belk sold 350,803 shares (298,924 shares acquired upon exercise of stock options and 51,879 shares previously owned by him) of our common stock between December 7, 2007, and December 14, 2007;

•	Mr. Wild and sold an aggregate of 51,068 shares (43,988 shares acquired upon exercise of stock options and 7,080 shares previously owned by him) of our common stock on December 7, 2007;

•	Mr. Chapman sold an aggregate of 171,306 shares (167,209 shares acquired upon exercise of stock options and 4,097 shares previously owned by him) of our common stock on December 7, 2007;

•	Mr. Glover sold an aggregate of 12,591 shares (5,000 shares acquired upon exercise of stock options and 7,591 shares previously owned by him) of our common stock on December 7, 2007; and

•	Mr. Oakley sold an aggregate of 5,074 shares of our common stock acquired upon exercise of stock options on December 13, 2007.

In addition, based upon reports filed with the SEC, collectively our current directors and executive officers sold an aggregate of 1,897,576 shares (702,655 shares acquired upon exercise of stock options, 1,192,921 shares previously owned by them and 2,000 shares owned by their spouses) of our common stock between December 7, 2007, and December 14, 2007.

(5)	Includes shares underlying options granted by us that are exercisable as November 30, 2007, and shares underlying options that become exercisable within 60 days thereafter.

(6)	Represents the total of shares listed under the columns “Shares of Common Stock” and “Options Currently Exercisable or Exercisable within 60 Days.”

(7)	Based on total shares outstanding at November 30, 2007.

(8)	Includes 4,250 shares of common stock beneficially owned by Senator Hoyle’s spouse.

(9)	Includes 1,000 shares of common stock beneficially owned by Mr. McAlister’s spouse.

(10)	Mr. Fatemizadeh’s employment with us ended on July 3, 2007.

(11)	The shares reported as beneficially owned by all current directors and current executive officers, as a group, include 327,068 shares of restricted stock awarded to the executive officers as to which the executive officers have sole voting power but no investment power as of November 30, 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis section of our proxy statement is intended to help our shareholders understand our executive compensation philosophy, objectives, elements, policies and practices. It is also intended to provide context for the compensation information (set forth in detail in the compensation tables and narrative discussion below) for the following persons, who are our “named executive officers” as defined by the SEC for the fiscal year ended August 31, 2007:

•	J.M. Bernhard, Jr., Chairman of the Board, President and Chief Executive Officer (our “CEO”);

•	Robert L. Belk, Executive Vice President and our Chief Financial Officer until July 6, 2007;

•	Dirk J. Wild, Senior Vice President, Administration and our Interim Chief Financial Officer for the period commencing June 1, 2007 in connection with Mr. Belk’s medical leave of absence and ending October 10, 2007 when Mr. Brian Ferraioli assumed the position of Chief Financial Officer;

•	David L. Chapman, Sr., President of our Fabrication & Manufacturing Group;

•	R. Monty Glover, President of the Fossil Division of our Power Group;

•	Ronald W. Oakley, President of our Environmental & Infrastructure Group; and

•	Ebrahim (Abe) Fatemizadeh, a former executive officer, who would have been one of our top three highest paid executives had he been serving as an executive officer on August 31, 2007. As described below, Mr. Fatemizadeh’s employment with us ended on July 3, 2007.

The first part of this discussion describes the philosophy and objectives of our compensation program and how it is designed to reward achievement in accomplishing target corporate goals. Following that, we describe the key elements of our compensation and why we have selected those elements of compensation. Finally, we describe how we determine the form and amount of each compensation element to meet our compensation objectives and support our business strategy.

Philosophy and Objectives of Our Compensation Program

Our success in achieving our short- and long-term objectives is contingent on our ability to attract, motivate and retain top executive talent with the requisite skills and experience to develop, expand and execute our business strategy. The engineering and construction industry is experiencing a period of significant growth, and, consequently, top executive talent is in increasingly short supply. Competing for executive talent in this environment is both challenging and critical to our success and our rate of growth has been significant in the past two years. Accordingly, our need to attract and retain highly-qualified professional personnel continues to be a management priority. As a result, we seek to deliver fair and competitive compensation for our executive officers by structuring our executive compensation program principally around two objectives. First, we believe our executive officers should be rewarded for achieving goals designed to create sustainable long-term value for our shareholders. Second, we target overall compensation at competitive market levels. As a result, the Compensation Committee of our Board (the “Compensation Committee”) considers company performance measures and evaluates individual performance when determining selected elements of our executive compensation program. Overall compensation consists of base salaries, annual cash incentives, long-term equity-based incentives and other benefits. The Compensation Committee combines the compensation elements for each executive officer in a manner that we believe rewards that officer’s contributions to Shaw.

The following principles and guidelines provide a framework for our overall executive compensation program:

•	Competitiveness — To attract the best qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term shareholder value, our total compensation and benefits must be highly competitive and reflect the value of each executive’s position in the highly competitive market in which we operate and within Shaw.

•	Alignment with Shareholders’ Interests — Executives’ interests are more directly aligned with the interests of our shareholders when compensation programs emphasize short- and long-term performance, business objectives and strategies and are significantly impacted by the value of our stock.

•	Motivate Achievement of Financial and Strategic Goals — The most effective way to reach our short- and long-term financial goals and strategic objectives is to make a significant portion of an executive’s overall compensation dependent upon the achievement of such goals and objectives and on the value of our stock.

•	Reward Performance — While total compensation for an executive should be both competitive and tied to achievement of financial and strategic objectives, individual achievement should be appropriately rewarded.

Our Executive Compensation Process

The philosophy, objectives, elements, policies and practices of compensation for our executive officers are set by the Compensation Committee. The Compensation Committee also reviews and approves the features and design of our executive compensation program and approves the compensation levels, individual objectives and financial targets for our executive officers. Please see “Committees of Our Board — Compensation Committee” for additional discussion regarding our Compensation Committee.

The Compensation Committee retains Hewitt Associates, LLC (“Hewitt”), an independent executive compensation consulting firm, to provide objective analysis, advice and information to the Compensation Committee related to executive officer compensation. In addition, Hewitt provides to the Compensation Committee market information and analyses regarding base salary, annual cash incentive compensation, long-term equity incentive compensation, executive benefits and perquisites. Hewitt currently provides no other services for Shaw.

The Compensation Committee normally determines, annually at its regularly-scheduled meeting following the end of the prior fiscal year, base salary, annual cash incentive compensation targets and long-term equity incentive compensation for our executive officers and relevant performance expectations for the then current fiscal year, as well as actual cash incentive amounts in respect of the prior fiscal year. The Compensation Committee considers recommendations from our CEO and executive management in making decisions regarding our executive compensation program and compensation of our executive officers. As part of the annual compensation planning process, our CEO and other senior executives recommend targets for our incentive compensation programs to the Compensation Committee. Following an annual performance review process, including assessment of the achievement of established financial and non-financial objectives, our CEO also recommends base salary, annual cash incentive compensation and long-term equity incentive compensation for our other executive officers. Our CEO presents to the Compensation Committee his evaluation of each executive officer’s contributions during the previous year, including strengths and development needs. The Compensation Committee may set base salaries and grant short-term cash incentives and long-term equity incentives for executive officers at other times to reflect promotions and new hires.

After input from our CEO, as well as from Hewitt, and the assessment of trends and competitive data, the Compensation Committee determines what changes, if any, should be made to the executive compensation program and sets the level of each compensation element for our executive officers. Consistent with this practice, the Compensation Committee reviews each executive officer’s compensation history, including base salary, annual cash incentive compensation and long-term equity incentive compensation and also reviews the types and levels of other benefits such as perquisites and severance benefits.

In setting the levels of compensation at the start of the fiscal year, the Compensation Committee also establishes the financial measures, weighting and targets for annual cash incentive compensation. The specific financial measures, targets and objectives are believed to foster sustainable long-term value for our shareholders and are aligned with our annual operating plan.

Competitive Benchmarking

Each element of our executive compensation program is addressed in the context of competitive practices. We operate in an extremely competitive market for executive talent. The Compensation Committee reviews external benchmarks, surveys and trend information from Hewitt. The Compensation Committee benchmarks total target compensation for our executive officers to be within a range between the 50th and 75th percentiles of our industry comparator group. While the Compensation Committee reviews benchmark data, however, it retains discretion in setting an executive’s compensation, and as a result the total compensation for an executive (or any particular element thereof) may differ materially from the benchmarks and is influenced by factors including experience in position, criticality of position, individual and organization performance, skills and capabilities, overall impact/contribution, “premiums” required to attract or retain key executives and internal equity.

For fiscal year 2007, the Compensation Committee engaged Hewitt to provide a competitive market assessment study of our compensation program for our named executive officers and other executive officers. The study was intended to: (1) provide an overview of the competitiveness of our executive compensation program; (2) measure the value of each component of pay relative to the market; and (3) develop a framework for compensation planning and pay decisions. Two comparison groups were used — (a) the Heavy Industrial group and (b) the Industry Peer group. The Heavy Industrial group, consisting of 17 companies participating in Hewitt’s TCMtm database utilizes survey data that is focused on similar officer positions within these peer companies. These companies are involved in heavy industry and have revenues that are similar to those of Shaw. Hewitt’s comparative market data for the Heavy Industrial group is subjected to a regression analysis that adjusts that data to the size of Shaw and the financial scope of our executives’ responsibilities. The Industry Peer group, consisting of 10 direct industry peers in related engineering, construction and environmental services businesses, utilizes publicly available proxy data for the CEO, the Chief Financial Officer and the next three highest paid officers. Hewitt makes no adjustments to the publicly available proxy data for relative company size.

The comparison groups consisted of the following companies:

Heavy Industrial	Industry Peers for Proxy Analysis

Fluor Corporation	Fluor Corporation
Cummins, Inc.	KBR Inc.
Air Products and Chemicals Inc.	Jacobs Engineering Group Inc.
Rohm and Haas Company	URS Corp.
Ball Corporation	McDermott International
Dover Corporation	FMC Technologies
Rhodia Inc.	Foster Wheeler Ltd.
McDermott International	Washington Group International, Inc.
FMC Technologies	Chicago Bridge & Iron Co.
Cameron International Corporation	Tetra Tech Inc.
Foster Wheeler Ltd.
Washington Group International, Inc.
Chicago Bridge & Iron Co.
AMSTED Industries Incorporated
Albemarle Corporation
Kennametal Inc.
Valmont Industries, Inc.

The Compensation Committee believes that both the Heavy Industrial group and the Industry Peer group are appropriate benchmarking comparisons because of the similarity in business and financial characteristics between Shaw and the companies comprising these comparator groups.

Based upon our compensation philosophy, the data provided by Hewitt indicates that the nature and value of the benefits we provide are within a competitive band with those offered by companies in our comparison groups.

Our total target compensation (base salary plus target annual cash incentive compensation plus long-term equity incentive compensation) for our named executive officers is at or above the 75th percentile for comparable positions in our Heavy Industrial and Industry Peer comparator groups. Our mix of compensation also varies somewhat from that of our comparator groups. Generally, target total cash compensation (base salary plus target annual cash incentive compensation) for our named executive officers is at or above the 75th percentile for comparable positions in our Heavy Industrial and Industry Peer comparator groups. Correspondingly, our long-term equity incentive compensation receives comparatively less weight and is generally lower than that for comparable positions in our Heavy Industrial and Industry Peer comparator groups.

Components of Our Compensation Program

During fiscal year 2007, the compensation program for our executive officers consisted of the following elements:

•	base salary;

•	annual cash incentive compensation;

•	long-term equity incentive compensation, including stock options and restricted stock;

•	retirement plans, including a 401(k) plan and deferred compensation plan;

•	welfare and other personal benefits; and

•	perquisites.

Mix of Compensation Components

Our CEO founded Shaw and, as of November 30, 2007, owned 3.15% of the outstanding shares of Shaw stock, a significant equity stake in our company. See note 4 to “Security Ownership of Management” table above regarding sales of Shaw stock after November 30, 2007. Consequently, the Compensation Committee believes that the CEO is better incentivized by receiving a greater proportion of his compensation in base salary and annual cash incentive compensation, in comparison to his peers in our comparator groups, and correspondingly a lesser proportion in long-term equity incentive compensation. Additionally, we believe it is in our shareholders’ interests that the compensation for our executive management team be consistent with that of the CEO in order to align executive behavior. Consequently, a greater proportion of our executive management team’s total compensation is focused on base salary and annual cash incentive compensation, rather than long-term equity incentive compensation, as compared to similar positions in companies comprising our comparator groups.

The following table sets forth the fiscal year 2007 target compensation for our named executive officers. The table is arranged by type of compensation, and each type of compensation is expressed as a percentage of the executives’ Target Total Direct Compensation. As described more fully below, the targets were set at the start of fiscal year 2007. The Annual Base Salary Rate in the table is the annual rate of base salary approved for the named executive officers effective October 30, 2006, unless it was changed during fiscal year 2007, in which case it is the annual base salary rate in effect for the named executive officer as of August 31, 2007. Target Non-Equity Incentive Plan Compensation is the target annual cash incentive compensation payable for achievement of certain performance measures under our 2005 Management Incentive Plan (the “MIP”) (including any portion thereof consisting of guaranteed minimum annual cash incentive compensation). The Target Equity Award is target long term equity incentive compensation and is based upon the dollar value established for each of the named executive officers. The dollar value was used to determine the actual number of stock options granted and restricted stock awarded. These values differ from the dollar values for stock awards and option awards set forth in the Summary Compensation Table below which are based upon the amount of SFAS 123R expense recognized in fiscal year 2007 for awards and grants made in fiscal year 2007 and prior fiscal years. The percentages illustrate the portion of Target Total Direct Compensation that each of the components represents.

					Target Long-Term
	Annual Base		Target Annual Cash		Equity Incentive		Target Total
Named Executive Officer	Salary Rate		Incentive Compensation		Compensation		Direct Compensation

J.M. Bernhard, Jr.	$1,600,000	17.6%	$2,400,000	26.4%	$5,100,000	56.0%	$9,100,000	100%
Chairman, President and Chief Executive Officer
Robert L. Belk	$500,000	27.0%	$100,000	5.4%	$1,250,000	67.6%	$1,850,000	100%
Executive Vice President (Former Chief Financial Officer)
Dirk J. Wild	$335,000	42.4%	$167,500	21.2%	$287,000	36.4%	$789,500	100%
Senior Vice President, Administration (Former Interim Chief Financial Officer)
David L. Chapman , Sr.	$600,000	28.9%	$600,000	28.9%	$875,000	42.2%	$2,075,000	100%
President of the Fabrication & Manufacturing Group
R. Monty Glover	$500,000	51.0%	$350,000	35.7%	$130,000	13.3%	$980,000	100%
President of the Fossil Division of the Power Group
Ronald W. Oakley	$600,000	38.7%	$450,000	29.0%	$500,000	32.3%	$1,550,000	100%
President of the Environmental & Infrastructure Group

The following table sets forth the fiscal year 2008 target compensation for our named executive officers by type of compensation as a percentage of the executives’ Target Total Direct Compensation. As described more fully below, the targets were set at the start of fiscal year 2008.

					Target Long-Term
	Annual Base		Target Annual Cash		Equity Incentive		Target Total
Named Executive Officer	Salary Rate		Incentive Compensation		Compensation		Direct Compensation

J.M. Bernhard, Jr.	$1,760,000	19.3%	$2,640,000	29.0%	$4,700,000	51.7%	$9,100,000	100%
Chairman, President and Chief Executive Officer
Robert L. Belk	$500,000	83.3%	$100,000	16.7%	$0	0%	$600,000	100%
Executive Vice President (Former Chief Financial Officer)
Dirk J. Wild	$335,000	44.5%	$167,500	22.3%	$250,000	33.2%	$752,500	100%
Senior Vice President, Administration (Former Interim Chief Financial Officer)
David L. Chapman , Sr.	$750,000	28.6%	$750,000	28.6%	$1,125,000	42.8%	$2,625,000	100%
President of the Fabrication & Manufacturing Group
R. Monty Glover	$500,000	26.7%	$375,000	20.0%	$1,000,000	53.3%	$1,875,000	100%
President of the Fossil Division of the Power Group
Ronald W. Oakley	$600,000	50.0%	$600,000	50.0%	$0	0%	$1,200,000	100%
President of the Environmental & Infrastructure Group

J.M. Bernhard, Jr.  Mr. Bernhard’s Target Total Direct Compensation for fiscal year 2008 is $9,100,000, which falls slightly above the 75th percentile for similar positions in our Heavy Industrial and Industry Peer comparator groups, but remains consistent with his targeted fiscal year 2007 total compensation. As founder, Chairman of the Board of Directors, CEO & President, Mr. Bernhard has led our company over its 20 year history to a record market capitalization during the current fiscal year exceeding $6.0 billion. Our revenues have grown to approximately $5.7 billion and our backlog of unfilled orders at August 31, 2007, exceeded $14 billion. Over this past fiscal year, Mr. Bernhard has made strategic changes within the senior management team to allow for our continued growth and success. His ability to grow our business has been a contributing factor to our rising stock price during 2007 with our share price rising to a record high of $77 per share as compared to a share price of $25.16 on August 31, 2006. Under his leadership, we also successfully completed an approximately $1 billion investment in Westinghouse Electric Company (“Westinghouse”), which we believe provides us with a strong foundation for our future in the nuclear energy industry. Mr. Bernhard’s fiscal year 2008 total compensation package places more emphasis on the cash component as compared to his fiscal year 2007 total compensation package and to the total compensation of his peers in our Heavy Industrial and Industry Peer comparator groups, while long-term incentives receive comparatively less weight because of his already significant equity holdings in our company.

Robert L. Belk.  Mr. Belk’s Target Total Direct Compensation for fiscal year 2008 is $600,000. In July 2007 Mr. Belk stepped down from his role as Chief Financial Officer and agreed to continue his employment with us as an Executive Vice President. Mr. Belk has primary responsibility for oversight of our government affairs activities, among other things. Mr. Belk’s fiscal year 2008 total compensation package, which was negotiated in connection with his assumption of a lesser role with the company, is less than his targeted fiscal year 2007 total compensation. Mr. Belk’s position is unique in the industry; consequently, there is no benchmark or proxy data available comparing Mr. Belk’s total compensation in his new position to our Heavy Industrial and Industry Peer comparator groups. In connection with the assumption of his new role and the execution of his amended employment agreement, Mr. Belk no longer receives awards under our long-term equity incentive compensation program. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Dirk J. Wild.  Mr. Wild’s Target Total Direct Compensation for fiscal year 2008 is $752,500, which falls between the 50th and 75th percentiles for similar positions in our Heavy Industrial comparator group, and reflects an approximate 4.7% decrease compared to his targeted fiscal year 2007 total compensation. We do not have applicable benchmark data for Mr. Wild from our Industry Peer comparator group because Mr. Wild’s position at fiscal year end 2007, Senior Vice President and Chief Accounting Officer, was not one of the positions included in the proxy information analyzed in preparing the benchmark data for the Industry Peer comparator group. This decrease is due to a reduction in Mr. Wild’s fiscal year 2008 long-term equity incentive compensation as compared to that in fiscal year 2007, as discussed in more detail below.

David L. Chapman, Sr.  Mr. Chapman’s Target Total Direct Compensation for fiscal year 2008 is $2,625,000, which exceeds the 75th percentile for similar positions in our Heavy Industrial and Industry Peer comparator groups, and reflects an approximate 26.5% increase compared to his targeted fiscal year 2007 total compensation. Mr. Chapman currently serves as President of the Fabrication & Manufacturing (F&M) Group, having held this position since he joined us in April 2002. Mr. Chapman has over 34 years of experience in the industrial fabrication business. Through Mr. Chapman’s efforts, he has led us to become the largest supplier of fabricated piping in the U.S. With strong international and domestic markets, the F&M Group is in the process of expanding its domestic and international capacity. In light of the extremely competitive talent market, our need to retain Mr. Chapman’s expertise and increased demands of his position resulting from the growth in the size, complexity and financial performance of the F&M Group, the Compensation Committee determined that the increased total compensation package was warranted and necessary.

R. Monty Glover.  Mr. Glover’s Target Total Direct Compensation for fiscal year 2008 is $1,875,000, which exceeds the 75th percentile for similar positions in our Heavy Industrial and Industry Peer comparator groups, and reflects an approximate 91.3% increase compared to his targeted fiscal year 2007 total compensation. Mr. Glover assumed the role of President of the Fossil Division of the Power Group in June 2007. Before that he was our President of Construction covering all business divisions. Mr. Glover was given a significant increase to his compensation upon his promotion to the role as President of the Fossil Division. His negotiated compensation package was based, in part, on employment offers received by Mr. Glover from various competitors attempting to hire him away from us, of which at least one written offer exceeded the compensation package on which we finally agreed. In light of the extremely competitive talent market, our need to retain Mr. Glover’s expertise and Mr. Glover’s new increased responsibilities, the Compensation Committee determined that the increased total compensation package was warranted and necessary.

Ronald W. Oakley.  Mr. Oakley’s Target Total Direct Compensation for fiscal year 2008 is $1,200,000, which falls within the 50th and 75th percentiles for similar positions in our Heavy Industrial and Industry Peer comparator groups, and reflects an approximate 22.6% decrease compared to his targeted fiscal year 2007 total compensation. Mr. Oakley’s total compensation package places a greater emphasis on cash compensation when compared to our Industry Peer group. Mr. Oakley was recruited to our company as President of the Environmental & Infrastructure (E&I) Group in August of 2006, in part as a result of his prior experience managing government contracts and his expertise dealing with government affairs. Mr. Oakley is highly recognized in the engineering, procurement and construction industry. We offered Mr. Oakley a significant salary in order to attract him to the Baton Rouge area. The decrease in Mr. Oakley’s fiscal year 2008 total compensation is largely due to a reduction in Mr. Oakley’s fiscal year 2008 long-term equity incentive compensation as compared to that in fiscal year 2007, as discussed in more detail below.

Base Salary

General.  Base salaries provide an underlying level of compensation security to executives and allow us to attract competent executive talent and maintain a stable management team. As noted above, although base salary levels for our executive officers are targeted, on average, between the 50th and 75th percentiles, when setting base salaries the Compensation Committee considers the competitive environment for executive talent and the need to retain a high-performing management team. Some variation above and below the competitive band is allowed when, in the judgment of our CEO and/or the Compensation Committee, as appropriate, the individual’s performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, the ability of the executive officer to impact our financial results, length of service, general changes in the compensation peer group in which we compete for executive talent, internal equity, our general financial performance or other factors justify variation. The Compensation Committee has not assigned any specific weighting to these factors, and the relevance of each factor varies from individual to individual. In addition, our CEO, certain other named executive officers and certain other executive officers of Shaw have employment agreements that require a minimum base salary payable to such executive. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” In fiscal year 2007, given the unusually strong demand for (and resulting high mobility of) experienced executive talent in the engineering and construction industry, the base salaries for certain of our named executive officers exceed the 75th percentile of base salaries for similar positions in the companies in both the Heavy Industrial and Industry Peer comparator groups.

Base Salaries for Our Named Executive Officers.  The base salaries in effect for fiscal year 2007 for our named executive officers are provided in the following table. At its November 2, 2007 meeting, the Compensation Committee approved the base salaries for fiscal year 2008, which are also provided below.

	FY07 Base	Percent Change		Percent Change
Named Executive Officer	Salary(1)	(Relative to FY06)	FY08 Base Salary	(Relative to FY07)

J.M. Bernhard, Jr. Chairman, President and Chief Executive Officer	$1,600,000	10%	$1,760,000	10%
Robert L. Belk Executive Vice President (Former Chief Financial Officer)	$500,000	(16)%	$500,000	0%
Dirk J. Wild Senior Vice President, Administration (Former Interim Chief Financial Officer)	$335,000	3%	$335,000	0%
David L. Chapman , Sr. President of the Fabrication & Manufacturing Group	$600,000	13%	$750,000	25%
R. Monty Glover President of the Fossil Division of the Power Group	$500,000	92%	$500,000	0%
Ronald W. Oakley President of the Environmental & Infrastructure Group	$600,000	0%	$600,000	0%

(1)	See Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table below for base salary history.

J.M. Bernhard, Jr.  In light of (1) Mr. Bernhard’s strong performance in fiscal year 2007, as evidenced by our record market capitalization, revenues and backlog, the successful completion of our investment in Westinghouse, and the recruitment of key executive management personnel and (2) the increased demands of his position resulting from our continued rapid growth, the Compensation Committee approved a base salary for fiscal year 2008 for Mr. Bernhard of $1,760,000, which reflects an increase of 10% over the previous year and exceeds the 75th percentile for his peers in our Heavy Industrial and Industry Peer comparator groups. In addition, as noted above, the Compensation Committee has determined that it is appropriate to place more emphasis on the cash component of total compensation for Mr. Bernhard as compared to our comparator groups.

Robert L. Belk.  In accordance with the terms of Mr. Belk’s amended employment agreement, the Compensation Committee approved a base salary for fiscal year 2008 for Mr. Belk of $500,000, which reflects no increase over the previous year. The Compensation Committee determined that no increase was appropriate, since we and Mr. Belk negotiated his amended employment agreement and agreed upon his $500,000 base salary in July 2007, immediately prior to the end of fiscal year 2007. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” As noted above, there is no benchmark or proxy data available comparing Mr. Belk’s total compensation in his new position to our Heavy Industrial and Industry Peer comparator groups.

Dirk J. Wild.  Mr. Wild’s recommended fiscal year 2008 base salary is $335,000, which exceeds the 75th percentile for similar positions in our Heavy Industrial comparator group, and reflects no increase over the previous year. We do not have applicable benchmark data for Mr. Wild from our Industry Peer comparator group. The Compensation Committee determined that no increase was appropriate based on Mr. Wild’s base salary as compared to his peers in our Heavy Industrial comparator group.

David L. Chapman, Sr.  Based upon (1) Mr. Chapman’s strong performance in fiscal year 2007, as evidenced by the record financial performance of the F&M Group and the continued growth of its market share, (2) increased demands of his position resulting from the growth in the size and complexity of the F&M Group and (3) current market conditions and the continuing need to bolster our executive management team that necessitates such competitive compensation to attract and retain key talent such as Mr. Chapman, the Compensation Committee approved a base salary for fiscal year 2008 of $750,000, which exceeds the 75th percentile for similar positions in our Heavy Industrial and Industry Peer comparator groups and reflects an increase of 25% over the previous year.

R. Monty Glover.  The Compensation Committee approved a base salary for fiscal year 2008 for Mr. Glover of $500,000, as set forth in his recently negotiated employment agreement, which exceeds the 75th percentile for similar positions in our Heavy Industrial and Industry Peer comparator groups. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” As noted above, his negotiated compensation package was based, in part, on employment offers received by Mr. Glover from various competitors. In light of the extremely competitive talent market, our need to retain Mr. Glover’s expertise and Mr. Glover’s new increased responsibilities, the Compensation Committee has determined that his total compensation package, including his fiscal year 2008 base salary, is reasonable and consistent with our overall compensation philosophy and objectives.

Ronald W. Oakley.  The Compensation Committee approved a base salary for fiscal year 2008 for Mr. Oakley of $600,000, as set forth in his employment agreement, which exceeds the 75th percentile for similar positions in our Heavy Industrial and Industry Peer comparator groups and reflects no increase over the previous year. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” When Mr. Oakley joined Shaw in August 2006, the Compensation Committee approved Mr. Oakley’s current base salary, albeit in excess of the 75th percentile of comparator groups, in order to attract Mr. Oakley to accept employment with Shaw and move to Baton Rouge. Since there has been no significant change in circumstances since that time, the Compensation Committee determined that no increase was appropriate for fiscal year 2008.

Annual Cash Incentive Compensation

Annual cash incentive compensation is designed to reward short-term performance results. It rewards our executive officers for short-term (annual) achievement in accomplishing target corporate financial goals. The Compensation Committee believes that a cash incentive bonus plan can serve to motivate our executive officers to address annual performance goals by using more immediate measures for performance than those reflected in the appreciation and value of equity awards. The bonus opportunity of each of our executive officers recognizes his senior-level responsibilities and duties and the competitive environment in which we must recruit and retain our senior management.

As described above, target annual cash incentive compensation for our executive officers is established as a percentage of the applicable executive’s base salary and is targeted, on average, between the 50th and 75th percentiles of comparative market data, subject to the discretion of our Compensation Committee. In fiscal year 2007, given the unusually strong demand for (and resulting high mobility of) experienced executive talent in the engineering and construction industry, the target annual cash incentive compensation for certain of our named executive officers exceeds the 75th percentile of target annual cash incentive compensation for similar positions in the Heavy Industrial and Industry Peer comparator groups.

Actual annual cash incentive compensation for our executive officers is based generally upon the applicable executive officer achieving or exceeding identified company and business unit goals in accordance with our MIP. Actual annual cash incentive compensation for fiscal year 2006, which was paid to our executive officers in fiscal year 2007, was on average between the 50th and 75th percentiles for comparable positions in the Heavy Industrial and Industry Peer comparator groups. We anticipate our fiscal year 2007 actual annual cash incentive compensation to be between the 50th and 75th percentiles for comparable positions in the Heavy Industrial and Industry Peer comparator groups.

2005 Management Incentive Plan.

Under the MIP, which was approved by the Compensation Committee in January 2005, the Compensation Committee provides for short-term cash incentive awards to eligible key management and certain other employees based generally upon their ability to assist Shaw and its subsidiaries in achieving or exceeding identified company and business unit goals. Each individual has a MIP target expressed as a percentage of his or her base salary. Achievement of our financial performance targets and successful performance by the individual during the year would result in a MIP payment of one times the MIP target. The MIP target may increase to a maximum of two times target or be reduced to zero depending on our financial performance and the performance of the individual during the year. Thus we directly tie our MIP to our financial performance.

•	Determination of Targets — Annual cash incentive compensation targets, expressed as a percentage of base salary, are established for participants at the beginning of each fiscal year. Generally, each participant is eligible to be granted an award of up to 200% of his target depending upon performance, although the Compensation Committee retains the discretion to exceed 200% when it determines the circumstances warrant. For certain named executive officers, a minimum target is established in an employment agreement negotiated between the executive and Shaw. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

•	Financial Performance Targets, Discretionary Factors and Weighting — The performance targets selected for fiscal year 2007 were based upon Shaw’s fiscal year 2007 pre-tax income and operating cash flow (determined on a corporate or business unit basis, as appropriate). Management and the Compensation Committee believe that these measures are a good proxy for shareholder value creation. 50% of the award is based upon these two financial performance measures on a business unit and/or consolidated basis, as applicable: (1) for corporate center employees participating in the MIP — 10% consolidated operating cash flow and 40% consolidated pre-tax income and (2) for business unit employees participating in the MIP — 5% business unit operating cash flow, 5% consolidated operating cash flow, 20% business unit pre-tax income and 20% consolidated pre-tax income. The remaining 50% of the award is based upon a subjective evaluation of discretionary factors including: environmental, health and safety performance; legal and regulatory compliance; ethics; organizational development; earnings growth; new awards; revenue; effective cost management; attraction, retention and development of high potential employees; and other relevant factors determined by our CEO.

The following table shows the fiscal year 2007 target cash incentive compensation amounts (including any portion thereof consisting of guaranteed minimum annual cash incentive compensation), financial performance goals and goal attainment levels, and cash amounts actually paid for each of our named executive officers. The table is followed by a narrative discussion of actual cash incentive compensation for each named executive officer.

	Fiscal Year 2007
	Annual Cash Incentive				Goal Attainment
Named Executive	Compensation		Financial Performance Goals		Level (Millions)
Officer	Target	Actual	Goal	Weighting	Target			Actual

J.M. Bernhard, Jr. Chairman, President and Chief Executive Officer	$2,400,000	$2,112,000	Shaw Consolidated Pre-Tax Income Shaw Consolidated Operating Cash Flow Discretionary Factors	40% 10% 50%	$ $	165.0 300.0 N/A		$ $	37.9 477.3 N/A	(1) (1)
Robert L. Belk Executive Vice President (Former Chief Financial Officer)	$100,000	$100,000	Shaw Consolidated Pre-Tax Income Shaw Consolidated Operating Cash Flow Discretionary Factors	40% 10% 50%	$ $	165.0 300.0 N/A		$ $	37.9 477.3 N/A	(1) (1)
Dirk J. Wild Senior Vice President, Administration (Former Interim Chief Financial Officer)	$167,500	$146,000	Shaw Consolidated Pre-Tax Income Shaw Consolidated Operating Cash Flow Discretionary Factors	40% 10% 50%	$ $	165.0 300.0 N/A		$ $	37.9 477.3 N/A	(1) (1)
David L. Chapman, Sr. President of the Fabrication & Manufacturing Group	$600,000	$1,050,000	F&M Group Pre-Tax Income F&M Group Operating Cash Flow Shaw Consolidated Pre-Tax Income Shaw Consolidated Operating Cash Flow Discretionary Factors	20% 5% 20% 5% 50%	$ $ $ $	50.0 29.5 165.0 300.0 N/A		$ $ $ $	76.3 33.7 477.3 37.9 N/A	(1) (1)
R. Monty Glover President of the Fossil Division of the Power Group	$350,000	$300,000	Power Group (Fossil) Pre-Tax Income Power Group (Fossil) Operating Cash Flow Shaw Consolidated Pre-Tax Income Shaw Consolidated Operating Cash Flow Discretionary Factors	20% 5% 20% 5% 50%	$ $ $ $	60.0 110.9 165.0 300.0 N/A	(2)	$ $ $ $	39.1 259.1 37.9 477.3 N/A	(2) (1) (1)
Ronald W. Oakley President of the Environmental & Infrastructure Group	$450,000	$450,000	E&I Group Pre-Tax Income E&I Group Operating Cash Flow Shaw Consolidated Pre-Tax Income Shaw Consolidated Operating Cash Flow Discretionary Factors	20% 5% 20% 5% 50%	$ $ $ $	41.8 127.1 165.0 300.0 N/A		$ $ $ $	(67.2 165.1 37.9 477.3 N/A	) (1) (1)

(1)	Actual results for both Shaw Consolidated Pre-Tax Income and Shaw Consolidated Operating Cash Flow exclude financial results related to Westinghouse because the targets for fiscal year 2007 for these financial performance goals were established by the Compensation Committee prior to the acquisition of our investment in Westinghouse.

(2)	The Compensation Committee did not establish a separate operating cash flow target for the Fossil Division of the Power Group for fiscal year 2007 because the targets were established prior to an internal corporate restructuring in which, among other things, the old Energy & Chemicals Group was divided into our current Energy & Chemicals Group and our Power Group (including our Fossil Division). Consequently, the operating cash flow target and actual for the Fossil Division of the Power Group for fiscal year 2007 set forth above are the operating cash flow target and actual for the business units that comprised our old Energy & Chemicals Group — our current Energy & Chemicals Group and the Fossil and Nuclear Divisions of our Power Group.

J.M. Bernhard, Jr.  Mr. Bernhard’s fiscal year 2007 annual cash incentive compensation was $2,112,000, which represents 88% of his fiscal year 2007 target annual cash incentive compensation. MIP payouts for eligible corporate center employees were established at 88% of the fiscal year 2007 target, and Mr. Bernhard’s MIP percentage was equal to that of the other corporate center employees participating in the MIP. The corporate center MIP percentage for fiscal year 2007 was determined based on the attainment of the financial performance measures established at the beginning of fiscal year 2007 and the CEO’s discretionary evaluation.

•	Operating cash flow on a consolidated basis accounted for 10% of the fiscal year 2007 MIP target for eligible corporate center employees, and we significantly exceeded our cash flow goals for the year by generating $477.3 million in operating cash flow. This amount resulted in a weighted contribution of 20% of his overall 2007 MIP target (i.e., the maximum possible for this component of this MIP payment).

•	Pre-tax income on a consolidated basis represented 40% of the 2007 MIP target for eligible corporate center employees. We reported pre-tax income of $37.9 million during fiscal year 2007, which was significantly less than the MIP pre-tax income target. Therefore, pre-tax income resulted in a zero contribution to the fiscal year 2007 MIP.

•	The discretionary component generated 68% towards the MIP for eligible corporate center employees based upon such factors as a record backlog of unfilled orders of approximately $14 billion, which represents a $5.2 billion or 58% increase over 2006, record Shaw stock market capitalization exceeding $6.0 billion, a strong earnings trend that commenced in the second half of the year, the successful completion of an approximately $1 billion investment in Westinghouse Electric Company, and consideration of the strong employment market for our highly skilled professionals. This discretionary component was offset somewhat by the accounting and SEC financial reporting related problems we experienced throughout the year.

Robert L. Belk.  Mr. Belk’s fiscal year 2007 annual cash incentive compensation is $100,000. Although the MIP percentage for corporate center employees was set at 88% for fiscal year 2007, Mr. Belk’s annual cash incentive compensation is guaranteed to be no less than 20% of his annual base salary (or $100,000 for fiscal year 2007) under the terms of his employment agreement. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Dirk J. Wild.  Mr. Wild’s fiscal year 2007 annual cash incentive compensation was $146,000, which represents approximately 88% of his fiscal year 2007 target annual cash incentive compensation, which was the percentage payout for all corporate center employees participating in the MIP.

David L. Chapman, Sr.  Mr. Chapman’s fiscal year 2007 annual cash incentive compensation was $1,050,000, which represents 175% of his fiscal year 2007 target annual cash incentive compensation. MIP payouts for eligible F&M Group employees were established at 175% of the fiscal year 2007 target, and Mr. Chapman’s MIP percentage was equal to that of the other F&M Group employees participating in the MIP. The F&M Group MIP percentage for fiscal year 2007 was determined based on the attainment of the financial performance measures established at the beginning of fiscal year 2007 and the CEO’s discretionary evaluation.

•	Operating cash flow for the F&M Group accounted for 5% of its fiscal year 2007 MIP target, and the F&M Group exceeded its cash flow goals for the year by generating $33.7 million in operating cash flow. This amount resulted in a contribution of 10% to the fiscal year 2007 MIP for the F&M Group.

•	Operating cash flow on a consolidated basis accounted for 5% of the fiscal year 2007 MIP target for the F&M Group. This amount resulted in a contribution of 10% to the fiscal year 2007 MIP.

•	Pre-tax income for the F&M Group represented 20% of its 2007 MIP target. The F&M Group significantly exceeded its pre-tax income goals for the year by generating $76.3 million in pre-tax income. This amount resulted in a contribution of 40% to the fiscal year 2007 MIP for the F&M Group.

•	Pre-tax income on a consolidated basis represented 20% of the 2007 MIP target for the F&M Group. This amount resulted in a zero contribution to the fiscal year 2007 MIP.

•	The discretionary component generated 115% towards the MIP for the F&M Group based upon such factors as (1) the F&M Group’s development of its leading market share position, currently more than 40% of the U.S. pipe fabrication market, under extremely competitive market conditions, (2) fiscal year 2007 revenues of approximately $473 million, more than double those in fiscal year 2005, (3) fiscal year 2007 pre-tax income of approximately $76 million, nearly double that of fiscal year 2006, (4) backlog of unfilled orders at fiscal year end of approximately $714 million, an almost fivefold increase over fiscal year end 2005 and (5) effective cross selling efforts with other business units, enhancing our ability to obtain profitable new projects. In addition, the F&M Group has positioned itself to capture forecast heightened demand for its products with the commencement of operations at its Mexico fabrication facility in early 2008. Although the discretionary component of the MIP percentage is typically capped at 100%, our CEO recommended, and the Compensation Committee approved, an exception for the purpose of rewarding eligible F&M Group employees, including Mr. Chapman, for their exemplary performance during fiscal year 2007.

R. Monty Glover.  Mr. Glover’s fiscal year 2007 annual cash incentive compensation was $300,000, which represents approximately 86% of his fiscal year 2007 target annual cash incentive compensation. MIP payouts for eligible Power Group (Fossil Division) employees were established at 92% of the fiscal year 2007 target. Mr. Glover’s MIP percentage was slightly less than that of the other Power Group (Fossil Division) employees participating in the MIP due to his very recent promotion and the deferred compensation contribution made to Mr. Glover at the time of execution of his employment agreement. The Power Group (Fossil Division) MIP percentage for fiscal year 2007 was determined based on the attainment of the financial performance measures established at the beginning of fiscal year 2007 and the CEO’s discretionary evaluation.

•	Operating cash flow for the Power Group (Fossil Division) accounted for 5% of its fiscal year 2007 MIP target, and the Power Group (Fossil Division) exceeded its cash flow goals for the year by generating $259.1 million in operating cash flow. See Note 2 to the Annual Cash Incentive Compensation Table immediately preceding this narrative. This amount resulted in a contribution of 10% to the fiscal year 2007 MIP for the Power Group (Fossil Division).

•	Operating cash flow on a consolidated basis accounted for 5% of the fiscal year 2007 MIP target for the Power Group (Fossil Division). This amount resulted in a contribution of 10% to the fiscal year 2007 MIP.

•	Pre-tax income for the Power Group (Fossil Division) represented 20% of its 2007 MIP target. The Power Group (Fossil Division) generated $39.1 million in pre-tax income, which was significantly below its pre-tax income goals for fiscal year 2007, due to write-offs associated with projects from prior year periods. This amount resulted in a zero contribution to the fiscal year 2007 MIP for the Power Group (Fossil Division).

•	Pre-tax income on a consolidated basis represented 20% of the 2007 MIP target for the Power Group (Fossil Division). This amount resulted in a zero contribution to the fiscal year 2007 MIP.

•	The discretionary component generated 72% towards the MIP for the Power Group (Fossil Division) based upon such factors as (1) fiscal year 2007 revenues of approximately $1.45 billion, almost double that reported in fiscal year 2006, (2) backlog of unfilled orders at fiscal year end of approximately $5.96 billion, almost double that reported at fiscal year end 2006 and a more than three fold increase over fiscal year end 2005, (3) effective recruitment of highly qualified executive talent and (4) a remarkable safety record, having achieved 24.5 million work hours without a day away from work incident since 2001 through the present.

Ronald W. Oakley.  Mr. Oakley’s fiscal year 2007 annual cash incentive compensation was $450,000, which represents 100% of his fiscal year 2007 target annual cash incentive compensation, as guaranteed per his employment agreement. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” MIP payouts for the remaining eligible E&I Group employees were established at 40% of the fiscal year 2007 target. The E&I Group MIP percentage for fiscal year 2007 was determined based on the attainment of the financial performance measures established at the beginning of fiscal year 2007 and the CEO’s discretionary evaluation.

•	Operating cash flow for the E&I Group accounted for 5% of its fiscal year 2007 MIP target, and the E&I Group exceeded its cash flow goals for the year by generating $165.1 million in operating cash flow. This amount resulted in a contribution of 10% to the fiscal year 2007 MIP for the E&I Group.

•	Operating cash flow on a consolidated basis accounted for 5% of the fiscal year 2007 MIP target for the E&I Group. This amount resulted in a contribution of 10% to the fiscal year 2007 MIP.

•	Pre-tax income for the E&I Group represented 20% of its 2007 MIP target. The E&I Group generated a $67.2 million pre-tax loss, which was significantly below its pre-tax income goals for fiscal year 2007. This amount resulted in a zero contribution to the fiscal year 2007 MIP for the E&I Group.

•	Pre-tax income on a consolidated basis represented 20% of the 2007 MIP target for the E&I Group. This amount resulted in a zero contribution to the fiscal year 2007 MIP.

•	The discretionary component generated 20% towards the MIP for the E&I Group based upon limited effectiveness of the organization in backfilling work and right-sizing post-Hurricane Katrina staffing levels.

The annual cash incentive compensation payouts in respect of fiscal year 2007 also appear in the Summary Compensation Table below in the “Non-Equity Incentive Plan Compensation” column.

2008 Target Annual Cash Incentive Compensation for Named Executive Officers

At its meeting on November 2, 2007, the Compensation Committee approved the fiscal year 2008 target annual cash incentive compensation amounts for our named executive officers as set forth in the table below.

	Fiscal Year 2008	Percent Change
	Target Annual Cash Incentive	(Relative to Fiscal
Named Executive Officer	Compensation	Year 2007 Target)

J.M. Bernhard, Jr. Chairman, President and Chief Executive Officer	$2,640,000	10%
Robert L. Belk Executive Vice President (Former Chief Financial Officer)	$100,000	0%
Dirk J. Wild Senior Vice President, Administration (Former Interim Chief Financial Officer)	$167,500	0%
David L. Chapman , Sr. President of the Fabrication & Manufacturing Group	$750,000	25%
R. Monty Glover President of the Fossil Division of the Power Group	$375,000	7%
Ronald W. Oakley President of the Environmental & Infrastructure Group	$600,000	33%

At its meeting on November 2, 2007, the Compensation Committee also approved our fiscal year 2008 MIP company and business unit financial performance targets. The financial performance target percentages will remain the same as those for fiscal year 2007: (1) for corporate center employees participating in the MIP — 10% consolidated operating cash flow, 40% consolidated pre-tax income and 50% discretionary and (2) for business unit employees participating in the MIP — 5% business unit operating cash flow, 5% consolidated operating cash flow, 20% business unit pre-tax income, 20% consolidated pre-tax income and 50% discretionary. Our internal financial performance targets for fiscal year 2008 are tied to our forecast earnings which have not been disclosed in this level of detail to third parties. We set the performance targets at levels that we believe will not be easily achieved. We have only disclosed a range of possible earnings per share and an approximate operating cash flow forecast for fiscal year 2008 but have not disclosed the exact amounts of earnings or operating cash flow on either a consolidated or operating unit basis because they represent confidential financial information that we do not disclose to the public, and we believe the disclosure of this information will cause us competitive harm by potentially revealing to our competitors our earnings targets. This could lead competitors to determine our expected profit margins, which would negatively impact our ability to win new work in our highly competitive markets. These concerns are evidenced by the nature of our business, where large discrete contracts are individually bid.

Minimum Annual Bonuses.

Certain of our named executive officers have guaranteed minimum annual cash incentive compensation, as required by the employment agreement for such executive. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” The table below describes the guaranteed minimum annual cash incentive compensation. The amounts set forth below are included in (and not in addition to) the annual cash incentive compensation described in the discussion above.

Fiscal Year 2007
Guaranteed Minimum Annual Cash
Named Executive Officer	Incentive Compensation

Robert L. Belk Executive Vice President (Former Chief Financial Officer)	$100,000 (1)
David L. Chapman , Sr. President of the Fabrication & Manufacturing Group	$500,000
R. Monty Glover President of the Fossil Division of the Power Group	$250,000
Ronald W. Oakley President of the Environmental & Infrastructure Group	$450,000

(1)	Mr. Belk is guaranteed to receive annual cash incentive compensation in an amount not less than 20% of his then current base salary.

The annual bonus amounts in respect of fiscal year 2007 also appear in the Summary Compensation Table below in the “Bonus” column. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

Long-Term Equity Incentive Compensation

The long-term equity incentive compensation elements of our executive compensation program are designed to motivate our executives to focus on achievement of our long-term financial goals. Equity awards are also intended to retain executives, encourage share ownership and maintain a direct link between our executive compensation program and the value and appreciation in value of our common stock. Long-term equity incentive compensation represents a major component of total executive compensation for our named executive officers.

We provide long-term equity incentive compensation through a combination of stock options and restricted stock awards. We intend to also utilize restricted stock unit awards during fiscal year 2008. For fiscal year 2007, the Compensation Committee determined that 50% of the value of long-term equity incentive compensation at the time of award would be allocated as stock options and 50% would be allocated as restricted stock. The Compensation Committee has concluded that this mix of stock options and restricted stock (or restricted stock units) is consistent with our overall compensation philosophy and objectives and adequately rewards our executive officers with equity ownership in the company and puts a major component of our executive officer’s total annual compensation directly at risk and subject to the performance of the executive officers and the company. The Compensation Committee believes that the equal allocation of stock options and stock awards provides the right mix of financial incentives to increase shareholder value and retain our key employees. This equal allocation of options and restricted stock is applied to all employees receiving equity incentive compensation and not just our executive management.

The annual amount of long-term equity incentive compensation is determined by the Compensation Committee based on competitive market data and other factors. As with the other elements of total compensation, the Compensation Committee targets long-term equity incentive compensation for our executive officers, on average, between the 50th and 75th percentiles of similar positions in our Heavy Industrial and Industry Peer comparator groups. Some variation above and below the competitive band is allowed when, in the judgment of executive management and/or the Compensation Committee, as appropriate, the individual’s performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, the ability of the executive officer to impact our financial results, length of service, general changes in the compensation peer group in which we compete for executive talent, internal equity, our general financial performance or other factors justify variation.

The Compensation Committee has not assigned any specific weighting to these factors, and the relevance of each factor varies from individual to individual. As noted above, although it varies among executive officers, long-term equity incentive compensation of our executive officers is generally a lesser proportion of total compensation as compared with similarly situated officers at our comparator groups.

Stock Options.

Stock options represent the opportunity to purchase shares of our common stock at a fixed price at a future date. Our 2001 Employee Incentive Compensation Plan (the “Incentive Plan”) requires that the per-share exercise price of our options not be less than the fair market value of a share on the date of grant. This means that our stock options have value for our executive officers only if our common stock price appreciates from the date the options are granted and the executive officers remain employed by us through the vesting period. This design focuses our executive officers on increasing the value of our common stock over the long term, consistent with shareholders’ interests. Thus, our executive management has a strong financial incentive to increase shareholder value. The options generally vest over a period of four years and unvested options are generally forfeited in the event the employee’s employment ends.

A listing of the stock options granted to our named executive officers in fiscal year 2007 appears in the Grants of Plan-Based Awards in Fiscal Year 2007 Table on page   . For additional information regarding the terms and conditions of stock options, see the notes to the Outstanding Equity Awards at 2007 Fiscal Year End Table.

Restricted Stock.

Restricted stock represents the right of the participant to vest in shares of common stock upon lapse of restrictions. Restricted stock awards are subject to forfeiture during the period of restriction. Depending on the terms of the award, restricted stock may vest over a period of time subject only to the condition that the executive officer remains an employee (“time vesting”), or may be subject to additional conditions, such as our company meeting target performance goals (“performance vesting”), or both. In each of fiscal year 2007 and fiscal year 2008, the Compensation Committee has approved the issuance of only time vesting restricted stock. Restricted stock is an incentive for retention and performance of both newly hired/promoted and existing executive officers and other officers. Unlike options, restricted stock retains some value even if our stock price declines. Since restricted stock is based on and payable in stock, it serves to link the pecuniary interests of our executive officers with those of our shareholders. In addition, because restricted stock has a real, current value that is forfeited if an executive officer quits, it provides a significant retention incentive.

A listing of restricted stock awards granted to our named executive officers in fiscal year 2007 appears in the Grants of Plan-Based Awards in Fiscal Year 2007 Table below. For information regarding the other terms and conditions of restricted stock awards granted to our named executive officers, see the Outstanding Equity Awards at 2007 Fiscal Year End Table and related notes.

Long-Term Equity Incentive Compensation for Named Executive Officers.

At its October 26, 2006 meeting, the Compensation Committee approved the fiscal year 2007 long-term equity incentive compensation amounts for our named executive officers, which are forth in the table below. The table also reflects the fiscal year 2008 long-term equity incentive compensation amounts for our named executive officers, which were approved by the Compensation Committee at its November 2, 2007 meeting.

	Fiscal Year 2007	Fiscal Year 2008
	Long-Term Equity	Long-Term Equity	Percent Change
	Incentive	Incentive	(Relative to Fiscal
Named Executive Officer	Compensation	Compensation	Year 2007)

J.M. Bernhard, Jr. Chairman, President and Chief Executive Officer	$5,100,000	$4,700,000	(7.8)%
Robert L. Belk Executive Vice President (Former Chief Financial Officer)	$1,250,000	$0	(100.0)%
Dirk J. Wild Senior Vice President, Administration (Former Interim Chief Financial Officer)	$287,000	$250,000	(12.9)%
David L. Chapman , Sr. President of the Fabrication & Manufacturing Group	$875,000	$1,125,000	28.6%
R. Monty Glover President of the Fossil Division of the Power Group	$130,000	$1,000,000	669.2%
Ronald W. Oakley President of the Environmental & Infrastructure Group	$500,000	$0	(100.0%)

J.M. Bernhard, Jr.  Mr. Bernhard’s fiscal year 2007 long-term equity incentive compensation was $5,100,000, which was between the 50th and 75th percentiles for his peers in the Heavy Industrial comparator group and above the 75th percentile for his peers in our Industry Peer comparator group. Mr. Bernhard’s fiscal year 2008 long-term equity incentive compensation was $4,700,000, which represents a 7.8% decrease from his fiscal year 2007 long-term equity incentive compensation award. As noted previously, the Compensation Committee held Mr. Bernhard’s Total Target Direct Compensation at $9,100,000 and increased his target annual cash compensation. Consequently, his long term equity incentive compensation decreased. Mr. Bernhard’s fiscal year 2008 long-term equity incentive compensation is between the 50th and 75th percentiles for his peers in the Heavy Industrial and Industry Peer comparator groups.

Robert L. Belk.  Mr. Belk’s fiscal year 2007 long-term equity incentive compensation was $1,250,000, which was between the 50th and 75th percentiles for his peer Chief Financial Officers in the Heavy Industrial comparator group and above the 75th percentile for his peers in our Industry Peer comparator group. Mr. Belk’s fiscal year 2008 long-term equity incentive compensation was $0. In connection with the assumption of his new role and the execution of his amended employment agreement, Mr. Belk no longer receives awards under our long-term equity incentive compensation program.

Dirk J. Wild.  Mr. Wild’s fiscal year 2007 long-term equity incentive compensation was $287,000, which was between the 50th and 75th percentiles for similar positions in our Heavy Industrial comparator group. Mr. Wild’s fiscal year 2008 long-term equity incentive compensation was $250,000, which represents an approximately 12.9% decrease from his fiscal year 2007 long-term equity incentive compensation award. Mr. Wild’s fiscal year 2008 long-term equity incentive compensation is between the 50th and 75th percentiles for similar positions in our Heavy Industrial comparator group. As noted above, we do not have applicable benchmark data for Mr. Wild from our Industry Peer comparator group. The Compensation Committee determined that the decrease in long-term equity incentive compensation was appropriate based on Mr. Wild’s change in responsibilities within the company.

David L. Chapman, Sr.  Mr. Chapman’s fiscal year 2007 long-term equity incentive compensation was $875,000, which was at or above the 75th percentile for similar positions in our Heavy Industrial and Industry Peer comparator groups. Mr. Chapman’s fiscal year 2008 long-term equity incentive compensation was $1,125,000, which represents an approximately 28.6% increase from his fiscal year 2007 long-term equity incentive compensation award. Mr. Chapman’s fiscal year 2008 long-term equity incentive compensation is at or above the 75th percentile for similar positions in our Heavy Industrial and Industry Peer comparator groups. Based upon (1) Mr. Chapman’s strong performance in fiscal year 2007, as evidenced by the record financial performance of the F&M Group and the continued growth of its market share, (2) increased demands of his position resulting from the growth in the size and complexity of the F&M Group and (3) current market conditions and the continuing need to bolster our executive management team that necessitate such competitive compensation to attract and retain key talent such as Mr. Chapman, the Compensation Committee determined that his fiscal year 2008 long-term equity incentive compensation award is reasonable and consistent with our overall compensation philosophy and objectives.

R. Monty Glover.  Mr. Glover’s fiscal year 2007 long-term equity incentive compensation was $130,000. Benchmark data was not available for Mr. Glover for fiscal year 2007 long-term equity incentive compensation since his position at that time was not included in the competitive data provided by Hewitt. Mr. Glover’s fiscal year 2008 long-term equity incentive compensation was $1,000,000, which represents an approximately 669.2% increase from his fiscal year 2007 long-term equity incentive compensation award. Mr. Glover’s fiscal year 2008 long-term equity incentive compensation is at or above the 75th percentile for similar positions in our Heavy Industrial and Industry Peer comparator groups. Mr. Glover’s long-term equity incentive compensation award was negotiated in connection with his recent promotion to President of the Fossil Division of our Power Group. In light of the extremely competitive talent market, our need to retain Mr. Glover’s expertise and Mr. Glover’s new increased responsibilities, the Compensation Committee has determined that his total compensation package, including his fiscal year 2008 long-term equity incentive compensation award, is reasonable and consistent with our overall compensation philosophy and objectives.

Ronald W. Oakley.  Mr. Oakley’s fiscal year 2007 long-term equity incentive compensation was $500,000, which was between the 50th and 75th percentiles for his peers in the Heavy Industrial and Industry Peer comparator groups. Mr. Oakley’s fiscal year 2008 long-term equity incentive compensation was $0. Because Mr. Oakley’s annual cash incentive compensation for fiscal year 2007 was largely guaranteed and consequently substantially exceeded the MIP percentage payout for the rest of the eligible employees in the E&I Group, the Compensation Committee determined that reduction of Mr. Oakley’s long-term equity incentive compensation was consistent with our compensation philosophy and objectives due to the fiscal year 2007 performance of the E&I Group.

Retirement Programs

Retirement Plan.

We maintain The Shaw Group Inc. 401(k) Plan (the “401(k) Plan”), which is a tax-qualified, defined contribution retirement plan available to eligible employees. The plan offers a voluntary pre-tax salary deferral feature under Section 401(k) of the Internal Revenue Code. The value of company paid contributions to our named executive officers under our 401(k) Plan are set forth in the Summary Compensation Table below under the “All Other Compensation” column and related notes.

Deferred Compensation Plan.

The Shaw Group Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan for a select group of our highly compensated employees. Approximately 170 of our employees were eligible to participate in the Deferred Compensation Plan for fiscal year 2007.

R. Monty Glover, President of the Fossil Division within our Power Group, is the only named executive officer that participates in our Deferred Compensation Plan. Historically, we have not made our Deferred Compensation Plan available to our executive management, but rather it was utilized primarily as a vehicle to provide deferred compensation amounts, subject to multi-year cliff vesting requirements, in connection with the recruitment or retention of key employees (other than executive management). In Mr. Glover’s case, we made an initial deposit of $100,000 to the Deferred Compensation Plan on January 31, 2007, as a retention bonus, prior to Mr. Glover’s promotion to his present position. He will be fully vested in the $100,000, plus earnings thereon, on December 31, 2009, as long as he remains our employee until that date. In connection with his promotion, as set forth in his employment agreement, the Compensation Committee approved an additional deposit of $1,000,000 to an interest-

bearing account for the benefit of Mr. Glover. We have agreed in Mr. Glover’s employment agreement to transfer this amount to the Deferred Compensation Plan after we have made certain modifications to the Deferred Compensation Plan. Under his employment agreement, he will be eligible to receive the $1,000,000, plus earnings thereon, in July of 2011, as long as he remains our employee until that date. The Compensation Committee continues to evaluate modifications to the Deferred Compensation Plan to further enhance its utility as a recruitment and retention tool and to enable our executive officers and other employees to utilize it to meet their retirement goals.

Additional information regarding the Deferred Compensation Plan is set forth under the “Nonqualified Deferred Compensation” section of this proxy statement.

Welfare and Other Benefits

We maintain welfare benefit programs to meet the health care and welfare needs of our employees and their families, including medical and prescription coverage, dental and vision programs, short-term disability insurance, long-term disability insurance, group life insurance, supplemental life insurance and dependent life insurance, as well as customary vacation, leave of absence and other similar policies. Our executive officers are eligible to participate in these programs on the same basis as our other salaried employees except (1) long-term disability insurance premiums are paid by us and (2) life and accidental death and dismemberment coverages are two times the base salary of the applicable executive officer (up to a maximum of $750,000).

In addition to participating in the benefit programs provided to all other employees, our executive officers participate in the executive medical reimbursement plan. The executive medical reimbursement plan reimburses participants for qualified out-of-pocket expenses incurred by them or their eligible dependents for medical, dental and vision care, as well as prescription drugs. The plan also provides executives with an additional $100,000 of accidental death and dismemberment coverage.

The Compensation Committee believes these health and welfare benefits are reasonable and consistent with our overall compensation philosophy and necessary to ensure that we are able to maintain a competitive position in terms of attracting and retaining top executive talent and other employees.

Perquisites

During fiscal year 2005, the Compensation Committee approved a Flexible Perquisites Program (the “Flex Program”) for some of Shaw’s executive officers, including our CEO and some of the other named executive officers. The Flex Program provides eligible executive officers with annual grants of “flex dollars” that equate to 4% of the annual base salary of the executive. Under the Flex Program, the executives are reimbursed for actual out of pocket expenditures for whatever combination of perquisites best suits them while maintaining a common dollar value benefit among the management team. The Flex Program helps reduce administrative costs typically associated with maintaining a fleet of company cars and country club memberships, etc. The listing of available perquisites covered by the Flex Program is approved by the Compensation Committee.

The Flex Program superseded, for the participating executives, certain other perquisites (such as car allowances and country club membership dues) that may have been provided by Shaw prior to its implementation in fiscal year 2005. However, the Flex Program is supplemental to, and does not supersede, any perquisites or other personal benefits that a participating executive is otherwise entitled to under any employment agreement that the executive has in place with Shaw. A description of the relevant provisions of the employment agreements with each of our named executive officers is set forth in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

These perquisites represent a small portion of the total compensation of each named executive officer. The Compensation Committee believes the perquisites available to our executive officers under the Flex Program are reasonable and consistent with our overall compensation philosophy and necessary to remain competitive for top executive talent. The incremental values ascribed to these perquisites are set forth in the Summary Compensation Table below under the “All Other Compensation” column and related notes.

Separation Agreement with Abe Fatemizadeh

We entered into a confidential settlement and release agreement with Mr. Fatemizadeh effective October 10, 2007. Pursuant to the agreement, we agreed to pay Mr. Fatemizadeh a lump sum of $2,500,000 plus $6,145 for insurance premiums actually paid by Mr. Fatemizadeh from July 2007 through October 2007 plus an additional $28,000 to cover 18 months of medical insurance coverage beyond the COBRA coverage period. See “Potential Payments Upon Termination or a Change in Control” for additional information and additional terms included in the settlement and release agreement.

Policies Relating to Our Common Stock

Our Equity-Based Compensation Award Practices.

The annual grant cycle for executive officer stock option grants and other equity awards typically occurs at the same time as decisions relating to salary increases and other annual cash incentive compensation awards. This occurs at the start of each fiscal year following the release of our financial results for the preceding fiscal year and the completion of the audit of our financial statements. The Compensation Committee may also make grants of equity awards to executive officers at other times during the year due to special circumstances, such as new hires or promotions. We do not back date or reprice options, and if our stock price declines after the grant date, we do not replace options. We do not seek to time equity grants to take advantage of information, either positive or negative, about Shaw that has not been publicly disclosed.

Insider Trading Policy.

Our insider trading policy prohibits directors, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while the trading window is closed or if aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. This policy also prohibits directors and employees from engaging in short sales with respect to our securities, or entering into puts, calls or other “derivative” transactions with respect to our securities. We also have procedures that require trades by directors and executive officers to be pre-cleared by appropriate Shaw personnel.

Stock Ownership Guidelines.

Equity compensation encourages our executives to have an owner’s perspective in managing our company. However, stock ownership guidelines have not been implemented by the Compensation Committee for our executive officers.

Compensation Recoupment Policy

We do not have a formal policy for adjusting or recovering payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Under Section 304 of the Sarbanes-Oxley Act, if our financials must be restated as a result of misconduct, then our CEO and Chief Financial Officer must repay bonuses, incentive-based compensation, equity based compensation, and stock sale profits received during the 12-month period following the initial filing of the financial filings that required restatement. If this situation occurs we would expect to recover such awards. In other events we would review the situation in light of the responsibility of the individuals involved and the extent to which the award or payment to individuals not responsible nevertheless represented appropriate compensation for their services.

Tax and Accounting Considerations

Tax Deductibility of Executive Compensation.

Section 162(m) of the Internal Revenue Code generally prohibits a public company from deducting compensation paid in any year to named executive officers in excess of $1 million. Certain compensation is specifically exempt from the deduction limit to the extent it is “performance-based.” In evaluating whether to structure executive compensation components as performance-based and thus, tax deductible, the Compensation Committee considers the net cost to Shaw, and its ability to effectively administer executive compensation in the long-term interest of shareholders. Grants made to executive officers under our equity incentive plans and cash payments under our MIP are structured generally to be deductible under Section 162(m). The Compensation Committee intends, however, to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of Shaw and our shareholders. The Compensation Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of Shaw and our shareholders. For example, grants of restricted stock or restricted stock units are not performance-based under Section 162(m) and, in certain instances; deductibility of such compensation may be limited.

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the law with respect to the timing of deferral elections, timing of payments and certain other matters. In general, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees so that they are either exempt from, or satisfy the requirements of, Section 409A. We believe we are currently operating such plans in compliance with Section 409A. Under recently published final regulations, however, we may be required to amend some of our plans and arrangements to make them either exempt from, or compliant with, Section 409A.

Accounting for Share-Based Compensation.

Before we grant share-based compensation awards, we consider the accounting impact of the award as structured and other scenarios in order to analyze the expected impact of the award. Consequently, the Compensation Committee has consistently approved long-term equity incentive compensation in the form of stock options and restricted stock (or restricted stock units) that are satisfied by the delivery of shares in order to avoid potential mark-to-market accounting issues associated with awards that may be satisfied by the delivery of cash, such as stock appreciation rights.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee does not constitute soliciting material and the report should not be deemed filed or incorporated by reference into any other previous or future filings by The Shaw Group Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that The Shaw Group Inc. specifically incorporates this report by reference therein.

The Compensation Committee has reviewed and discussed with management the disclosure set forth above under the heading “Compensation Discussion and Analysis”. Based on its review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement for the 2008 Annual Meeting of Shareholders and incorporated by reference in The Shaw Group Inc.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007.

Submitted by the Compensation Committee of the Board of Directors.

Daniel A. Hoffler, Chairman
James F. Barker
Albert McAlister
Charles E. Roemer, III

SUMMARY COMPENSATION

The following table summarizes the compensation for each of our named executive officers for the fiscal year ended August 31, 2007.

Summary Compensation Table for the Fiscal Year Ended August 31, 2007

						Non-Equity
						Incentive
	Fiscal Year			Stock	Option	Plan	All Other
	Ended	Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	August 31,	(1)	(2)	(3)	(4)	(5)	(6)	Total
J. M. Bernhard, Jr. Chairman, President and Chief Executive Officer	2007	$1,579,400	$—	$2,618,397	$2,313,726	$2,112,000	$786,832	$9,410,355

Robert L. Belk Executive Vice President and Former Chief Financial Officer	2007	619,629	100,000	763,225	391,082	—	99,652	1,973,588

Dirk J. Wild Senior Vice President, Administration and Former Interim Chief Financial Officer	2007	334,087	110,000	132,646	99,527	146,000	12,087	834,347

David L. Chapman, Sr. President of the Fabrication & Manufacturing Group	2007	590,718	500,000	91,147	252,128	550,000	42,466	2,026,459

R. Monty Glover President of the Fossil Division of the Power Group	2007	388,146	250,000	71,809	63,982	50,000	1,270,133	2,094,070

Ronald W. Oakley President of the Environmental & Infrastructure Group	2007	601,155	450,000	552,087	49,955	—	118,395	1,771,592

Abe Fatemizadeh(7) Former President of the Energy & Chemicals Group	2007	549,031	—	1,218,457	998,389	—	2,577,321	5,343,198

(1)	This column reflects the base salary for each of our named executive officers. The amounts shown include any portion of base salary deferred and contributed by the named executive officers to our 401(k) Plan.

(2)	For all named executive officers except Mr. Wild, this column represents guaranteed minimum annual cash incentive compensation, which is paid in accordance with the employment agreements of the named executive officers, related to services performed in fiscal year 2007. For Mr. Wild, this column includes a $10,000 special bonus paid in connection with the filing of our Quarterly Report on Form 10-Q for the period ended November 30, 2006, and a $100,000 bonus paid subsequent to Mr. Wild’s acceptance of the position of Interim Chief Financial Officer.

(3)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended August 31, 2007, in accordance with SFAS 123R. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Under SFAS 123R, the fair value of restricted stock awards is determined as of the date of grant using our closing market price on the date of grant, and that amount is amortized by us generally over the vesting periods. Amounts shown reflect the partial amortization of restricted stock granted in fiscal year 2007 as well as the partial amortization of restricted stock granted in prior years that was not fully vested. See “Grants of Plan-Based Awards in Fiscal Year 2007” for information with respect to the restricted stock granted in fiscal year 2007 and “Outstanding Equity Awards at 2007 Fiscal Year End” for information with respect to the unvested restricted stock granted prior to fiscal year 2007. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by our named executive officers.

(4)	This column includes the dollar amount of compensation expense we recognized for the fiscal year ended August 31, 2007, in accordance with SFAS 123R. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. We recognize expense generally over the vesting periods. Amounts shown reflect the partial amortization of stock option grants made in fiscal year 2007 as well as the partial amortization of stock options granted in prior years which were not fully vested. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007. See “Grants of Plan-Based Awards in Fiscal Year 2007” for information with respect to the stock options granted in fiscal year 2007 and “Outstanding Equity Awards at 2007 Fiscal Year End” for information with respect to the stock options granted prior to fiscal year 2007. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by our named executive officers.

(5)	Amounts shown in this column represent cash paid for fiscal year 2007 performance-based awards granted under our MIP. Amounts do not include any guaranteed minimum annual cash incentive compensation. For additional information, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation — 2005 Management Incentive Plan” above and “Grants of Plan-Based Awards in Fiscal Year 2007” below.

(6)	The following table describes the components of the “All Other Compensation” column. Some of the amounts in the table below were paid directly by us or reimbursed by us to the named executive officers, and some of the amounts were provided through our Flex Program. See “Compensation Discussion and Analysis — Perquisites” for additional information on our Flex Program.

				David L.
	J. M.	Robert		Chapman,	R. Monty	Ronald W.	Abe
	Bernhard, Jr.	L. Belk	Dirk J. Wild	Sr.	Glover	Oakley	Fatemizadeh
(a) Company Paid Insurance Premiums	$2,290	$2,290	$2,150	$2,290	$2,163	$2,290	$2,099
(b) Other Insurance Premiums	—	7,939	—	—	—	15,240	—
(c) Executive Medical Reimbursement Plan	12,014	10,294	2,337	4,256	5,318	—	13,254
(d) Company Contributions to 401(k) Plan	7,750	7,750	6,322	5,885	8,676	—	6,231
(e) Nonqualified Deferred Compensation	—	—	—	—	1,100,000	—	—
(f) Termination Payments	—	—	—	—	—	—	2,534,145
(g) Personal Use of Corporate Aircraft	405,553	43,071	—	—	—	12,646	—
(h) Automobile Usage	19,644	—	—	24,467	9,241	14,276	6,560
(i) Security Services	234,490	274	—	—	—	—	—
(j) Relocation Benefits	—	—	—	—	78,014	—	—
(k) Commuting and Living Expenses	—	—	—	—	—	57,564	—
(l) Country Club Dues & Fees	29,438	8,672	—	4,487	—	3,225	—
(m) Financial & Legal Consulting Fees	64,401	8,931	—	—	—	10,184	—
(n) Telecommuting/Home Office Expenses	864	163	514	—	176	—	1,183
(o) Spouse Travel & Meals	—	—	—	—	1,041	1,089	12,391
(p) Gifts	—	721	734	734	11,350	734	650
(q) Tax Gross-up Payments	1,127	147	30	347	47,347	1,147	209
(r)(s) Other	9,261	9,400	—	—	6,807	—	599

TOTAL	$786,832	$99,652	$12,087	$42,466	$1,270,133	$118,395	$2,577,321

(a)	Represents the dollar value of the premiums paid directly by us for life insurance, long-term disability insurance, accidental death and dismemberment insurance and our executive medical reimbursement plan.

(b)	Represents amounts reimbursed by us through our Flex Program for life insurance, long-term care insurance and personal catastrophe liability insurance.

(c)	Represents amounts reimbursed by us for out-of-pocket expenses incurred by the named executive officers for medical, dental and vision care, as well as prescription drugs.

(d)	Represents our contributions to our 401(k) Plan, which is a tax-qualified, defined contribution retirement plan. As a result of nondiscrimination testing of highly compensated employees, refunds of employee 401(k) withholdings and the forfeiture of our corresponding contribution may take place in subsequent years. Our contributions have not been reduced for past or potential forfeitures as a result of nondiscrimination testing. Our contributions on behalf of Mr. Glover are greater than the annual limit of $7,750 due to the fact that we are reporting contributions made during our fiscal year rather than on a calendar year basis.

(e)	Represents our contribution of:

- $100,000 to our Deferred Compensation Plan, which is a nonqualified plan, and

- $1,000,000 to an interest-bearing account in connection with Mr. Glover’s promotion to President of the Fossil Division within our Power Group and as consideration for the non-compete and non-solicitation covenants set forth in his employment agreement.

See “Nonqualified Deferred Compensation” below for additional information.

(f)	Represents amounts paid by us to Mr. Fatemizadeh in connection with his termination. We entered into a confidential settlement and release agreement with Mr. Fatemizadeh effective October 10, 2007. Pursuant to the agreement, we agreed to pay Mr. Fatemizadeh a lump sum of $2,500,000 plus $6,145 for insurance premiums actually paid by Mr. Fatemizadeh from July 2007 through October 2007 plus an additional $28,000 to cover 18 months of medical insurance coverage beyond the COBRA coverage period. See “Potential Payments Upon Termination or a Change in Control” for additional information and additional terms included in the settlement and release agreement.

(g)	The incremental cost of personal usage of the corporate aircraft was calculated by multiplying our variable operating costs per hour by the number of hours flown (excluding the hours associated with deadhead legs) by each named executive officer for personal use. The following variable operating costs were included in our calculation of incremental cost:

- fuel,
- repairs and maintenance,
- catering and supplies,
- travel and lodging expenses for the crew, and
- landing, flight planning and other related fees.

The following costs were not included in our calculation of incremental cost:

- fixed costs, such as crew compensation, lease expenses and hangar rent; and

- the amount of our fiscal year 2007 disallowed tax deduction. Internal Revenue Code Section 274(e) limits the amount that companies can deduct for the personal use of corporate aircraft to the amount recognized as income by the executive that used the aircraft. For fiscal year 2007, the total amount of our disallowed tax deduction resulting from personal use of the corporate aircraft by our employees, including our named executive officers, was $850,517.

(h)	We provide Mr. Bernhard with a company-owned automobile for personal use. The aggregate incremental cost reflected in the table above includes fuel, maintenance, insurance and annual depreciation expense based on an estimated useful life of five years. We reimburse Mr. Chapman for expenses related to the use of his personal automobile. The aggregate incremental cost reflected in the table above includes reimbursements for the monthly note payments, insurance, fuel and maintenance. For Messrs. Bernhard and Chapman, we have included 100% of the costs paid by us as the aggregate incremental cost. We also provide an automobile allowance to Messrs. Glover and Fatemizadeh through our Flex Program, and we reimburse Mr. Oakley for the cost of a rental car.

(i)	We provide certain executive officers with security services from time to time at our cost. In fiscal year 2007, we provided security services at Mr. Bernhard’s personal residence totaling $233,578. We also made reimbursements through our Flex Program to Mr. Bernhard totaling $912 for the operating cost of a home security system at his personal residence and to Mr. Belk totaling $274 for upgrades to the security system at his personal residence.

(j)	During fiscal year 2007, we incurred costs related to Mr. Glover’s relocation to the Charlotte, North Carolina area. We also purchased Mr. Glover’s home in Texas in connection with his relocation. We have included the following amounts related to Mr. Glover’s relocation in the table above:

- $23,103 represents the actual costs incurred by us (or reimbursed to Mr. Glover by us) during fiscal year 2007 related to the move. This amount includes lending and closing costs related to the sale of Mr. Glover’s old home and the purchase of his new home; hotel, car and meal expenses related to Mr. Glover’s travel between Texas and North Carolina during the relocation process; and other related relocation expenses.

- $50,636 represents the difference between the purchase price that we paid for Mr. Glover’s home ($900,636) in Texas and the appraised value of the home ($850,000), which is the amount that is recorded on our balance sheet. The $900,636 purchase price was derived from Mr. Glover’s original purchase price of the home, closing costs and the cost of subsequent improvements.

- $4,275 represents imputed interest on the $900,636 amount that we paid to Mr. Glover in order to purchase his home for the period beginning on the date on which we provided the funds to Mr. Glover and ending on the date that we closed on the purchase of Mr. Glover’s house.

- We also expect to incur closing costs at some point in the future of approximately $50,000 in connection with the sale of Mr. Glover’s home in Texas. This amount has not been included as compensation in the table above. The actual cost incurred by us may differ from this estimate.

(k)	Includes $22,620 for commuting expenses from Mr. Oakley’s home in South Carolina to our home office in Baton Rouge and $34,944 for living expenses, primarily for an apartment in Baton Rouge.

(l)	Represents the total amount paid for country club dues and related fees. These club memberships are not used exclusively for business purposes. Some of these amounts were paid directly by us, and some were reimbursed through our Flex Program.

(m)	Represents amounts reimbursed by us through our Flex Program primarily for tax preparation, financial consulting, estate planning and legal fees.

(n)	Represents home office expenses, including home phone and internet services.

(o)	Represents transportation costs and meal expenses incurred by us for the named executive officers’ spouses to accompany them to business events. Some of these amounts were paid directly by us, and some were reimbursed through our Flex Program.

(p)	Mr. Glover’s “Gifts” include $11,192 for golf clubs and a hunting rifle, which were given to Mr. Glover in connection with the acceptance of his new position as the President of the Fossil Division within our Power Group. Remaining amounts primarily represent Christmas gifts and gifts for the named executive officers’ spouses.

(q)	Represents gross-ups to cover Medicare taxes on certain perquisites. For Mr. Glover, the amount also includes gross-ups to cover all taxes on amounts incurred in connection with his relocation and on certain gifts. See the narrative following the Summary Compensation Table and Grants of Plan-Based Awards Table for a description of the perquisites included.

(r)	Mr. Bernhard’s “Other” compensation includes $8,300 for a personal trainer and $961 for tickets to an entertainment event, which both were reimbursed through our Flex Program. Mr. Belk’s “Other” compensation includes $9,400 for tickets to athletic events, which was reimbursed through our Flex Program. Mr. Glover’s “Other” compensation includes $6,807 resulting from a cash payment associated with our January 2005 stock option grant. The Compensation Committee of the Board of Directors authorized the award of long-term incentives to certain executives on October 13, 2004. Some of the awards, including Mr. Glover’s, were not granted until January 21, 2005. In order to compensate the recipients of the grant for the increase in our stock price between October 13, 2004 and January 21, 2005, the Compensation Committee approved a cash payment to be made to the recipients on each vesting date. Mr. Fatemizadeh’s “Other” compensation includes athletic club dues, which were reimbursed through our Flex Program.

(s)	The table above does not include amounts for the following perquisites because there was no incremental cost to us during fiscal year 2007.

- We purchase tickets to athletic and other entertainment events generally for client entertainment purposes. If the tickets are not being used for client entertainment purposes, employees, including our named executive officers, may use the tickets.

- We are a member of a hunting and fishing club in southwest Louisiana that we use primarily for client entertainment purposes. If we are not using the club for client entertainment purposes, employees, including our named executive officers, may use the club.

- Guests may accompany named executive officers on business trips at times. If our aircraft is used and a guest travels with the named executive officer on the business trip, there is no incremental cost to us.

(7)	As mentioned above, Mr. Fatemizadeh’s employment with us ended on July 3, 2007. See “Potential Payments Upon Termination or a Change in Control” below for additional information on the terms of Mr. Fatemizadeh’s settlement and release agreement.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2007

The following table provides information about cash and equity incentive compensation awarded to our named executive officers in fiscal year 2007. During fiscal year 2007, the named executive officers received three types of plan-based awards:

MIP — Our 2005 Management Incentive Plan is based on achieving pre-established annual pre-tax income, operating cash flow and individual performance goals. Awards under the plan are paid in cash. For additional information about the plan, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation — 2005 Management Incentive Plan.”

Restricted Stock — The restricted stock was granted under our 2001 Employee Incentive Compensation Plan. For additional information, see “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Restricted Stock.”

Options — The options were granted under our 2001 Employee Incentive Compensation Plan. For additional information, see “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Stock Options.”

Grants of Plan-Based Awards for the Fiscal Year Ended August 31, 2007

								All Other	All Other		Grant
								Stock	Option	Exercise	Date
								Awards:	Awards:	or Base	Fair
				Estimated Future Payouts				Number of	Number of	Price of	Value of
				Under Non-Equity Incentive Plan				Shares of	Securities	Option	Stock and
	Grant	Grant	Approval	Awards (2)				Stock or	Underlying	Awards	Option
Name	Type	Date (1)	Date (1)	Threshold ($)	Target ($)	Maximum ($)		Units (3)	Options (4)	($/Share) (5)	Awards ($)(6)
J. M. Bernhard, Jr.	MIP			0	2,400,000	4,800,000	(7)
	Restricted Stock	11/1/2006	10/27/2006					95,506			2,550,010
	Options	11/1/2006	10/27/2006						206,991	26.70	3,338,765

Robert L. Belk	MIP			0	0	100,000	(7)
	Restricted Stock	11/1/2006	10/27/2006					23,409			625,020
	Options	11/1/2006	10/27/2006						50,734	26.70	600,183

Dirk J. Wild	MIP			0	167,500	335,000	(7)
	Restricted Stock	11/1/2006	10/27/2006					5,375			143,513
	Options	11/1/2006	10/27/2006						11,649	26.70	137,808

David L. Chapman, Sr.	MIP			0	100,000	700,000	(7)
	Restricted Stock	11/1/2006	10/27/2006					16,386			437,506
	Options	11/1/2006	10/27/2006						35,514	26.70	420,131

R. Monty Glover	MIP			0	100,000	450,000	(7)
	Restricted Stock	11/1/2006	10/27/2006					2,435			65,015
	Options	11/1/2006	10/27/2006						5,276	26.70	62,415

Ronald W. Oakley	MIP			0	0	750,000	(8)
	Restricted Stock	11/1/2006	10/27/2006					9,364			250,019
	Options	11/1/2006	10/27/2006						20,294	26.70	240,078

Abe Fatemizadeh	MIP			0	300,000	1,050,000	(8)
	Restricted Stock	11/1/2006	10/27/2006					18,727			500,011
	Options	11/1/2006	10/27/2006						40,587	26.70	480,144

(1)	The Compensation Committee approved the awards on October 27, 2006 and determined that the grants would be priced at the higher of the closing price on October 27, 2006 or November 1, 2006.

(2)	These columns show the range of possible cash payouts under the performance-based portion of our MIP related to fiscal year 2007 performance. This table does not include any guaranteed minimum annual cash incentive compensation amounts that are payable under the plan. For additional information related to our annual cash incentive awards, including performance targets, measures, discretionary factors and weighting, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation — 2005 Management Incentive Plan.”

(3)	This column shows the number of shares of restricted stock granted to our named executive officers during fiscal year 2007. For additional information related to the terms and conditions of the restricted stock granted by us, see “Outstanding Equity Awards at 2007 Fiscal Year End.”

(4)	This column shows the number of stock options granted to our named executive officers during fiscal year 2007. For additional information related to the terms and conditions of the stock options granted by us, see “Outstanding Equity Awards at 2007 Fiscal Year End.”

(5)	This column shows the exercise price of the stock options granted, which was the closing market price of our common stock on October 27, 2006.

(6)	This column shows the full grant date fair value, calculated in accordance with SFAS 123R, of the shares of restricted stock and stock options granted to the named executive officers in fiscal year 2007. Pursuant to SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used for determining stock option values are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by our named executive officers.

(7)	Calculated as 200% of the named executive officer’s fiscal year 2007 annual cash incentive compensation target plus any guaranteed minimum annual cash incentive compensation, minus the guaranteed minimum annual cash incentive compensation amount. For additional information, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation.”

(8)	Calculated in accordance with the respective named executive officer’s employment agreement as 200% of the named executive officer’s fiscal year 2007 base salary minus any guaranteed minimum annual cash incentive compensation. For additional information, see “Compensation Discussion and Analysis — Annual Cash Incentive Compensation.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Fiscal 2007 Salary.  Our named executive officers were paid annual base salaries during fiscal year 2007 as follows:

•	Mr. Bernhard — $1,448,000 from September 1, 2006 through October 29, 2006, and $1,600,000 for the remainder of the fiscal year;

•	Mr. Belk — $597,000 from September 1, 2006 through October 29, 2006, $650,000 from October 30, 2006, through July 5, 2007, and $500,000 for the remainder of the fiscal year;

•	Mr. Wild — $325,000 from September 1, 2006 through October 29, 2006, and $335,000 for the remainder of the fiscal year;

•	Mr. Chapman — $533,000 from September 1, 2006 through October 29, 2006, and $600,000 for the remainder of the fiscal year;

•	Mr. Glover — $260,000 from September 1, 2006 through October 29, 2006, $350,000 from October 30, 2006, through July 2, 2007, and $500,000 for the remainder of the fiscal year;

•	Mr. Oakley — $600,000 for the entire fiscal year; and

•	Mr. Fatemizadeh — $500,000 from September 1, 2006 through October 29, 2006, and $600,000 until his date of termination, July 3, 2007.

Amounts reflected in the Salary column of the Summary Compensation Table are pro-rated accordingly.

Employment Agreements.

J. M. Bernhard, Jr.  Mr. Bernhard serves as President and Chief Executive Officer pursuant to an employment agreement entered into on April 10, 2001, which was amended and restated as of January 23, 2007. Unless either party gives notice to terminate the agreement, the agreement will automatically renew on each day of the term for a successive three-year term. The agreement provides that Mr. Bernhard will, among other things, be entitled to:

(a)	an annual base salary in an amount set by our Board, which may be increased by the Board at its discretion but may not be decreased without Mr. Bernhard’s consent;

(b)	bonus awards under any bonus program established by us or, in the absence of a bonus program, bonus awards as may be determined by our Board;

(c)	reimbursement of expenses;

(d)	participation in the various employee benefit plans and programs that we provide to our employees in general, including health, dental, disability, 401(k) and life insurance plans (subject to eligibility requirements under such plans); and plans pursuant to which long-term incentive compensation such as stock options, restricted stock or similar awards are granted;

(e)	reasonable vacation at Mr. Bernhard’s discretion, but in no event less than five weeks of vacation per year with unlimited carryover, and holidays; and

(f)	other benefits in addition to those made available to our management, including country club memberships, an automobile and a mid-size jet aircraft for his personal use and benefit.

Robert L. Belk.  Mr. Belk serves as Executive Vice President pursuant to an employment agreement dated May 1, 2000, as amended. Unless either party gives notice to terminate the agreement, the agreement has a fixed three-year term that ends on December 31, 2010.

Pursuant to the agreement, as amended, Mr. Belk is entitled to:

(a)	an annual base salary of $500,000, which may be increased by the Board at its discretion but may not be decreased without Mr. Belk’s consent;

(b)	bonuses under our MIP with a minimum annual bonus of 20% of base salary;

(c)	reimbursement of expenses;

(d)	five weeks of paid vacation per year with unlimited carryover;

(e)	personal use of company-owned aircraft of up to 50 hours per calendar year; and

(f)	participation in the various employee benefit plans or programs we provide to our employees in general.

Dirk J. Wild.  On October 13, 2004, we appointed Mr. Wild to the newly created principal officer position of Senior Vice President & Chief Accounting Officer and entered into an oral severance agreement with Mr. Wild. Pursuant to this oral agreement, we agreed to pay Mr. Wild an amount equal to six months of his salary if we terminate Mr. Wild for any reason other than cause.

We entered into a new, written employment agreement with Mr. Wild after the end of our last fiscal year, which agreement was effective as of October 10, 2007, and will govern his new position as our Senior Vice President, Administration. The agreement has a two-year term that ends on October 10, 2009. Pursuant to the agreement, Mr. Wild is entitled to:

(a)	an annual base salary of $335,000, which may be increased by the Board at its discretion but may not be decreased without Mr. Wild’s consent;

(b)	bonuses under our MIP with an annual performance bonus range of 0% to 200% of his bonus target, which bonus target will initially be 50% of base salary;

(c)	reimbursement of expenses;

(d)	four weeks of paid vacation per year with unlimited carryover;

(e)	participation in our discretionary long term incentive compensation plan; and

(f)	participation in the various employee benefit plans or programs we provide to our employees in general.

David L. Chapman, Sr.  Mr. Chapman serves as the President of our F&M Group pursuant to an employment agreement, dated as of April 6, 2002, as amended effective April 1, 2005. The agreement expires on April 30, 2008, provided that either we or Mr. Chapman provide three months prior notice of termination, at which time the three-year consulting arrangement described below would begin. Pursuant to the agreement, Mr. Chapman is entitled to:

(a)	an annual base salary of $533,000, which may be increased by the Board at its discretion but may not be decreased without Mr. Chapman’s consent;

(b)	participation in our annual bonus program with a guaranteed minimum bonus of $500,000 per year;

(c)	an automobile allowance;

(d)	a country club membership;

(e)	three weeks of paid vacation per year and holidays;

(f)	participation in the various employee benefit plans or programs we provide to our employees in general; and

(g)	reimbursement for the usage of his personal plane for company-approved business.

Upon commencement of his employment with us in April 2002, Mr. Chapman was granted options to purchase 100,000 shares of our common stock. We guaranteed Mr. Chapman a $10 per share accretion in stock price with respect to the shares underlying these options based on the performance of the F&M Group. Upon Mr. Chapman’s exercise of these options, we agreed to pay him, in cash, the difference between the guaranteed accreted value per share of the stock and the actual accreted value of the stock on the exercise date. During fiscal year 2007, Shaw’s stock price increased more than $10 per share, causing this guarantee to become null and void. Upon approval of the amendment to Mr. Chapman’s employment agreement by the Compensation Committee on January 6, 2005, Mr. Chapman was granted options to purchase 50,000 shares of our common stock at an exercise price of $15.54, vesting in three equal annual installments of 33% commencing on April 1, 2006.

R. Monty Glover.  Mr. Glover serves as President of the Fossil Division of the Power Group pursuant to an employment agreement, effective July 3, 2007. The agreement automatically renews on each day of the term for a successive two-year term. Upon notice from either party, the term of the agreement will be fixed and not subject to automatic renewal at which point the agreement will terminate on the second anniversary of the date established in the notice. Pursuant to the agreement, Mr. Glover is entitled to:

(a)	an annual base salary of $500,000, which may be increased but may not be decreased without Mr. Glover’s consent;

(b)	bonuses under our MIP, with a minimum annual bonus of $250,000;

(c)	reimbursement of expenses;

(d)	four weeks of paid vacation per year;

(e)	pursuant to our discretionary long term incentive compensation plan, annual equity awards with an aggregate value of $1,000,000, divided equally between options and restricted stock; and

(f)	participation in the various employee benefit plans or programs we provide to our employees in general, as well as our Flexible Perquisites Program (which is available for select executives and provides for reimbursement of benefits up to 4% of base salary).

Ronald W. Oakley.  Mr. Oakley serves as President of our E&I Group pursuant an employment agreement, effective August 3, 2006. Unless either party gives notice to terminate the agreement, the agreement will automatically renew on each day of the term for a successive three-year term. Upon receipt of notice, the term of the agreement will be fixed and not subject to automatic renewal at which point the agreement will terminate on the third anniversary of the date established in the notice. Pursuant to the agreement, Mr. Oakley is entitled to:

(a)	an annual base salary of $600,000, which may be increased but may not be decreased without Mr. Oakley’s consent;

(b)	participation in our MIP, with a minimum annual bonus of 25% of his base salary and a potential bonus of 200% of his base salary (Mr. Oakley’s initial target bonus has been set at 75% of his base salary. This amount represents a guaranteed minimum bonus for fiscal year 2007, and will be a guaranteed minimum bonus for fiscal year 2008 as well);

(c)	receipt of a bonus in fiscal year 2006 of no less than $461,000, which must be repaid to us on a pro-rata basis if Mr. Oakley voluntarily terminates his employment with us or is terminated for Misconduct (as defined in the agreement) prior to the completion of 24 months of employment;

(d)	participation in our various employee benefit plans, including our discretionary long term incentive plan under which his overall target value of combined grants of restricted stock and options will be 100% of his base salary each year, and our Flexible Perquisites Program (which is available for select executives and provides for reimbursement of benefits up to 4% of base salary), and programs we provide to our employees in general; and

(e)	four weeks of paid vacation per year.

Effective upon commencement of employment, pursuant to his agreement, Mr. Oakley received restricted shares with a value of $1,000,000 vesting in two equal annual installments of 50% each. In addition to the foregoing initial restricted share award, on November 1, 2006, Mr. Oakley was granted a long term incentive award valued at $500,000, payable 50% in restricted stock and 50% in stock options vesting in four equal annual installments of 25% each.

Each of the employment agreements contain provisions governing payments and benefits owed to our named executive officers upon the termination of such officer’s employment with us, which are discussed in further detail below in “Potential Payments Upon Termination or a Change in Control.”

Equity Awards.  For a discussion of the amounts appearing in the Stock Awards and Option Awards columns of the Summary Compensation Table, please read “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation.” In addition, as mentioned above, Mr. Fatemizadeh’s employment with us ended on July 3, 2007. We subsequently entered into a settlement and release agreement with Mr. Fatemizadeh, which provided for the accelerated vesting of 99,937 unvested stock options and 49,953 unvested shares of restricted stock. Accordingly, the amounts in the Stock Awards and Option Awards columns of the Summary Compensation Table reflect the accelerated vesting of Mr. Fatemizadeh’s stock options and restricted stock. See the notes to the Outstanding Equity Awards Table for additional information on the terms of the acceleration and “Potential Payments Upon Termination or a Change in Control” for additional information on the settlement and release agreement that we entered into with Mr. Fatemizadeh.

Non-Equity Incentive Plan Compensation.  For a discussion of the amounts appearing in this column of the Summary Compensation Table, please read “Compensation Discussion and Analysis — Annual Cash Incentive Compensation — 2005 Management Incentive Plan.”

Tax Gross-Ups.  We provide tax reimbursement payments to certain executives to cover FICA and Medicare taxes on certain perquisites. These perquisites primarily include company-paid insurance premiums, personal use of corporate aircraft, automobile expenses, commuting and living expenses, country club dues and fees, telecommuting/home office expenses, spouse travel and meals, and gifts. Our executive management may also approve tax reimbursement payments to cover taxes on certain expenses, such as relocation expenses in accordance with our relocation policy, and certain gifts.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END

The following table provides information regarding outstanding unexercised stock options and unvested stock awards held by each of our named executive officers as of August 31, 2007. Each grant of stock options or unvested stock awards is shown separately for each named executive officer.

Outstanding Equity Awards as of August 31, 2007

	Option Awards					Stock Awards
	Number of	Number of				Number		Market Value
	Securities	Securities				of Shares		of Shares
	Underlying	Underlying				or Units		or Units
	Unexercised	Unexercised		Option	Option	of Stock		of Stock
	Options	Options		Exercise	Expiration	that have		that have
Name	Exercisable	Unexercisable		Price ($)	Date	not Vested		not Vested($)(1)
J. M. Bernhard, Jr.	400,000	—		4.19	10/19/2008	64,670	(4)	3,236,734
	400,000	—		21.00	7/28/2010	79,350	(2c)	3,971,468
	228,000	76,000	(2a)	11.20	10/10/2013	77,250	(2f)	3,866,363
	116,400	116,400	(2c)	12.66	10/13/2014	95,506	(2h)	4,780,075
	51,500	154,500	(2e)	20.76	10/13/2015	—		—
	—	206,991	(2h)	26.70	11/1/2016	—		—

Total						316,776		15,854,640

Robert L. Belk	27,240	—		4.19	10/19/2008	9,750	(2a)	487,988
	150,000	—		21.00	7/28/2010	21,950	(2c)	1,098,598
	10,000	—		26.00	9/21/2011	18,750	(2f)	938,438
	50,000	—		15.08	12/19/2012	23,409	(2h)	1,171,620
	42,000	14,000	(2a)	11.20	10/10/2013	—		—
	64,400	—		12.66	10/13/2014	—		—
	12,250	36,750	(2e)	20.76	10/13/2015	—		—
	—	50,734	(2h)	26.70	11/1/2016	—		—

Total						73,859		3,696,644

Dirk J. Wild	10,000	—		25.95	12/3/2011	853	(2b)	42,693
	8,000	—		14.99	9/20/2012	5,300	(2c)	265,265
	3,658	1,219	(2b)	11.10	5/19/2014	4,875	(2f)	243,994
	7,800	7,800	(2c)	12.66	10/13/2014	5,375	(2h)	269,019
	3,250	9,750	(2e)	20.76	10/13/2015	—		—
	—	11,649	(2h)	26.70	11/1/2016	—		—

Total						16,403		820,971

David L. Chapman, Sr.	100,000	—		26.18	4/9/2012	16,386	(2h)	820,119
	25,000	—		15.08	12/19/2012	—		—
	33,330	16,670	(3)	15.54	1/6/2015	—		—
	—	35,514	(2h)	26.70	11/1/2016	—		—

Total						16,386		820,119

R. Monty Glover	5,000	—		51.51	3/16/2011	929	(2b)	46,496
	—	1,327	(2b)	11.10	5/19/2014	2,468	(2d)	123,523
	895	2,725	(2d)	16.42	1/21/2015	2,258	(2f)	113,013
	—	4,516	(2e)	20.76	10/13/2015	2,435	(2h)	121,872
	—	5,276	(2h)	26.70	11/1/2016	—		—

Total						8,090		404,904

Ronald W. Oakley	—	20,294	(2h)	26.70	11/1/2016	23,245	(2g)	1,163,412
						9,364	(2h)	468,668

Total						32,609		1,632,080

Abe Fatemizadeh(5)	18,750	6,250	(5)	8.75	1/8/2008	1,226	(5)	61,361
	18,750	6,250	(5)	11.20	1/8/2008	17,250	(5)	863,363
	21,350	21,350	(5)	12.66	1/8/2008	12,750	(5)	638,138
	8,500	25,500	(5)	20.76	1/8/2008	18,727	(5)	937,286
	—	40,587	(5)	26.70	1/8/2008	—		—

Total						49,953		2,500,148

(1)	The market value shown was determined by multiplying the number of unvested shares of stock by $50.05, which is the closing market price of our common stock on August 31, 2007.

(2)	The following table details the vesting schedule for the unvested stock option and restricted stock awards.

Vesting Dates
	Grant Date	25%	50%	75%	100%
(a)	10/10/2003	10/10/2004	10/10/2005	10/10/2006	10/10/2007

(b)	5/19/2004	10/10/2004	10/10/2005	10/10/2006	10/10/2007

(c)	10/13/2004	10/13/2005	10/13/2006	10/13/2007	10/13/2008

(d)	1/21/2005	10/13/2005	10/13/2006	10/13/2007	10/13/2008

(e)	10/13/2005	10/13/2006	10/13/2007	10/13/2008	10/13/2009

(f)	1/27/2006	10/13/2006	10/13/2007	10/13/2008	10/13/2009

(g)	8/3/2006	—	8/3/2007	—	8/3/2008

(h)	11/1/2006	11/1/2007	11/1/2008	11/1/2009	11/1/2010

(3)	Grant vests based on the following schedule: 33.33% on April 1, 2006, 33.33% on April 1, 2007 and 33.34% on April 1, 2008.

(4)	Grant vests based on the following schedule (amounts are not cumulative): 37,500 shares on October 10, 2004, 54,165 shares on October 10, 2005, 64,665 shares on October 10, 2006 and 64,670 shares on October 10, 2007.

(5)	Mr. Fatemizadeh’s employment with us ended on July 3, 2007. As discussed under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Equity Awards” above and under “Potential Payments Upon Termination or a Change in Control” below, we entered into a confidential settlement and release agreement with Mr. Fatemizadeh effective October 10, 2007. Upon execution of the agreement, we agreed to accelerate the vesting of 99,937 unvested stock options and 49,953 unvested shares of restricted stock. These amounts are included as outstanding in the table above since the acceleration of vesting did not occur until October 2007. Mr. Fatemizadeh has up to 90 days from the effective date of the confidential settlement and release agreement to exercise all outstanding options.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2007

The following table provides information for each of our named executive officers regarding (1) stock option exercises during fiscal year 2007, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of restricted stock during fiscal year 2007 and the value realized:

Option Exercises and Stock Vested for the Fiscal Year Ended August 31, 2007

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise (1)	Vesting	Vesting (2)
J.M. Bernhard, Jr.	—	$—	130,090	$3,545,880
Robert L. Belk	—	—	26,975	737,932
Dirk J. Wild	—	—	5,129	141,040
David L. Chapman, Sr.	—	—	—	—
R. Monty Glover	14,642	187,315	2,917	79,890
Ronald W. Oakley	—	—	23,245	1,264,993
Abe Fatemizadeh	—	—	14,101	388,575

(1)	The value realized upon the exercise of stock options is the difference between the exercise price and the closing market price of our common stock on the date of exercise for each option. The value realized was determined without considering any taxes and commissions that were owed upon exercise.

(2)	The value realized upon the vesting of restricted stock awards is the number of shares acquired on vesting multiplied by the closing market price of our common stock on the vesting date. Upon the vesting of restricted stock, shares may be surrendered to satisfy income tax withholding requirements. The amounts shown and the value realized do not give effect to the surrender of shares to cover such tax withholding obligations.

NONQUALIFIED DEFERRED COMPENSATION

The Shaw Group Deferred Compensation Plan is a nonqualified plan maintained by us for a select group of our highly compensated employees. Approximately 170 of our employees were eligible to participate in the Deferred Compensation Plan in fiscal year 2007. We made a discretionary contribution on behalf of each eligible employee in fiscal year 2007. The long-term deferral awards are evidenced by individual agreements with the participating employees, and they generally vest after three years of continuous employment with us or an affiliate. Mr. Glover was the only named executive officer who received a discretionary employer contribution during fiscal year 2007. We currently do not have plans to make a contribution in fiscal year 2008.

Participants in the Deferred Compensation Plan are allowed to invest their funds in a number of approved investment options. The following table shows the investment options and the rate of return for the period January 1, 2007 (the effective date of the plan) through August 31, 2007 for each fund that was offered through the Deferred Compensation Plan as of August 31, 2007.

Fund Name	Rate of Return

American Funds® EuroPacific Growth Fund® — Class R4	10.33%
American Funds® Growth Fund of America® — Class R4	8.76%
Columbia Acorn USA Fund — Class Z	4.96%
Dodge & Cox Stock Fund	2.93%
Fidelity Freedom 2005 Fund®	4.81%
Fidelity Freedom 2010 Fund®	4.84%
Fidelity Freedom 2015 Fund®	5.31%
Fidelity Freedom 2025 Fund®	6.17%
Fidelity Freedom 2035 Fund®	6.87%
Fidelity Freedom 2040 Fund®	6.93%
Fidelity Freedom 2050 Fund®	7.34%
Fidelity Retirement Money Market Portfolio	3.40%
Fidelity Value Fund	7.13%
Mainstay Small Cap Opportunity Fund — Class I	(7.14)%
PIMCO Total Return Fund — Administrative Class	2.79%
Rainier Small/Mid Cap Equity Portfolio — Investor Class	18.22%
Spartan® Extended Market Index Fund — Investor Class	5.75%
Spartan® International Index Fund — Investor Class	7.39%
Spartan® U.S. Equity Index Fund — Investor Class	5.16%

Withdrawals of unvested funds from the Deferred Compensation Plan prior to the applicable employee’s vesting date are not permitted, although participants are allowed to take hardship distributions from the vested portion of their account balances for unforeseeable emergencies. An unforeseeable emergency shall mean (1) a severe financial hardship of the participant that results from an illness or accident of the participant, the participant’s spouse or the participant’s dependent, (2) loss of the participant’s property due to casualty, or (3) a similar extraordinary and unforeseeable circumstance arising as a result of events beyond the participant’s control.

Once vested, the participant’s account balance is paid out in either annual installments or a lump sum, as elected by the participant, subject to certain plan provisions. However, upon the participant’s disability or death, or a change in control, regardless of the participant’s distribution election, his or her unpaid account balance will become 100% vested and paid out in a single lump sum. The Deferred Compensation Plan defines disability as either (1) the inability of a participant to engage in a substantially gainful activity by reason of a medically determinable physical or mental impairment which is expected to result in death or to last at least 12 months, or (2) the receipt by a participant of income replacement benefits for at least 3 months under our accident and health plan. A change of control for purposes of the Deferred Compensation Plan generally means (1) a change in the ownership of our company, where any person or group acquires more than 50% of the total fair market value or the total voting power of our stock, (2) a change in the effective control of our company where any person or group acquires ownership of 30% or more of the voting power of our stock, or a majority of the members of our Board are replaced in a twelve month period, or (3) a change in the ownership of a substantial portion of our assets, meaning that a person or group acquires 40% or more of the total gross fair market value of all of our assets.

In addition to our contributions to the Deferred Compensation Plan, we have agreed to set aside certain deferred amounts pursuant to the employment agreements entered into with Messrs. Bernhard and Glover. In consideration for Mr. Bernhard’s agreement not to compete with us for a two-year period following termination of employment, we agreed upon his termination to pay Mr. Bernhard a lump sum amount of $15,000,000 plus interest earned during the period in which the funds have been set aside. During each of fiscal years 2001, 2002 and 2003, we set aside $5,000,000 to fund the non-compete payment. These funds were invested in short-term interest-bearing securities in accordance with our investment policy and earned interest at a rate of 5.34% during fiscal year 2007. The $15,000,000 (plus earnings) is payable to Mr. Bernhard upon his termination for any reason including a Corporate Change, as defined below under “Potential Payments Upon Termination or a Change in Control.”

Similarly, in connection with Mr. Glover’s promotion to President of the Fossil Division within our Power Group and as consideration for the non-compete and non-solicitation covenants set forth in his employment agreement, the Compensation Committee approved a deposit of $1,000,000 into an interest bearing account, for the benefit of Mr. Glover, to be invested in accordance with our deferred compensation policy. During fiscal year 2007, the funds in the interest bearing account earned interest at a rate of 3.93%. We have agreed, in Mr. Glover’s employment agreement, to transfer the $1,000,000 plus earnings to the Deferred Compensation Plan after we have made certain modifications to the plan. As of August 31, 2007, the amount had not yet been transferred to the Deferred Compensation Plan. If Mr. Glover voluntarily terminates his employment or is terminated by us due to his Misconduct (as defined below in “Potential Payments Upon Termination or a Change in Control”) prior to completion of four years of continuous employment with us following the effective date of the agreement (July 3, 2007), Mr. Glover will forfeit any and all rights to these amounts. Mr. Glover will be entitled to receive the $1,000,000 contribution plus earnings after completion of four years of continuous employment with us or if he resigns for Good Reason (as defined below in “Potential Payments Upon Termination or a Change in Control”) or is terminated by us for reasons other than his Misconduct.

The following table provides summary information with respect to amounts credited, earnings and account balances for our named executive officers under our deferred compensation plans.

Nonqualified Deferred Compensation for the Fiscal Year Ended August 31, 2007

	Registrant			Aggregate
	Contributions in	Aggregate Earnings	Aggregate	Balance
	Last	in Last	Withdrawals/	at Last
Name	Fiscal Year (1)	Fiscal Year (2)	Distributions	Fiscal Year End
J.M. Bernhard, Jr.	$—	$880,710	$—	$17,386,999	(3)

Robert L. Belk	—	—	—	—

Dirk J. Wild	—	—	—	—

David L. Chapman, Sr.	—	—	—	—

R. Monty Glover	1,100,000	10,279	—	1,110,279	(4)

Ronald W. Oakley	—	—	—	—

Abe Fatemizadeh	—	—	—	—

(1)	These amounts are reflected in the “All Other Compensation” column of the Summary Compensation Table.

(2)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above-market.

(3)	Represents amount being held in a trust fund in connection with the non-compete clause in Mr. Bernhard’s employment agreement. For additional information, see the “Nonqualified Deferred Compensation” narrative above.

(4)	Includes the following:

—	a $100,000 discretionary contribution made by us to our Deferred Compensation Plan plus $2,957 of earnings through August 31, 2007. Mr. Glover will become fully vested in the amounts deposited by us, plus earnings, on December 31, 2009 as long as he remains our employee until this date.

—	a $1,000,000 contribution made by us to an interest-bearing account, plus $7,322 of earnings through August 31, 2007. See the “Nonqualified Deferred Compensation” narrative above for additional information.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

This section of the proxy statement sets forth information regarding compensation and benefits that each of the named executive officers would receive in the event of a change in control without termination of employment or in the event of termination of employment under several different circumstances, including: (1) voluntary resignation by the named executive officer; (2) resignation by the named executive officer for good reason; (3) involuntary termination by us without cause; (4) termination by us for cause; (5) death; (6) disability; or (7) resignation by the named executive officer for good reason following a change in control.

The employment agreements of our named executive officers generally contain the following definitions:

Good Reason commonly means the occurrence of one of the following events: (1) a material breach of any of our obligations to the employee under their respective employment agreements without that employee’s express consent; (2) the continued assignment to the employee of any duties inconsistent with the office that employee holds in our company; (3) our failure to pay to the employee any portion of the employee’s compensation on the date such compensation is due; (4) our failure to provide an employee with similar benefits under any of our medical, health, accident and/or disability plans, as provided to other employees in a comparable position within our company; (5) our inability to obtain a satisfactory agreement from any successor to assume the employee’s employment agreement; or (6) a Corporate Change.

Misconduct means (1) the continued failure by an employee to substantially perform his duties with us (other than a failure resulting from an employee’s disability (as defined below)); (2) the engaging by an employee in conduct which is demonstrably and materially injurious to us, monetarily or otherwise, (other than such conduct resulting from an employee’s incapacity due to physical or mental illness and other than any such actual or anticipated conduct after the issuance of a notice of termination by an employee for good reason); or (3) an employee’s conviction for the commission of a felony.

Disability means that an employee has been absent from the full-time performance of the employee’s duties with us for a period ranging from 90 to 180 consecutive calendar days, as individually specified in each employment agreement, as a result of an employee’s incapacity due to physical or mental illness.

A Corporate Change shall occur if (1) we are not the surviving entity in any merger or consolidation (or if we only survive as a subsidiary of another entity); (2) we sell all or substantially all of our assets to any other person or entity other than a wholly-owned subsidiary; (3) we completely dissolve and liquidate; (4) any “person” or “group” as defined in the Securities Exchange Act of 1934, as amended, but excluding any 10% or larger shareholder of record, directly or indirectly, becomes the “beneficial owner,” as defined in the Securities Exchange Act of 1934, as amended, of our securities representing 20% or more of the combined voting power of all of our then outstanding securities which are entitled to vote with respect to the election of the Board; or (5) as a result of or in connection with a contested election, the members of the Board shall cease to be a majority of the Board.

Tables of Potential Payments Upon Termination or a Change in Control

The following tables set forth the details, on an executive-by-executive basis, of the estimated compensation and benefits that would be provided to each named executive officer in the event that such executive’s employment with us is terminated for any reason or in the event of a change in control. We have assumed that the termination events occurred effective as of August 31, 2007, the last day of our fiscal year. The actual amounts that would be paid can only be determined at the time of a named executive officer’s termination of employment or a change in control. The amounts included in the tables are based on the following:

—	The applicable provisions in the employment agreements and other arrangements between the named executive officers and us, which are summarized under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” and below.

—	The applicable provisions of our Deferred Compensation Plan, which are summarized under “Nonqualified Deferred Compensation.”

—	The applicable provisions of our long-term equity incentive plans, which are summarized below, and the related stock option and restricted stock award agreements between the named executive officers and us.

—	Resignation versus Retirement — The designation of an event as a resignation or retirement is dependent upon an individual’s age. We use the normal retirement age, as defined by the Social Security Administration, to determine when an employee is eligible for retirement. For our named executive officers, the normal retirement age is 66 or older. An individual who does not satisfy these criteria is considered to have resigned. As of August 31, 2007, none of our named executive officers met the eligibility criteria for retirement.

—	Insurance Proceeds and Benefits — In the event of death or disability (including accidental death or disability resulting from dismemberment), life insurance, accidental death and dismemberment insurance and long-term disability insurance benefits are paid by our third party insurance provider directly to the employee or the beneficiary designated by the employee. As discussed in “Compensation Discussion and Analysis — Welfare and Other Benefits,” we provide life insurance to certain executives, including our named executive officers, with a benefit of two times the executive’s annual base salary (up to a maximum of $750,000). The amount provided to all other salaried employees only includes a benefit of one times the employee’s annual base salary (up to a maximum of $100,000). We also provide accidental death and dismemberment insurance to certain executives, including our named executive officers, under two different policies, one with a benefit of two times the executive’s annual base salary (up to a maximum of $750,000) and one with a benefit of up to $100,000.

—	Continuing Health and Welfare Benefits — We have included health, dental and vision insurance benefits at the COBRA rates in effect as of August 31, 2007. The cost of these benefits also includes the following items related to our executive medical reimbursement plan: a $250 annual premium, the maximum allowable benefit of $50,000 per year that the named executive officers are eligible to receive for out-of-pocket medical expenses, and the maximum administration fee of $5,500 per year (calculated as 11% of the total out-of-pocket medical expenses submitted for reimbursement). If the executives do not use the maximum benefits allowed under the executive medical reimbursement plan each year, the actual amounts that we pay out may be less than those listed in the tables below.

Once an employee is terminated, they are no longer eligible to participate in our group plans for long-term disability and accidental death and dismemberment insurance; therefore, we have obtained estimated rates for individual polices for each named executive officer for long-term disability and accidental death and dismemberment insurance.

—	Accelerated Vesting of Stock Options and Restricted Stock — We have assumed that the value of our common stock for purposes of valuing stock options and restricted stock was $50.05 per share based on the closing market price on August 31, 2007, the last trading day of our fiscal year, and that all unvested stock options not automatically forfeited were exercised on such day. We have not included in the tables the value of any stock options that were vested prior to August 31, 2007. In addition, we have applied the following provisions from our long-term equity incentive plans to the tables below:

Our 1993 Employee Stock Option Plan and our 2001 Employee Incentive Compensation Plan provide for the immediate vesting of restricted stock in the event of retirement, death or disability and the immediate vesting of both restricted stock and stock options upon a change in control; each of these terms are defined below as they are used in the 2001 Employee Incentive Compensation Plan, and may differ from the definitions provided for the same terms in the employment agreements of our named executive officers. Our 2001 Employee Incentive Compensation Plan also gives the Compensation Committee the discretion to allow for immediate vesting of stock options.

Retirement shall mean the participant’s voluntary retirement on or after the participant’s normal retirement date as determined by the Compensation Committee in its sole discretion.

Disability shall mean the inability of the participant to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of 12 months or more.

Change in Control shall mean the occurrence of any of the following events: (1) any “person” or “group” as defined in the Securities Exchange Act of 1934, as amended, but excluding any 10% or larger shareholder of record, directly or indirectly, becomes the “beneficial owner” (as defined in the Securities Exchange Act of 1934, as amended) of our securities representing 20% or more of the combined voting power of all of our then outstanding securities which are entitled to vote with respect to the election of the Board; (2) during a period of 24 consecutive months, the individuals of the Board cease for any reasons other than death or disability to constitute a majority of the Board (unless the individual was elected by or with the recommendation of the directors of the Board at the beginning of such 24 month period); (3) an entity other than us or a subsidiary of us acquires all or substantially all of our assets; or (4) we file a report or a proxy statement with the Securities and Exchange Commission disclosing that a change in control may have, has, or will occur.

—	Nonqualified Deferred Compensation — We have only included in the tables any payment of the aggregate balances shown in the Nonqualified Deferred Compensation Table that were accelerated in connection with a termination event. Please note that such amounts set forth below are no more than those reflected in the Nonqualified Deferred Compensation Table, and that such balances will only be paid once.

—	Reimbursement of Excise Tax and Gross-up — Amounts shown in this line reflect the amount payable to the named executive officer to offset any excise tax imposed under the Internal Revenue Code on payments received under the change in control severance agreement and any other excise or regular income taxes imposed on the executive as a result of this initial excise tax reimbursement. The amount shown assumes the “base amount” is the five-year average W-2 earnings for calendar years 2002 through 2006. The benefit amount in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” and if the “parachute payment” is equal to or greater than three times the average base amount, it is subject to an excise tax. The calculation of the gross up amounts are based upon an excise tax rate under Section 4999 of the Internal Revenue Code of 20%, a 35% federal income tax rate, a 6% state income tax, a 1.45% Medicare tax rate, a 0.7% tax rate for a phase out of itemized deductions, along with a negative 2.1% federal deduction for state and local taxes. We have also made the assumptions that (1) no amounts will be discounted as attributable to reasonable compensation, (2) all cash severance payments are contingent upon a change in control, and (3) we could rebut the presumption required under applicable regulations that the equity awards granted were contingent upon a change in control.

J.	M. Bernhard, Jr.

Mr. Bernhard’s employment agreement provides that in the event he resigns for Good Reason (as defined both above and below) or is terminated by us for any reason other than his Misconduct (as defined above) or Disability (as defined above, with the number of absent consecutive days required for disability in Mr. Bernhard’s employment agreement being 180 days):

(a)	we must pay Mr. Bernhard, in a lump sum, his base salary in effect immediately prior to termination plus the highest bonus paid by us during the three years prior to termination multiplied by the number of years remaining in the term of the agreement, which, unless prior notice has been properly given, will be three years;

(b)	we must provide disability, accident and group health and dental insurance benefits substantially similar to those that Mr. Bernhard was receiving immediately prior to termination for the remainder of the term of his agreement, provided, however that our obligation is reduced to the extent Mr. Bernhard receives comparable benefits from another employer; and

(c)	all long-term incentive awards previously granted to Mr. Bernhard will become fully vested.

In addition to the general “Good Reason” events stated above, Mr. Bernhard’s employment agreement also provides that the following events shall constitute Good Reason: (1) the occurrence of any act or omission of ours, other than that which is the result of Mr. Bernhard’s unreasonable or intentional conduct, which is a material violation of law or regulation and exposes Mr. Bernhard to material personal civil penalty or personal criminal liability, or (2) without Mr. Bernhard’s consent, our requirement that Mr. Bernhard’s principal office be relocated outside of Baton Rouge.

In the event of Mr. Bernhard’s death, his estate is entitled to a lump sum payment of one year’s base salary and a pro-rata bonus in the amount he would have otherwise been entitled to receive. Further, his surviving spouse and children are entitled to receive one year of paid group health and dental insurance benefits. Mr. Bernhard will also be considered immediately and totally vested in all long-term incentives previously granted to him.

In the event of Mr. Bernhard’s disability, Mr. Bernhard will receive: (1) for a 12 month period following his termination, monthly payments equal to the amount by which his monthly base salary exceeds the monthly benefit received pursuant to any disability insurance covering him, (2) a pro-rata bonus in the amount he would have otherwise been entitled to receive, (3) continued paid health and dental insurance benefits (for Mr. Bernhard and his dependents) for the 12-month period following termination and (4) immediate and total vesting of all long term incentive awards previously granted to him.

As described in “Nonqualified Deferred Compensation,” Mr. Bernhard has agreed not to compete with us for a two-year period following termination of employment, and in consideration for this agreement, we have agreed to pay Mr. Bernhard a lump sum amount of $15,000,000 plus interest earned during the period in which the funds are set aside. The $15,000,000 plus interest is payable upon Mr. Bernhard’s termination for any reason. As of August 31, 2007, the amount due to Mr. Bernhard in connection with this non-compete agreement, including interest earned, was $17,386,999.

For 10 years from the date of Mr. Bernhard’s resignation or termination, other than for his Misconduct or in the event of death, Mr. Bernhard is entitled to the use of our aircraft for up to 150 hours annually for his private use, provided that the value of the aircraft use does not exceed an annual benefit of $300,000 (based upon our “incremental cost” of operating the aircraft used by Mr. Bernhard).

To the extent that any payment or benefit received or to be received by Mr. Bernhard under the agreement upon the termination of his employment would constitute an “excess parachute payment” (as described above and defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Code, we must “gross-up” such payment and benefit by paying to Mr. Bernhard additional amounts (“gross-up payments”), which must include any excise taxes and income taxes imposed upon such gross-up payments, so that Mr. Bernhard is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments.

In addition to the items specified in Mr. Bernhard’s employment agreement, Mr. Bernhard will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Bernhard’s unvested shares of restricted stock and stock options will also be subject to the accelerated vesting provisions specified in our long-term equity incentive plans.

			Resignation by
			Executive										Resignation by
			for Good										Executive
	Voluntary		Reason		Termination		Termination by						in Connection		Change in
	Resignation,		(excluding		by Shaw		Shaw for						with a		Control
	including		a Change in		without		Cause						Change in		without
	Retirement		Control)		Cause		(Misconduct)		Death		Disability		Control		Termination

Base salary	$—		$4,800,000	(1)	$4,800,000	(1)	$—		$1,600,000	(2)	$1,480,000	(3)	$4,800,000	(1)	$—
Incentive compensation	—		3,618,000	(4)	3,618,000	(4)	—		2,112,000	(5)	1,056,000	(5)	3,618,000	(4)	—
Insurance proceeds and benefits	—		—		—		—		1,600,000	(6)	2,242,444	(7)	—		—
Continuing health & welfare benefits	—		223,894	(8)	223,894	(8)	—		63,900	(9)	69,467	(9)	223,894	(8)	—
Value estimated to be realized had the vesting of restricted stock and options been accelerated to August 31, 2007	—		32,517,981	(10a)	32,517,981	(10a)	—		32,517,981	(10a)	32,517,981	(10a)	32,517,981	(10a)	31,266,731	(10b)
Accrued vacation	301,185		301,185		301,185		301,185		301,185		301,185		301,185		—
Nonqualified deferred compensation	—	(11)	—	(11)	—	(11)	—	(11)	—	(11)	—	(11)	—	(11)	—
Other benefits	3,000,000	(12)	3,000,000	(12)	3,000,000	(12)	—		—		3,000,000	(12)	3,000,000	(12)	—
Reimbursement of excise tax and gross-up	—		—		—		—		—		—		5,488,026		—

TOTAL	$3,301,185		$44,461,060		$44,461,060		$301,185		$38,195,066		$40,667,077		$49,949,086		$31,266,731

Robert L. Belk

Mr. Belk’s employment agreement provides that in the event he resigns for Good Reason (as defined both above and below), or is terminated by us for any reason other than his Misconduct (as defined above) or Disability

(as defined above, with the number of absent consecutive days required for disability in Mr. Belk’s employment agreement being 90 days):

(a)	we must pay Mr. Belk, in a lump sum, his base salary in effect prior to termination plus his highest bonus paid by us during the three years prior to termination multiplied by the number of years remaining in the term of the agreement;

(b)	we must provide disability, accident and group health and dental insurance benefits substantially similar to those that Mr. Belk was receiving immediately prior to termination for the remainder of the term of his agreement, provided, however that our obligation is reduced to the extent Mr. Belk receives comparable benefits from another employer; and

(c)	all long-term incentive awards previously granted to Mr. Belk will become fully vested.

In addition to the general “Good Reason” events stated above, Mr. Belk’s employment agreement provides an additional event under the definition of Corporate Change (as defined above). In the event that James M. Bernhard ceases to be the Chairman of the Board and Chief Executive Officer for reasons other than Mr. Bernhard’s death or disability, Mr. Belk’s employment agreement provides that a Corporate Change has taken place.

In the event of Mr. Belk’s death, his surviving spouse or estate is entitled to a lump sum payment of one year’s base salary and his surviving spouse and children are entitled to receive one year of paid group health and dental insurance benefits.

In the event of Mr. Belk’s disability, Mr. Belk will receive: (1) for a 12 month period following his termination, monthly payments equal to the amount by which his monthly base salary exceeds the monthly benefit received pursuant to any disability insurance covering him, (2) continued paid health and dental insurance benefits (for Mr. Belk and his dependents) for the 12-month period following termination and (3) immediate and total vesting of all long-term incentive awards previously granted to him.

To the extent that any payment or benefit received or to be received by Mr. Belk under the agreement upon the termination of his employment would constitute an “excess parachute payment” (as described above and defined in Section 280G of the Internal Revenue Code subject to the excise tax imposed by Section 4999 of the Code), we must “gross-up” such payment and benefit by paying to Mr. Belk additional amounts (“gross-up payments”), which must include any excise taxes and income taxes imposed upon such gross-up payments, so that Mr. Belk is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments.

Mr. Belk has agreed that during the term of his employment agreement, he will not directly or indirectly participate in a competing business without first obtaining our permission. Mr. Belk has also agreed that, both during and after the term of his employment with us, he will not disclose any of our confidential, proprietary or non-public information. For a period of two years following Mr. Belk’s termination of employment for any reason, he will also refrain from assisting any competitor in any of the territories serviced by us by sharing any such confidential, proprietary or non-public information, as well as from soliciting any of our customers, distributors or employees.

In addition to the items specified in Mr. Belk’s employment agreement, Mr. Belk will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Belk’s unvested shares of restricted stock and stock options will also be subject to the accelerated vesting provisions specified in our long-term equity incentive plans.

		Resignation by
		Executive for									Resignation by
	Voluntary	Good Reason									Executive in		Change in
	Resignation,	(excluding a		Termination by		Termination by					Connection		Control
	including	Change in		Shaw		Shaw for Cause					with a Change		without
	Retirement	Control)		without Cause		(Misconduct)	Death		Disability		in Control		Termination

Base salary(13)	$—	$1,666,667	(1)	$1,666,667	(1)	$—	$500,000	(2)	$410,000	(3)	$1,666,667	(1)	$—
Incentive compensation	—	1,383,333	(4)	1,383,333	(4)	—	—		—		1,383,333	(4)	—
Insurance proceeds and benefits	—	—		—		—	1,600,000	(6)	1,623,470	(7)	—		—
Continuing health & welfare benefits	—	229,639	(8)	229,639	(8)	—	63,900	(9)	63,900	(9)	229,639	(8)	—
Value estimated to be realized had the vesting of restricted stock and options been accelerated to August 31, 2007	—	6,501,590	(10a)	6,501,590	(10a)	—	4,881,282	(10b)	6,501,590	(10a)	6,501,590	(10a)	6,501,590	(10b)
Accrued vacation	105,589	105,589		105,589		105,589	105,589		105,589		105,589		—
Reimbursement of excise tax and gross-up	—	—		—		—	—		—		1,727,770		—

TOTAL	$105,589	$9,886,818		$9,886,818		$105,589	$7,150,771		$8,704,549		$11,614,588		$6,501,590

Dirk J. Wild (14)

On October 13, 2004, we appointed Dirk J. Wild to the newly created principal officer position of Senior Vice President & Chief Accounting Officer and entered into an oral severance agreement with Mr. Wild, also effective as of October 13, 2004. Pursuant to this oral agreement, we agreed to pay Mr. Wild an amount equal to six months of his salary if we terminated Mr. Wild for any reason other than cause, which is not defined in this oral agreement.

In addition to the items specified in Mr. Wild’s oral agreement, Mr. Wild will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Wild’s unvested shares of restricted stock and stock options will also be subject to the accelerated vesting provisions specified in our long-term equity incentive plans.

		Resignation by
		Executive for								Resignation by
	Voluntary	Good Reason								Executive in		Change in
	Resignation,	(excluding a	Termination by		Termination by					Connection		Control
	including	Change in	Shaw		Shaw for Cause					with a Change		without
	Retirement	Control)	without Cause		(Misconduct)	Death		Disability		in Control		Termination

Base salary	$—	$—	$167,500	(15)	$—	$—		$118,100	(3)	$—		$—
Incentive compensation	—	—	—		—	—		—		—		—
Insurance proceeds and benefits	—	—	—		—	1,440,000	(6)	3,715,133	(7)	—		—
Continuing health & welfare benefits	—	—	—		—	—		—		—		—
Value estimated to be realized had the vesting of restricted stock and options been accelerated to August 31, 2007	—	—	—		—	1,092,974	(10b)	820,970	(10b)	1,717,674	(10b)	1,717,674	(10b)
Accrued vacation	979	979	979		979	979		979		979		—
Reimbursement of excise tax and gross-up	—	—	—		—	—		—		—		—

TOTAL	$979	$979	$168,479		$979	$2,533,953		$4,655,182		$1,718,653		$1,717,674

Mr. Wild entered into a written employment agreement after the end of our last fiscal year, which was effective as of October 10, 2007, and will govern his new position as our Senior Vice President, Administration. The agreement has a two-year term that ends on October 10, 2009.

Mr. Wild’s written employment agreement provides that in the event he resigns for Good Reason (as defined below), is terminated by us for any reason other than his Misconduct (as defined below) or Disability (as defined below, with the number of absent consecutive days required for disability in Mr. Wild’s employment agreement being 120 days), or resigns for a Corporate Change (as defined below):

(a)	we must pay Mr. Wild pro rata over the 24 months following termination, his base salary in effect immediately prior to termination plus his highest bonus paid by us during the two fiscal years prior to termination multiplied by two;

(b)	we must provide disability, life, dental, accident and group health insurance benefits substantially similar to those that Mr. Wild was receiving immediately prior to termination for 18 months following termination of his employment; provided, however that our obligation is reduced to the extent Mr. Wild receives comparable benefits from another employer; and

(c)	all long-term incentive awards previously granted to Mr. Wild will become fully vested.

In accordance with Mr. Wild’s employment agreement, Good Reason shall exist upon the occurrence of any of the following events: (1) any material diminution of Mr. Wild’s duties or responsibilities; (2) our failure to provide Mr. Wild with similar benefits under any of our medical, health, accident, life and/or disability plans, as provided to other employees in a comparable position within our company; (3) any material change in the geographic location at which Mr. Wild must perform services; or (4) any other material breach by us of the obligations under Mr. Wild’s employment agreement without Mr. Wild’s express written consent and which is not cured within 30 days of Mr. Wild providing us with written notice of the breach.

Mr. Wild’s employment agreement defines Misconduct as: (1) any willful breach or habitual neglect of duty or Mr. Wild’s material and continued failure to substantially perform his duties for us (other than for a failure resulting from Mr. Wild’s incapacity or disability) in a professional manner and in a manner reasonably expected as appropriate for the position, which breach is not cured within 30 days of receipt of written notice from us specifying the alleged breach; (2) the misappropriation or attempted misappropriation by Mr. Wild of a material business opportunity of ours, including an attempt to secure any personal profit in connection with the opportunity; (3) the intentional misappropriation or attempted misappropriation of any of our funds or property; (4) the violation by Mr. Wild of our Code of Corporate Conduct or Fraud Policy; or (5) the commission by Mr. Wild of a felony offense or a misdemeanor offense involving violent or dishonest behavior, or the engagement in any other conduct involving fraud or dishonesty.

Mr. Wild’s employment agreement defines a Corporate Change as follows and requires Mr. Wild to provide us with notice of his intent to terminate within 90 days following the effective date of the Corporate Change: (1) any “person” or “group” as defined in the Securities Exchange Act of 1934, as amended, but excluding any 10% or larger shareholder of record, directly or indirectly, becomes the “beneficial owner,” as defined in the Securities Exchange Act of 1934, as amended, of our securities representing 50% or more of the combined voting power of all of our then outstanding securities which are entitled to vote with respect to the election of the Board; or (2) as a result of or in connection with a contested election, the members of the Board shall cease to be a majority of the Board.

In the event of Mr. Wild’s death, we must provide to his surviving spouse and minor children one year of paid group health and dental insurance benefits. Mr. Wild will also be considered immediately and totally vested in all long-term incentives previously granted to him.

In the event of Mr. Wild’s disability, Mr. Wild will receive: (1) for a 12 month period following his termination, monthly payments equal to the amount by which his monthly base salary exceeds the monthly benefit received pursuant to any disability insurance covering him, (2) continued paid health and dental insurance benefits (for Mr. Wild and his dependents) for the 12-month period following termination, and (3) immediate and total vesting of all long-term incentive awards previously granted to him.

Disability shall exist if Mr. Wild is unable to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months, or Mr. Wild is receiving income replacement benefits for a period of not less than three months under any of our employee accident and health plans.

To the extent that any payment or benefit received or to be received by Mr. Wild under the agreement upon the termination of his employment would constitute an “excess parachute payment” (as described above and defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Code, we must “gross-up” such payment and benefit by paying to Mr. Wild additional amounts (“gross-up payments”), which must include any excise taxes and income taxes imposed upon such gross-up payments, so that Mr. Wild is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments.

If Mr. Wild resigns prior to the expiration of his contract, for a period of two years, to the extent allowed by applicable law, Mr. Wild will not disclose any of our confidential, proprietary or non-public information and will not compete with us or solicit our customers.

David L. Chapman, Sr.

Mr. Chapman’s employment agreement provides that upon termination of his employment agreement by us or by Mr. Chapman, he will provide consulting services to us for an additional three years after termination. In consideration for his consulting services, we will pay Mr. Chapman an annual retainer of $200,000 per year (based upon a minimum of 200 hours of service per year). In the event that we request fewer hours of service, the annual retainer will not be decreased.

In addition to the items specified in Mr. Chapman’s employment agreement, Mr. Chapman will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Chapman’s unvested shares of restricted stock and stock options will also be subject to the accelerated vesting provisions specified in our long-term equity incentive plans.

			Resignation by
			Executive for									Resignation by
	Voluntary		Good Reason									Executive in		Change in
	Resignation,		(excluding a		Termination by		Termination by					Connection		Control
	including		Change in		Shaw		Shaw for Cause					with a Change		without
	Retirement		Control)		without Cause		(Misconduct)	Death		Disability		in Control		Termination

Base salary	$600,000	(16)	$600,000	(16)	$600,000	(16)	$—	$—		$—		$600,000	(16)	$—
Incentive compensation	—		—		—		—	—		—		—		—
Insurance proceeds and benefits	—		—		—		—	1,600,000	(6)	1,330,000	(7)	—		—
Continuing health & welfare benefits	—		—		—		—	—		—		—		—
Value estimated to be realized had the vesting of restricted stock and options been accelerated to August 31, 2007	—		—		—		—	1,649,371	(10b)	820,119	(10b)	2,224,653	(10b)	2,224,653	(10b)
Accrued vacation	27,759		27,759		27,759		27,759	27,759		27,759		27,759		—
Reimbursement of excise tax and gross-up	—		—		—		—	—		—		—		—

TOTAL	$627,759		$627,759		$627,759		$27,759	$3,277,130		$2,177,878		$2,852,412		$2,224,653

R. Monty Glover

Mr. Glover’s employment agreement provides that in the event he resigns for Good Reason (as defined both above and below), or is terminated by us for any reason other than his Misconduct (as defined below) or Disability (as defined above, with the number of absent consecutive days required for disability in Mr. Glover’s employment agreement being 120 days):

(a)	we must pay Mr. Glover, in a lump sum, within 30 days following termination, his base salary in effect prior to termination multiplied by the remainder of the term of the agreement;

(b)	we must provide disability, accident and group health and dental insurance benefits substantially similar to those that Mr. Glover was receiving immediately prior to termination for the remainder of the term of his agreement; provided, however that our obligation is reduced to the extent Mr. Glover receives comparable benefits from another employer;

(c)	all long-term incentive awards previously granted to Mr. Glover will become fully vested; and

(d)	Mr. Glover will receive the Retention Amount described below.

In the event of resignation for Good Reason, Mr. Glover’s employment agreement only provides for the first three events listed in the definition of Corporate Change (as defined above), and also requires Mr. Glover to provide us with notice of his intent to terminate within 90 days following the effective date of the Corporate Change.

Mr. Glover’s employment agreement defines Misconduct as: (1) any willful breach or habitual neglect of duty or Mr. Glover’s material and continued failure to substantially perform his duties for us (other than for a failure resulting from Mr. Glover’s incapacity or disability), which breach is not cured within 30 days of receipt of written notice from us specifying the alleged breach, (2) the misappropriation or attempted misappropriation by Mr. Glover of a material business opportunity of ours, including an attempt to secure his own personal profit in connection with the opportunity, (3) the intentional misappropriation or attempted misappropriation of any of our funds or property, or (4) either the conviction of a felony offense or the engagement in conduct involving fraud or dishonesty, providing that we provide notice to Mr. Glover.

In the event of Mr. Glover’s death, we must provide to his surviving spouse and minor children one year of paid group health and dental insurance benefits. Mr. Glover will also be considered immediately and totally vested in all long term incentives previously granted to him, and Mr. Glover’s surviving spouse or estate will receive the Retention Amount described below.

In the event of Mr. Glover’s disability, Mr. Glover will receive: (1) for a 12 month period following his termination, monthly payments equal to the amount by which his monthly base salary exceeds the monthly benefit received pursuant to any disability insurance covering him, (2) continued paid health and dental insurance benefits (for Mr. Glover and his dependents) for the 12-month period following termination, (3) immediate and total vesting of all long-term incentive awards previously granted to him and (4) the Retention Amount described below.

As described under “Nonqualified Deferred Compensation,” in connection with Mr. Glover’s promotion to President of the Fossil Division within our Power Group and as consideration for the non-compete and non-solicitation covenants set forth in his employment agreement, we agreed to place $1,000,000 in an interest bearing account to be invested in accordance with our deferred compensation policy (the $1,000,000 amount plus interest or other earnings accruing thereon being referenced as the “Retention Amount”). If Mr. Glover voluntarily terminates his employment or is terminated by us for reasons other than his Misconduct (as defined above) prior to completion of four years of continuous employment with us following the effective date of his agreement (July 3, 2007), Mr. Glover will forfeit any and all rights to the Retention Amount. Should Mr. Glover complete the four years of continuous employment with us, or be terminated by us for any reason other than his Misconduct, Mr. Glover will be entitled to receive the Retention Amount.

During his employment and for a period of two years after the termination of his employment, to the extent allowed by applicable law, Mr. Glover will not disclose any of our confidential, proprietary or non-public information and will not compete with us or solicit our customers.

In addition to the items specified in Mr. Glover’s employment agreement, Mr. Glover will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Glover’s unvested shares of restricted stock and stock options will be subject to the accelerated vesting provisions specified in our long-term equity incentive plans, and Mr. Glover’s deferred compensation will be subject to the accelerated vesting provisions specified in our Deferred Compensation Plan.

		Resignation by
		Executive for									Resignation by
	Voluntary	Good Reason									Executive in		Change in
	Resignation,	(excluding a		Termination by		Termination by					Connection		Control
	including	Change in		Shaw		Shaw for Cause					with a Change		without
	Retirement	Control)		without Cause		(Misconduct)	Death		Disability		in Control		Termination

Base salary	$—	$1,000,000	(1)	$1,000,000	(1)	$—	$—		$382,247	(3)	$1,000,000	(1)	$—
Incentive compensation	—	—		—		—	—		—		—		—
Insurance proceeds and benefits	—	—		—		—	1,600,000	(6)	2,155,380	(7)	—		—
Continuing health & welfare benefits	—	140,962	(8)	140,962	(8)	—	60,404	(9)	65,547	(9)	140,962	(8)	—
Value estimated to be realized had the vesting of restricted stock and options been accelerated to August 31, 2007	—	803,703	(10a)	803,703	(10a)	—	803,703	(10a)	803,703	(10a)	803,703	(10a)	803,703	(10b)
Accrued vacation	42,702	42,702		42,702		42,702	42,702		42,702		42,702		—
Nonqualified deferred compensation	—	1,007,322	(17)	1,007,322	(17)	—	1,110,279	(17)	1,110,279	(17)	1,110,279	(17)	102,957	(17)
Reimbursement of excise tax and gross-up	—	—		—		—	—		—		—		—

TOTAL	$42,702	$2,994,689		$2,994,689		$42,702	$3,617,088		$4,559,858		$3,097,646		$906,660

Ronald W. Oakley

Mr. Oakley’s employment agreement provides that in the event he resigns for Good Reason (as defined both above and below), or is terminated by us for any reason other than his Misconduct (as defined below) or Disability (as defined above, with the number of absent consecutive days required for disability in Mr. Oakley’s employment agreement being 120 days):

(a)	we must pay Mr. Oakley, in a lump sum, his base salary in effect immediately prior to termination plus the highest annual bonus paid by us during the two years immediately prior to termination multiplied by the number of years remaining in the term of the agreement;

(b)	we must provide disability, accident and group health and dental insurance benefits substantially similar to those that Mr. Oakley was receiving immediately prior to termination for the remainder of the term of his agreement; provided, however that our obligation is reduced to the extent Mr. Oakley receives comparable benefits from another employer;

(c) all long-term incentive awards previously granted to Mr. Oakley will become fully vested; and

(d) Mr. Oakley will retain all portions of the signing bonus awarded to him in August 2006.

Mr. Oakley’s employment agreement expands the definition of Good Reason to further include, without Mr. Oakley’s prior consent, the material diminution in his title, position, or duties, including no longer serving as the highest ranking executive officer in the E&I Group of our company, or no longer directly reporting to the Chief Executive Officer of our company. The definition of Corporate Change is also modified in Mr. Oakley’s employment agreement to include only the first three events listed in the definition above and to also require Mr. Oakley to provide us with notice of his intent to terminate within 120 days following the effective date of the Corporate Change.

Mr. Oakley’s employment agreement defines Misconduct the same as provided for above in Mr. Glover’s employment agreement.

In the event of Mr. Oakley’s death, we must provide to his surviving spouse and minor children one year of paid group health and dental insurance benefits. Mr. Oakley will also be considered immediately and totally vested in all long-term incentives previously granted to him.

In the event of Mr. Oakley’s disability, Mr. Oakley will receive: (1) for a 12 month period following his termination, monthly payments equal to the amount by which his monthly base salary exceeds the monthly benefit received pursuant to any disability insurance covering him, (2) continued paid health and dental insurance benefits (for Mr. Oakley and his dependents) for the 12-month period following termination, and (3) immediate and total vesting of all long-term incentive awards previously granted to him.

To the extent that any payment or benefit received or to be received by Mr. Oakley under the agreement upon the termination of his employment would constitute an “excess parachute payment” (as described above and defined in Section 280G of the Internal Revenue Code) subject to the excise tax imposed by Section 4999 of the Code, we must “gross-up” such payment and benefit by paying to Mr. Oakley additional amounts (“gross-up payments”), which must include any excise taxes and income taxes imposed upon such gross-up payments, so that Mr. Oakley is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted excess parachute payments.

During his employment and for a period of six months after the termination of his employment, to the extent allowed by applicable law, Mr. Oakley will not disclose any of our confidential, proprietary or non-public information and will not compete with us or solicit our customers or distributors.

In addition to the items specified in Mr. Oakley’s employment agreement, Mr. Oakley will also be entitled to receive payouts from third parties under certain insurance policies. Mr. Oakley’s unvested shares of restricted stock and stock options will also be subject to the accelerated vesting provisions specified in our long-term equity incentive plans.

		Resignation by
		Executive for									Resignation by
	Voluntary	Good Reason									Executive in		Change in
	Resignation,	(excluding a		Termination by		Termination by					Connection		Control
	including	Change in		Shaw		Shaw for Cause					with a Change		without
	Retirement	Control)		without Cause		(Misconduct)	Death		Disability		in Control		Termination

Base salary	$—	$1,800,000	(1)	$1,800,000	(1)	$—	$—		$481,927	(3)	$1,800,000	(1)	$—
Incentive compensation	—	1,350,000	(4)	1,350,000	(4)	—	—		—		1,350,000	(4)	—
Insurance proceeds and benefits	—	—		—		—	1,600,000	(6)	1,749,302	(7)	—		—
Continuing health & welfare benefits	—	197,077	(8)	197,077	(8)	—	—		60,519	(9)	197,077	(8)	—
Value estimated to be realized had the vesting of restricted stock and options been accelerated to August 31, 2007	—	2,105,945	(10a)	2,105,945	(10a)	—	2,105,945	(10a)	2,105,945	(10a)	2,105,945	(10a)	2,105,945	(10b)
Accrued vacation	32,977	32,977		32,977		32,977	32,977		32,977		32,977		—
Reimbursement of excise tax and gross-up	—	—		—		—	—		—		1,415,921		—

TOTAL	$32,977	$5,485,999		$5,485,999		$32,977	$3,738,922		$4,430,670		$6,901,920		$2,105,945

Separation Agreement with Ebrahim (Abe) Fatemizadeh

Mr. Fatemizadeh’s employment with us ended on July 3, 2007. The table below shows the potential payouts that Mr. Fatemizadeh would have been eligible to receive had a termination event or change in control occurred on August 31, 2007.

		Resignation by
		Executive for
	Voluntary	Good Reason									Resignation by		Change in
	Resignation,	(excluding a		Termination by		Termination by					Executive in		Control
	including	Change in		Shaw		Shaw for Cause					Connection with a		without
	Retirement	Control)		without Cause		(Misconduct)	Death		Disability		Change in Control		Termination

Base salary	$—	$1,800,000	(1)	$1,800,000	(1)	$—	$—		$485,300	(3)	$1,800,000	(1)	$—
Incentive compensation	—	2,250,000	(4)	2,250,000	(4)	—	—		—		2,250,000	(4)	—
Insurance proceeds and benefits	—	—		—		—	1,600,000	(6)	1,567,290	(7)	—		—
Continuing health & welfare benefits	—	222,049	(8)	222,049	(8)	—	190,713	(9)	137,923	(9)	222,049	(8)	—
Value estimated to be realized had the vesting of restricted stock and options been accelerated to August 31, 2007	—	5,493,964	(10a)	5,493,964	(10a)	—	3,447,854	(10b)	5,493,964	(10a)	5,493,964	(10a)	5,493,964	(10b)
Accrued vacation	—	—		—		—	—		—		—		—
Reimbursement of excise tax and gross-up	—	—		—		—	—		—		2,177,994		—

TOTAL	$—	$9,766,013		$9,766,013		$—	$5,238,567		$7,684,477		$11,944,007		$5,493,964

We entered into a confidential settlement and release agreement with Mr. Fatemizadeh effective October 10, 2007 in connection with his termination. Pursuant to the agreement, we agreed to: (1) pay to Mr. Fatemizadeh a lump sum of $2,500,000, (2) accelerate the vesting of 99,937 unvested stock options and 49,953 unvested shares of restricted stock, (3) for a period of 18 months, provide substantially similar medical insurance benefits to those Mr. Fatemizadeh was receiving while employed by us to Mr. Fatemizadeh and his dependents; and (4) pay a lump sum of $28,000 to Mr. Fatemizadeh to cover an additional 18 months of medical insurance coverage. The table below includes these amounts:

Settlement and
Release Agreement

Settlement payment	$2,500,000
Continuing health & welfare benefits	114,600
Value estimated to be realized had the vesting of restricted stock awards and stock options been accelerated to August 31, 2007	5,493,964

TOTAL	$8,108,564

(1)	Represents a lump sum payment of the named executive officer’s base salary as of August 31, 2007 multiplied by the remaining term of the named executive officer’s employment agreement, as specified below:

–	Mr. Bernhard: 3 years (September 1, 2007 through August 31, 2010)
–	Mr. Belk: 3 1/3 years (September 1, 2007 through December 31, 2010)
–	Mr. Glover: 2 years (September 1, 2007 through August 31, 2009)
–	Mr. Oakley: 3 years (September 1, 2007 through August 31, 2010)
–	Mr. Fatemizadeh: 3 years (September 1, 2007 through August 31, 2010)

(2)	Represents a lump sum payment of one year of the named executive officer’s annual base salary as of August 31, 2007.

(3)	Represents a lump sum payment of the amount by which the named executive officer’s monthly base salary exceeds the monthly benefit received pursuant to any disability insurance, for a period of one year for all named executive officers with amounts listed, excluding Mr. Wild, and for a period of six months for Mr. Wild.

(4)	For all named executive officers with amounts listed, excluding Mr. Oakley, represents a lump sum payment of the highest annual bonus paid to the named executive officer in the last three fiscal years multiplied by the remaining term of the named executive officer’s employment agreement, as noted in (1) above. Mr. Oakley’s first annual bonus was paid in December 2007; therefore, his December 2007 annual bonus was used in the table above.

(5)	In the event of death, represents a lump sum payment of the full amount expected to be paid for fiscal year 2007 performance under our MIP. In the event of disability, represents a lump sum payment of half of the amount expected to be paid for fiscal year 2007 performance under our MIP. As described above, in order for us to have terminated Mr. Bernhard on August 31, 2007 for disability, he must have been absent from the full-time performance of his duties for 180 consecutive calendar days. Therefore, as of August 31, 2007, Mr. Bernhard would only have been entitled to receive a bonus for the portion of the year (approximately six months) that he actually worked prior to becoming disabled.

(6)	Includes a benefit of:

–	two times each named executive officer’s annual base salary, capped at $750,000 (payable in accordance with our life insurance policies), plus
–	two times each named executive officer’s annual base salary, capped at $750,000 (payable in accordance with our accidental death and dismemberment insurance policies), plus
–	an additional $100,000 benefit (payable in accordance with our accidental death and dismemberment insurance policies).

The amounts that are payable in accordance with our accidental death and dismemberment insurance policies will only be paid out in the event that death is accidental.

(7)	Includes the payment of:

–	disability benefits to each named executive officer until age 65 (calculated in accordance with our long-term disability plan), plus

–	two times each named executive officer’s annual base salary, capped at $750,000 (payable in accordance with our accidental death and dismemberment insurance policies), plus

–	an additional $100,000 benefit (payable in accordance with our accidental death and dismemberment insurance policies).

The amounts that are payable in accordance with our accidental death and dismemberment insurance policies will only be paid out in the event that disability is caused by dismemberment.

(8)	For all named executive officers with amounts listed, represents long-term disability, accidental death and dismemberment, and group health, dental and vision insurance benefits for the remaining term of the named executive officer’s employment agreement, as noted in (1) above. See the narrative above the tables for additional information.

(9)	For all named executive officers with amounts listed, excluding Mr. Fatemizadeh, represents one year of group health, dental and vision insurance benefits. For Mr. Fatemizadeh, represents 3 years of group health and dental insurance benefits. In the event of death, benefits shall be provided to each named executive officer’s spouse and minor children, if any. See the narrative above the tables for additional information.

(10)	Our named executive officers’ employment agreements and our long-term equity incentive plans provide for accelerated vesting of stock options and restricted stock in certain circumstances. See the narrative above for additional information. If a named executive officer’s employment agreement provides for the accelerated vesting under a certain termination scenario, the amount calculated in accordance with the employment agreement was included in the table above. Otherwise, the appropriate amount under the equity incentive plan was used. The table below provides the number of stock options and restricted shares used to determine the value estimated to be realized upon accelerated vesting and distinguishes between amounts specified in our named executive officers’ employment agreements and our long-term equity incentive plans. The value of stock options was estimated by multiplying the number of accelerated “in-the-money” stock options by the difference between the closing price on August 31, 2007 and the stated exercise price of the stock options. The value of restricted stock was estimated by multiplying the number of accelerated restricted shares by the closing price of our common stock on August 31, 2007, $50.05 per share.

a. Calculated in accordance with the named executive officer’s employment agreement.

b. Calculated in accordance with our long-term equity incentive plans.

	Resignation by
	Executive for Good
	Reason (Including a
	Change in Control)
	or Termination by Shaw												Change in Control
	Without Cause				Death				Disability				(Without Termination)
Named Executive	Stock		Restricted		Stock		Restricted		Stock		Restricted		Stock		Restricted
Officer	Options		Stock		Options		Stock		Options		Stock		Options		Stock
J. M. Bernhard, Jr.	553,891	(a)	316,776	(a)	553,891	(a)	316,776	(a)	553,891	(a)	316,776	(a)	553,891	(b)	291,776	(b)
Robert L. Belk	101,484	(a)	73,859	(a)	50,734	(b)	73,859	(b)	101,484	(a)	73,859	(a)	101,484	(b)	73,859	(b)
Dirk J. Wild	—		—		11,649	(b)	16,403	(b)	—		16,403	(b)	30,418	(b)	16,403	(b)
David L. Chapman, Sr.	—		—		35,514	(b)	16,386	(b)	—		16,386	(b)	52,184	(b)	16,386	(b)
R. Monty Glover	13,844	(a)	8,090	(a)	13,844	(a)	8,090	(a)	13,844	(a)	8,090	(a)	13,844	(b)	8,090	(b)
Ronald W. Oakley	20,294	(a)	32,609	(a)	20,294	(a)	32,609	(a)	20,294	(a)	32,609	(a)	20,294	(b)	32,609	(b)
Abe Fatemizadeh	99,937	(a)	49,953	(a)	40,587	(b)	49,953	(b)	99,937	(a)	49,953	(a)	99,937	(b)	49,953	(b)

(11)	Upon termination, Mr. Bernhard is entitled to receive a lump sum payment in connection with the non-compete clause in his employment agreement. For additional information, see “Nonqualified Deferred Compensation” and the narrative above. Please note that we have not included the amount in the table above since it is already reflected in the Nonqualified Deferred Compensation Table.

(12)	Mr. Bernhard will be entitled to the use of a mid-size jet aircraft for 150 hours per year for the next ten years. As discussed in the narrative above, the incremental cost of his aircraft usage to us cannot exceed $300,000 per year. If Mr. Bernhard does not use the maximum amount allowed each year, the actual cost incurred by us may be less than the total amount listed.

(13)	If Mr. Belk resigns from us before December 1, 2008, he may continue to provide services to us as a consultant for no more than 120 hours per year through December 1, 2008. As a result, Mr. Belk may be entitled to receive additional payments from us at some point in the future under a consulting arrangement.

(14)	The table above reflects the amounts payable to Mr. Wild solely based on the oral severance agreement between Mr. Wild and us effective as of October 13, 2004 and still in effect as of August 31, 2007. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” for additional information on both the oral agreement and his new formal agreement.

(15)	Represents a lump sum payment of six months of annual base salary.

(16)	Represents payment for consulting services for the next three years at a rate of $200,000 per year. See narrative above for additional information.

(17)	Represents a lump sum payment resulting from the accelerated vesting of:

–	Mr. Glover’s account balance in our Deferred Compensation Plan (acceleration occurs in the event of termination resulting from death, disability or change in control) and/or

–	the funds that we deposited into an interest-bearing account on Mr. Glover’s behalf (acceleration occurs in the event of resignation for good reason, termination without cause, or termination resulting from death, disability or change in control).

The accelerated vesting provisions are in accordance with our Deferred Compensation Plan and Mr. Glover’s employment agreement. See “Nonqualified Deferred Compensation” and the narrative above for additional information. Please note that the amounts in the table above are the same as the amounts included in the Nonqualified Deferred Compensation table, and they will only be paid out once. We are including the amounts here again since vesting is accelerated under certain termination scenarios.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and the report should not be deemed filed or incorporated by reference into any other previous or future filings by The Shaw Group Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent The Shaw Group Inc. specifically incorporates this report by reference therein.

The Board of Directors, in its business judgment, has determined that the Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the SEC’s rules and regulations, the NYSE listing standards and our Principles on Corporate Governance. The Board of Directors has determined that each member of the Audit Committee has the requisite accounting and related financial management expertise under the NYSE listing standards. In addition, the Board of Directors has determined that Mr. Mancuso is qualified as an “audit committee financial expert” under the SEC’s rules and regulations.

The role of the Audit Committee is, among other things, to assist the Board of Directors in its oversight of:

•	the integrity of the financial statements of Shaw;

•	Shaw’s compliance with legal and regulatory requirements;

•	Shaw’s system of internal accounting and financial control;

•	the independence and qualifications of Shaw’s independent registered public accounting firm;

•	the performance of the annual independent audits of Shaw’s financial statements; and

•	the performance of Shaw’s independent registered public accounting firm and internal audit function.

Management of Shaw is responsible for the preparation, presentation and integrity of Shaw’s financial statements and the effectiveness of Shaw’s system of internal control over financial reporting and disclosure controls and procedures. Management and the internal auditing department are responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Shaw’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to whether such financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States (“GAAP”). Shaw’s independent registered public accounting firm is also responsible for auditing the effectiveness of Shaw’s internal control over financial reporting. The Audit Committee has met and held discussions with management, the head of Internal Audit and the independent registered public accounting firm. The Audit Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope of and plans for their respective audits. The Audit Committee also met with the independent registered public accounting firm, the head of Internal Audit, the principal accounting officer and the Chief Financial Officer, with and without management present, to discuss the results of its examinations, the reasonableness of significant judgments, the evaluations of Shaw’s internal control over financial reporting and the overall quality of Shaw’s financial reporting. Management has represented to the Audit Committee that Shaw’s consolidated financial statements were prepared in accordance with GAAP.

In the performance of its oversight function, the Audit Committee has:

•	Reviewed and discussed with management and the independent registered public accounting firm Shaw’s internal control over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of reports on the effectiveness of Shaw’s internal control over financial reporting and any significant deficiencies or material weaknesses;

•	Considered, reviewed and discussed the audited financial statements with management and Shaw’s independent registered public accounting firm, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosures in the financial statements, as well as critical accounting policies;

•	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, Communication with Audit Committees;

•	Received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit

Committees, as adopted by the PCAOB in Rule 3600T, and discussed the independence of the independent registered public accounting firm with the independent registered public accounting firm;

•	Reviewed the services provided by the independent registered public accounting firm other than its audit services and considered whether the provision of such other services by the independent registered public accounting firm are compatible with maintaining its independence, discussed with the independent registered public accounting firm its independence and concluded that the independent registered public accounting firm is independent from Shaw and its management; and

•	Reviewed the contents of SEC-required certification statements from the Chief Executive Officer and Chief Financial Officer and also discussed and reviewed the process and internal controls for providing reasonable assurances that the financial statements included in The Shaw Group Inc. Annual Report on Form 10-K for the fiscal year ended August 31, 2007, are true in all important respects, and that the report contains all appropriate material information of which they are aware.

In reliance upon the reports, reviews and discussions described in this report, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in The Shaw Group Inc.’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007, for filing with the SEC. The Audit Committee also has appointed, and has requested shareholder ratification of the appointment of, KPMG LLP as Shaw’s independent registered public accounting firm for the fiscal year ending August 31, 2008.

Submitted by the Audit Committee of the Board of Directors,

Michael J. Mancuso, Chairman
James F. Barker
Thos. E. Capps
David W. Hoyle
Charles E. Roemer, III

Change in Independent Registered Public Accounting Firm

As previously reported in our Current Report on Form 8-K filed on February 12, 2007, Ernst & Young LLP (“Ernst & Young”) notified certain members of our management and the Audit Committee of our Board on February 7, 2007 of its decision to resign as the our independent registered public accounting firm effective upon the filing of our Quarterly Report on Form 10-Q for the quarter ended February 28, 2007. On February 9, 2007, the Audit Committee of our Board approved Ernst & Young’s resignation. As further reported in our Current Report on Form 8-K filed on April 5, 2007, we agreed with Ernst & Young that it would conclude its services and engagement and that its resignation would become effective as of April 2, 2007.

The reports of Ernst & Young on our financial statements for the fiscal years ended August 31, 2006 and August 31, 2005, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended August 31, 2006 and August 31, 2005, and through the date hereof, there were no disagreements between us and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make a reference to the matter in its reports on our financial statements for those years.

During the fiscal years ended August 31, 2006 and August 31, 2005, and through the date hereof, there were no “reportable events” (as defined by Item 304 (a)(1)(v) of Regulation S-K), except for the material weaknesses in our internal controls over financial reporting as of August 31, 2006, described in our Annual Report on Form 10-K for the fiscal year ended August 31, 2006, as follows:

•	E&C Segment Control Environment Deficiency — A material weakness arising from the internal control over financial reporting within our E&C segment that resulted from a lack of emphasis on our internal controls and procedures and from inadequate communication of project concerns on a timely basis.

•	E&C Segment Project Reporting Deficiency — A material weakness resulting from the insufficient design of policies and procedures to ensure reasonable estimates are maintained and reported on contracts within our E&C segment with total revenues of less than $50 million.

•	Complex Accounting Matters and Insufficient Accounting Resources Deficiency — A material weakness resulting from insufficient accounting resources to properly analyze, record and disclose accounting matters.

•	Accounting for Stock Options Deficiency — A material weakness resulting from the misapplication of GAAP relating to recording compensation expense in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. Shaw restated its consolidated financial statements for the years ended August 31, 2001 through 2005, to record non-cash, stock-based compensation expense related to a stock option grant.

•	Revenue Recognition Deficiency — A material weakness resulting from the recognition of revenue on one contract accounted for under the percentage-of-completion method due to a clerical error in the computation. Shaw’s condensed consolidated financial statements for the three-month and six-month periods ended February 28, 2006, were restated to correct this error.

•	Application of FIN 46(R) Deficiency — A material weakness resulting from the misapplication of GAAP relating to consolidation accounting under FIN 46(R) for a minority interest in one variable interest entity for which we are the primary beneficiary. Shaw’s condensed consolidated financial statements for the three-month and six-month periods ended February 28, 2006, were restated to correct this error.

Ernst & Young has furnished a letter to us addressed to the SEC, which we have filed as Exhibit 16.1 to our Current Report on Form 8-K filed on April 11, 2007, stating that it agrees with the foregoing statements.

On March 19, 2007, the Audit Committee of our Board engaged KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the fiscal year ending August 31, 2007, and to perform procedures related to the financial statements included in our Quarterly Reports on Form 10-Q, as amended, which commenced with and included the quarter ended November 30, 2006.

During our two prior fiscal years ended August 31, 2006 and August 31, 2005, and during any subsequent interim period prior to the date of the engagement of KPMG as our independent registered public accounting firm, neither we nor anyone acting on our behalf consulted with KPMG regarding (1) either: (a) the application of accounting principles to a specific transaction, either completed or proposed; or (b) the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us or oral advice was provided that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Independent Registered Public Accounting Firm Fees

The following table shows the fees related to the audit and other services provided by Ernst & Young for the fiscal years ended August 31, 2007 and 2006, preceding the resignation of Ernst & Young in April 2007, as well as fees associated with issuing an opinion on the restatement of various periods included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007:

	Fiscal Year 2007		Fiscal Year 2006

Audit Fees	$2,402,910	78%	$4,213,578	73%
Audit-Related Fees	383,911	1%	519,760	9%
Tax Fees	729,761	21%	831,985	14%
All Other Fees	—	0%	209,190	4%

Total	$3,516,582	100%	$5,774,513	100%

The following table shows the fees related to the audit and other services provided by KPMG for the fiscal year ended August 31, 2007:

	Fiscal Year 2007

Audit Fees	$10,400,000	92%
Audit-Related Fees	491,000	5%
Tax Fees	363,000	3%
All Other Fees	—	0%

Total	$11,254,000	100%

Audit Fees.  Services within audit fees primarily include the annual audit and the audit of internal control over financial reporting, as well as reviews of our quarterly reports and accounting and reporting consultations.

Audit-Related Fees.  Services within audit-related fees primarily include statutory audits for our international subsidiaries and audits of certain joint ventures.

Tax Fees.  Services within tax fees primarily include tax compliance, tax advice, Form 5500 preparation and tax planning, including expatriate tax services.

All Other Fees.  Services within all other fees include advisory services in connection with an acquisition during fiscal year 2006.

Neither KPMG nor Ernst & Young performed any professional services related to financial information systems design and implementation for us in fiscal year 2007 or fiscal year 2006.

Pre-Approval of Audit and Permissible Non-Audit Services

Under the policy on pre-approval of services to be provided by independent accountant, as adopted by the Audit Committee and attached as Appendix A, the Audit Committee reviews and pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm as well as the fees charged for such services.

All of the fees and services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” were approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young and KPMG were compatible with the maintenance of those firms’ independence in the conduct of their auditing functions.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG as our independent registered public accounting firm to conduct our audit for the fiscal year ending August 31, 2008.

We engaged KPMG to serve as our independent registered public accounting firm and to audit our consolidated financial statements beginning with the fiscal year ended August 31, 2007. The engagement of KPMG has been recommended by the Audit Committee and approved by our Board. The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2007, and has recommended, and our Board has approved their inclusion therein. See “Audit Committee Report” included elsewhere in this proxy statement.

Although Louisiana law does not require shareholder ratification of the appointment, our Board has decided to ascertain the position of our shareholders on the appointment. If our shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

We expect that a representative of KPMG will be present at the 2008 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

Required Vote

The affirmative vote of a majority of the shares of common stock represented at the 2008 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify our Audit Committee’s appointment of our independent registered public accounting firm. Abstentions will have the effect of a vote against ratification of the appointment of the independent registered public accounting firm.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2008.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of August 31, 2007, regarding the shares of our common stock that may be issued under our existing equity compensation plans.

	A	B	C
			Number of Securities
			Remaining Available for
	Number of Securities to	Weighted Average	Future Issuance Under
	be Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column A)

Equity Compensation Plans Approved by Shareholders(1)	5,051,559	$18.71	2,874,891
Equity Compensation Plans Not Approved by Shareholders(2)	237,250	$22.07	389,500

Total	5,288,809	$18.86	3,264,391

(1)	Consists of the 1993 Employee Stock Option Plan, the 2001 Employee Incentive Compensation Plan and the 2005 Director Plan. At August 31, 2007, of the number of securities remaining available for future issuance in column (C), 241,572 shares of common stock may be subject to awards under the 2005 Director Plan and 2,633,319 shares of common stock may be subject to stock options, SARs, restricted stock, restricted stock units and performance share awards under the 2001 Employee Incentive Compensation Plan. In accordance with SEC rules, the information in this table with respect to the 2001 Employee Incentive Compensation Plan includes the securities previously authorized for issuance.

(2)	Consists solely of the Stone & Webster Acquisition Stock Option Plan. No stock options under this plan were awarded to our directors or executive officers.

The Stone & Webster Acquisition Stock Option Plan.  The Stone & Webster Acquisition Stock Option Plan (the “S&W Plan”) was implemented by the Board of Directors effective as of July 28, 2000 solely in connection with our acquisition of substantially all of the assets of Stone & Webster, Incorporated to award non-statutory stock options to (1) some of our non-executive officers and key employees who contributed significantly to the acquisition and (2) certain key employees of Stone & Webster who were retained by us. The S&W Plan is a non-shareholder approved plan. Stock option awards covering 1,089,000 shares of common stock were awarded at an average exercise price of $21.23 per share, and each award vests in four equal 25% annual installments beginning one year from the award date. All options are non-statutory options under Federal tax law. As of August 31, 2007, options covering 237,250 shares of common stock were outstanding under the S&W Plan. 407,500 options have been cancelled and options covering 444,250 shares had been exercised.

The Compensation Committee acts as administrator of the S&W Plan. All options under the S&W Plan are generally non-transferable other than by will or the laws of descent and distribution. All options will become fully exercisable upon the occurrence of a Change of Control as defined in the S&W Plan. A “Change of Control” is defined generally as the happening of any of the following: (1) when any person (except any shareholder who, as of January 1, 2001, owned 10% or more of the combined voting power of us) becomes the beneficial owner of 20% or more of the combined voting power of us; (2) when, during a period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the members of our Board of Directors cease for any reason other than death or disability to constitute at least a majority thereof; (3) the acquisition of us or all or substantially all of our assets by a third party; or (4) we file a report or proxy statement with the SEC disclosing that a change of control of us has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

In the event of a corporate transaction involving us (including any stock dividend, stock split, split-up, split-off, combination or exchange of shares, merger, consolidation, reorganization, recapitalization or other similar transactions), the Compensation Committee may adjust awards and the number of shares of common stock subject to the S&W Plan to preserve the benefits or potential benefits of awards thereunder.

The S&W Plan will terminate automatically on July 28, 2010, and the Board of Directors may suspend or terminate the S&W Plan at any earlier time. The Board of Directors may amend the S&W Plan from time to time in its sole discretion unless the amendment would, under applicable federal, state or local law, require shareholder approval. Further, no amendment may impair the rights of any participant without his or her consent. The Compensation Committee has the authority under the S&W Plan to modify, extend or renew the terms of any outstanding option grants under the S&W Plan; however, no modification to an outstanding option may be made without the participant’s consent if the modification would impair the rights or obligations of the participant thereunder.

Share issuances under the 1993 Employee Stock Option Plan, the 2001 Employee Incentive Compensation Plan and the 2005 Director Plan will not reduce or otherwise affect the number of shares of common stock available for issuance under the S&W Plan, and share issuances under the S&W Plan will not reduce or otherwise effect the number of shares of common stock available for issuance under the 1993 Employee Stock Option Plan, the 2001 Employee Incentive Compensation Plan or the 2005 Director Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and certain beneficial owners of our common stock to file with the SEC reports of ownership and changes in ownership of our common stock. The reporting persons are required to furnish us with copies of all reports filed pursuant to Section 16.

Based solely upon a review of the SEC reports received by us and written representations to us from certain reporting persons, we believe that, during fiscal year 2007, all filing obligations under Section 16 applicable to the reporting persons were complied with except for the following: James R. Lamon, the former President of the Fossil Division of our Power Group, subsequent to his termination, but within the six-month period following termination that reports must be filed under Section 16, failed to timely file a Form 4 to report his sale of an aggregate of 2,241 shares of our common stock.

PROPOSALS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

Any shareholder proposal to be considered by us for inclusion in the proxy materials for the 2009 Annual Meeting of Shareholders must be submitted in accordance with applicable regulations of the SEC and received by us at our principal executive offices no later than August 28, 2008.

In order for a shareholder to bring any business or nominations before the Annual Meeting, certain conditions set forth in Article II, Section 7(b) of our by-laws must be complied with, including, but not limited to, the delivery of a notice to our Corporate Secretary not less than 30 nor more than 60 days in advance of the Annual Meeting, or if fewer than 40 days notice or prior disclosure of the date of the Annual Meeting is given or made to the shareholders, not later than the 10th day following the day on which the notice of the date of the Annual Meeting was mailed or the prior disclosure was made. A copy of our by-laws may be obtained by contacting our Corporate Secretary at (225) 932-2500.

OTHER MATTERS

As of the date of this proxy statement, management knows of no other matters, which may be properly, or are likely to be, brought before the Annual Meeting. However, if any proper matters are brought before the Annual Meeting, the persons named as proxy holders will vote the proxies in accordance with their judgment.

ANNUAL REPORT TO SHAREHOLDERS

The Annual Report on Form 10-K containing our consolidated financial statements for the fiscal year ended August 31, 2007, has been mailed to shareholders prior to or with this proxy statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

We will provide you, without charge upon your request, additional copies of our Annual Report on Form 10-K for the fiscal year ended August 31, 2007. We will furnish a copy of any exhibit to our Annual Report on Form 10-K upon payment of a reasonable fee, which shall be limited to our reasonable expenses in furnishing the exhibit. You may request such copies by contacting Investor Relations at 4171 Essen Lane, Baton Rouge, Louisiana 70809 or by telephone at (225) 932-2500.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports, proxy statements, proxy statements combined with a prospectus or any information statements provided to shareholders) to households. This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household at which two or more different shareholders reside or we believe such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the shareholder(s) must consent to the householding process. Each shareholder will continue to receive a separate notice of any meeting of shareholders and proxy card. The householding procedure reduces the volume of duplicate information you receive and reduces our expenses. We may institute householding in the future and will notify registered shareholders who will be affected by householding at that time.

Many broker/dealers and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own shares of our common stock, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

We will undertake to promptly deliver upon oral or written request a separate copy of the annual report to shareholders and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.

In order to receive a separate annual report to shareholders and proxy statement in the future please contact Investor Relations at 4171 Essen Lane, Baton Rouge, Louisiana 70809 or by telephone at (225) 932-2500.

APPENDIX A

The Shaw Group Inc.

Pre-approval of services to be provided by Independent Accountant

The Committee is required to pre-approve the engagement of the Company’s independent accountant to perform any services for the Company or its subsidiaries. This pre-approval is required to be obtained prior to the engagement of the independent accountant. The Committee has determined to categorize the services that might be performed by the independent accountant in the following list. For engagements to provide services included in “Level 1”, the Committee must pre-approve the services. For engagements to provide services included in “Level 2”, the Committee has delegated its full authority to any single member of the Committee to pre-approve these services. All services pre-approved by a single member shall be reviewed by the Committee at the following Committee meeting.

Audit Services

The Committee will pre-approve the auditors for recurring engagements annually as a matter of course. The Levels below are intended as minimums and generally would only be required for an unforeseen audit or for audit services performed outside of recurring annual audits.

Level 1

•	Audit of the annual consolidated financial statements of The Shaw Group Inc., including quarterly reviews

•	Any other audit services not specifically listed

Level 2

•	Consents to include the Independent Accountant’s report in Company filings with the SEC

•	Comfort letters

•	Statutory audits of foreign subsidiaries

•	Audits of wholly-owned consolidated entities (e.g., Shaw Constructors for State Contractors’ licenses)

Audit Related Services

Level 1

•	Audits of Employee Benefit Plans

•	Due diligence related to Mergers & Acquisition when fees exceed $200,000

•	Internal control reviews

•	Any other audit related services not specifically listed

Level 2

•	Due diligence related to Mergers & Acquisitions when fees do not exceed $200,000

•	Accounting assistance & audits in connection with proposed or consummated acquisitions when fees do not exceed $200,000

•	Consultation concerning financial accounting and reporting standards when fees do not exceed $200,000

A-1

Tax Services

Level 1

•	Tax compliance services related to the consolidated Shaw Group Federal tax return

•	Any other tax services not specifically listed

Level 2

•	Tax payment planning services when fees do not exceed $200,000

•	Tax consultation and tax planning services when fees do not exceed $200,000

Other Services

Level 1

•	Any other services when fees exceed $100,000

Level 2

•	Any other services when fees do not exceed $100,000

Note:  The Committee recognizes that for certain engagements, such as due diligence assistance related to mergers and acquisitions, the total fees are usually unknown. In these circumstances, a single engagement may be pre-approved at Level 2, and then as it becomes apparent that the fees will exceed he Level 2 limitations, a Level 1 “pre-approval” will need to be obtained. This provision is a practical recognition that certain engagements will require pre-approval in a very short time frame, while providing a reasonable limitation to ensure Level 2 pre-approval is provided for larger, more material engagements.

A-2

THE SHAW GROUP INC.
4171 Essen Lane
Baton Rouge, Louisiana 70809
THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints J.M. Bernhard, Jr. and Brian K. Ferraioli, and each of them with full power of substitution, the attorney and proxy of the undersigned to attend the Annual Meeting of Shareholders of THE SHAW GROUP INC. to be held at The Shaw Center for the Arts, 100 Lafayette Street, Baton Rouge, Louisiana, at 9:00 a.m. on January 29, 2008, or any postponement or adjournment thereof, and to vote all shares of common stock held of record by the undersigned on December 7, 2007, with all powers the undersigned would possess if present upon the following matters and upon any other business that may properly come before the meeting or any postponement or adjournment thereof.
1.	Election of Directors, each for a one-year term:
☐	FOR all nominees listed in this block (except as marked to the contrary below)

☐	WITHHOLD AUTHORITY to vote for all nominees listed in this block
(Instruction: To Withhold the authority to vote for any individual nominee, mark the box next to that nominee’s name below.)
Name of Nominee:

☐•••J. M. Bernhard, Jr.	☐•••James F. Barker	☐•••Thos. E. Capps

☐•••L. Lane Grigsby	☐•••Daniel A. Hoffler	☐•••David W. Hoyle

☐•••Michael J. Mancuso	☐•••Albert D. McAlister
2.	Proposal to ratify the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the 2008 fiscal year.
☐ FOR                      ☐ AGAINST                       ☐ ABSTAIN
3.	Transact such other business, including action on shareholder proposals, as may properly come before the Annual Meeting and any adjournment or postponement thereof.
☐ FOR                      ☐ AGAINST                       ☐ ABSTAIN
 FOLD AND DETACH HERE 

THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS
This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned shareholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR Items 1 and 2. Whether or not direction is made, this proxy, when properly executed and returned, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

I PLAN TO ATTEND MEETING ☐

Dated:

Signature:

Signature if held jointly

INSTRUCTIONS: This proxy, signed and dated, must be returned for your shares to be represented at the Annual Meeting. To vote, please mark the appropriate box for each proposal in blue or black ink, date and sign this proxy exactly as your name appear(s) hereon. If stock is held jointly, each owner should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full title.
SEE REVERSE SIDE